Exhibit 10.1

STANDARD FORM OFFICE LEASE

BETWEEN

CSDV-MN LIMITED PARTNERSHIP,

a Delaware limited partnership,

as Landlord,

AND

SPS COMMERCE, INC.,

a Delaware corporation,

as Tenant

Dated: February 14, 2012

For Premises Located

At

Accenture Tower

333 South Seventh Street

Minneapolis, MN 55402

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TABLE OF CONTENTS (cont.)

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TABLE OF CONTENTS (cont.)

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STANDARD FORM OFFICE LEASE

This Standard Form Office Lease (this “Lease”) is made as of February 14, 2012 (the “Lease Date”), by and between CSDV-MN LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and SPS COMMERCE, INC., a Delaware corporation (“Tenant”).

Landlord and Tenant, intending to be legally bound, and in consideration of their mutual covenants and all conditions of this Lease, covenant and agree as follows.

BASIC LEASE PROVISIONS

1.	DEFINED TERMS

In this Lease the following terms have the meanings set forth below.

1.1 Premises. Initially, approximately 94,397 Rentable Square Feet (the “Initial Premises”) consisting of the following: (a) approximately 23,651 Rentable Square Feet known as Suite 700 comprising all of the seventh (7th) floor of the Building (“Suite 700”), and (b) approximately 70,746 Rentable Square Feet known as Suites 800, 900 and 1000 and comprising all of the eighth (8th), ninth (9th) and tenth (10th) floors of the Building (the “Existing Premises”), all as outlined on Exhibit A attached to and a part of this Lease. The Initial Premises is subject to (i) automatic expansion by approximately 23,645 Rentable Square Feet by the “Must-Take Premises” as defined in, and pursuant to the terms and conditions of, Section 53 below, (ii) the “Expansion Options” as defined in, and pursuant to the terms and conditions of, Section 54 below, and (iii) the “Right of First Offer” as defined in, and pursuant to the terms and conditions of, Section 55 below. Unless the context clearly indicates otherwise, all references in this Lease to the “Premises” shall mean and refer to the Initial Premises and any then-applicable expansions thereto.

1.2 Building. The building containing approximately 620,572 Rentable Square Feet, and, subject to the “Rentable Square Footage Agreement” (as defined below), all future alterations, additions, subtractions, improvements, restorations and replacements, with an address of 333 South Seventh Street, Minneapolis, Minnesota, 55402, as of the Lease Date commonly known and identified as Accenture Tower.

1.3 Term. The period beginning on the date that is the first to occur of the commencement date for the Existing Premises or Suite 700, and ending on the Expiration Date, as the same may be extended by any Option Term.

1.4 Commencement Dates. The “Suite 700 Commencement Date” (or “700CD”) shall be the first to occur of (a) the date that is sixty (60) days after the date (the “Suite 700 Delivery Date”) that Landlord delivers Suite 700 to Tenant for construction of the “Tenant Improvements” (as such term is defined in that certain Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”)) for Suite 700, or (b) the date Tenant commences use of a substantial portion of Suite 700 for the conduct of its business operations. Landlord shall use commercially reasonable efforts to deliver exclusive, vacant possession of Suite 700 in the condition required under this Lease to Tenant as soon as reasonably possible following the vacation, surrender and return of exclusive possession of Suite 700 to Landlord by the existing occupant of Suite 700 in accordance with the terms of the existing occupancy agreement with such occupant; provided, that, notwithstanding anything to the contrary contained herein, unless otherwise agreed by the parties in writing in their sole and absolute discretion (without any obligation to do so), in no event shall Suite 700 be so delivered to Tenant prior to September 1, 2012; and provided, further, that, notwithstanding anything to the contrary contained herein, (x) if the Suite 700 Delivery Date fails to occur by November 1, 2012 (subject to extension to the extent of any delay caused by Tenant or Force Majeure, the “Suite 700 Outside Delivery Date”), then Tenant shall receive one (1) day of abatement for Base Rent and Operating Costs for Suite 700 for each day after the Suite 700 Outside Delivery Date that the Suite 700 Delivery Date does not so occur, and (y) in no event shall Suite 700 be so delivered after February 28, 2013 (subject to any delay caused by Tenant or, for up to a maximum of ninety (90) additional days, Force Majeure, which for purposes of this Section 1.4(y) only, shall not include any holdover or other action or inaction of any occupant or tenant of Suite 700). With respect to Landlord’s efforts to deliver exclusive, vacant possession of Suite 700 in the condition required under this Lease to Tenant as soon as reasonably possible, Landlord agrees that Landlord shall (i) not enter into any other occupancy agreement for Suite 700 prior to the delivery thereof to Tenant, (ii) keep Tenant informed of any delay that might reasonably be expected in the return of Suite 700 to Landlord for delivery to Tenant in accordance with the terms hereof, (iii) if reasonably necessary, pursue eviction proceedings diligently and with reasonable efforts if any holdover of Suite 700 occurs by any occupant thereof, and (iv) at Tenant’s request, provide Tenant with alternative temporary space in the Building, if available, during any period that Landlord cannot deliver Suite 700 as a result of any such holdover by the existing occupant thereof. The “Existing Premises Commencement Date” shall be November 1, 2012. The “Must-Take Premises Commencement Date” shall be as defined in Section 53 below. Because this Lease contemplates multiple commencement dates for applicable portions of the Premises, such commencement dates may be generically referenced herein as a “Commencement Date” or an “applicable Commencement Date” or by using words of similar import.

1.5 Expiration Date. April 30, 2020.

1.6 Base Rent. With respect to Suite 700 and the Existing Premises (see Section 53 below for the Base Rent payable for the Must-Take Premises), Base Rent shall be as follows:

(a) Suite 700:

Dates	Annual Base Rent Per Square Foot	Monthly Base Rent	Annual Base Rent
700CD – 10/31/13	$9.75	$19,216.44	$230,597.25
11/1/13 – 10/31/14	$10.25	$20,201.90	$242,422.75
11/1/14 – 10/31/15	$10.75	$21,187.35	$254,248.25
11/1/15 – 10/31/16	$11.25	$22,172.81	$266,073.75
11/1/16 – 10/31/17	$11.75	$23,158.27	$277,899.25
11/1/17 – 10/31/18	$12.25	$24,143.73	$289,724.75
11/1/18 – 10/31/19	$12.75	$25,129.19	$301,550.25
11/1/19 – 4/30/20	$13.25	$26,114.65	$313,375.75

Notwithstanding the foregoing, (i) any Base Rent payable for the first eleven (11) months of the initial Term for Suite 700 shall be subject to abatement to the extent provided in Section 5.1 below, and (ii) “Tenant’s Early Entry Right” (as defined in Section 4.5 of the Tenant Work Letter) for Suite 700 shall apply in accordance with, and subject to, the terms of such Section 4.5, including, without limitation, the terms thereof regarding Tenant’s “Early Entry Special Abatement” (as defined therein).

(b) Existing Premises:

Dates	Annual Base Rent Per Square Foot	Monthly Base Rent	Annual Base Rent
11/1/12 – 10/31/13	$9.75	$57,481.13	$689,773.50
11/1/13 – 10/31/14	$10.25	$60,428.88	$725,146.50
11/1/14 – 10/31/15	$10.75	$63,376.63	$760,519.50
11/1/15 – 10/31/16	$11.25	$66,324.38	$795,892.50
11/1/16 – 10/31/17	$11.75	$69,272.13	$831,265.50
11/1/17 – 10/31/18	$12.25	$72,219.88	$866,638.50
11/1/18 – 10/31/19	$12.75	$75,167.63	$902,011.50
11/1/19 – 4/30/20	$13.25	$78,115.38	$937,384.50

Notwithstanding the foregoing, (i) any Base Rent payable for the first eleven (11) months of the initial Term for the Existing Premises shall be subject to abatement to the extent provided in Section 5.1 below, and (ii) nothing contained in this Section 1.6(b) shall be deemed to affect or otherwise modify the terms of Section 2.2 below.

1.7 Letter of Credit. The Letter of Credit shall be in the following amounts (collectively, the “LC Amount”): (a) $171,756.86 with respect to the Initial Premises (the “Initial Premises LC Amount”), and (b) $42,777.75 with respect to the Must-Take Premises (the “Must-Take Premises LC Amount”).

1.8 Tenant’s Proportionate Share. “Tenant’s Proportionate Share” shall be determined in accordance with the following formula (the “Proportionate Share Formula”): the Rentable Square Footage of the then-applicable portion of the Premises in question shall be divided by the Rentable Square Footage of the Building. Thus, pursuant to the Proportionate Share Formula, as of the Lease Date, Tenant’s Proportionate Share is (a) 15.21% for the Initial Premises, and (b) 3.81% for the Must-Take Premises. If any other space is added to the Premises, then Tenant’s Proportionate Share for such space shall be determined in accordance with the Proportionate Share Formula; otherwise, pursuant to the terms of Section 5.3 below regarding the Rentable Square Footage Agreement, Tenant’s Proportionate Share shall not be changed, even if the actual Rentable Square Footages of any applicable portions of the Premises or the Building are different than the amounts stated herein.

1.9 Permitted Use. General office use (and legally-permitted ancillary uses consistent with general office use) consistent with the industry standards applicable to Class A office towers in the Minneapolis Central Business District (“Comparable Buildings”), and no other purposes or uses whatsoever.

1.10 Broker(s). Landlord’s: CBRE, Inc.

Tenant’s: CresaPartners.

1.11 Guarantor(s). None.

1.12 Hours of Service (Section 17.1). The hours of service for the Building shall be between 8:00 a.m. and 6:00 p.m., Monday through Friday, and between 8:00 a.m. and 12:00 p.m. on Saturday, except for legal holidays, observed by the federal government (upon Tenant’s request from time-to-time, Landlord shall provide Tenant with a list of all such holidays being then-observed by the Building).

1.13 Landlord’s Address.

c/o CBRE Global Investors, LLC

515 S. Flower Street, Suite 3100

Los Angeles, California 90071

Attention: Accenture Tower Portfolio Manager

with a copy to:

CSDV-MN Limited Partnership

c/o CBRE, Inc.

333 South Seventh Street, Suite #250

Minneapolis, MN 55402

Attention: General Manager

and for payments of Rent:

CBRE Investors ITF CalSTRS

21879 Network Place

Chicago, IL 60673-1218

If Tenant notifies Landlord that Tenant desires to make payments of Rent by wire transfer, then, so long as Landlord is capable of accepting payments of Rent by wire transfer without incurring any cost or expense, Landlord shall do so (and, in connection therewith, shall provide Tenant with instructions for wiring payments to Landlord’s account).

1.14 Tenant’s Address.

333 South Seventh Street, 10th Floor

Minneapolis, MN 55402

Attention: Chief Financial Officer

1.15 Parking. One (1) unreserved parking space (a “Space”) in the Building’s parking garage (together with all elevators, escalators, stairways, and other access thereto from the Building and public streets, the “Parking Garage”) per 1,000 Rentable Square Feet of the Premises (such ratio shall be known herein as the “Parking Ratio”), which, for the Initial Premises, amounts to a total of ninety-four (94) Spaces, and, for the Must-Take Premises, amounts to a total of twenty-four (24) Spaces.

1.16 Rentable Square Footage. Pursuant to the terms of Section 5.3 below regarding the Rentable Square Footage Agreement, the rentable square footage (“Rentable Square Footage” or “Rentable Square Feet”) of the Initial Premises, the Must-Take Premises, the 5th Floor Expansion Premises, the Second Additional Premises and the Building shall be deemed final, conclusive and binding for all purposes under this Lease.

2.	PREMISES DEMISED; EXISTING SUBLEASE

2.1 Premises Demised. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises (as may be expanded pursuant to the terms herein) on the terms and conditions set forth in this Lease (including all exhibits and attachments hereto, which are hereby incorporated herein). As used in this Lease, the term “Project” includes the Building, all parking areas for the Building, the Parking Garage, together with all elevators, escalators, stairways, skyways and other access thereto from the Building and the public streets (so long as the same are located on the surrounding land and air space which are the site and grounds for the Building), and the surrounding land and air space which are the site and grounds for the Building and parking areas and garages. Subject to the terms and conditions of this Lease, beginning on the applicable Commencement Date for the applicable portion of the Premises, Landlord shall allow Tenant access to such applicable portion of the Premises twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year.

2.2 Existing Sublease. Landlord and Tenant acknowledge that Tenant is currently subleasing the Existing Premises pursuant to an occupancy agreement therefor (as may have been amended, otherwise modified and/or consented to in writing, collectively, the “Sublease Documentation”), which sublease is scheduled to expire upon the termination of the master lease for the Existing Premises (including any and all amendments thereto, the “Master Original Lease”) on October 31, 2012, and that it is not their intent with this Lease to modify any of the tenant’s rights or obligations under the Master Original Lease or the Sublease Documentation, including, without limitation, such tenant’s possessory interests in the Existing Premises as a tenant and a sublandlord pursuant to the terms of the Master Original Lease and the Sublease Documentation. Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that, during the period between the Lease Date and the Existing Premises Commencement Date, Tenant’s only interests in the Existing Premises shall be as a subtenant pursuant to the Sublease Documentation, and as the holder of a right to become a tenant pursuant to the terms of this Lease. Accordingly, the parties further acknowledge that (a) any default beyond all applicable notice and cure periods by Tenant or Landlord under the Sublease Documentation or this Lease shall also be deemed a default beyond all applicable notice and cure periods by Tenant or Landlord, as applicable, under both this Lease and the Sublease Documentation, and such default beyond all applicable notice and cure periods shall be subject to the terms of this Lease in addition to the terms of the Sublease Documentation, and (b) Tenant shall not be obligated to vacate and surrender the Existing Premises under the Master Original Lease upon the termination of the Master Original Lease on October 31, 2012 (it being the intent of the parties that, subject to Landlord’s rights under the Sublease Documentation and hereunder, Tenant simply continue its occupancy under this Lease). Tenant hereby certifies and acknowledges to Landlord that, as of the date of the mutual execution of this Lease, to Tenant’s actual knowledge without duty of investigation or inquiry, that Tenant is not aware of any default by Landlord (including, without limitation, any notice of default, or any default in connection with any utilities and services provided by Landlord as of the Lease Date in connection with Tenant’s occupancy of the Existing Premises) regarding Tenant’s occupancy of the Existing Premises under the Sublease Documentation. Landlord hereby certifies and acknowledges to Tenant that, as of the date of the mutual execution of this Lease, to Landlord’s actual knowledge without duty of investigation or inquiry, Landlord is not aware of any default by Tenant (including, without limitation, any notice of default) regarding Tenant’s occupancy of the Existing Premises under the Sublease Documentation. In addition, as of the Lease Date, Tenant hereby certifies to Landlord that Tenant does not have actual knowledge, without duty of investigation or inquiry, of any non-compliance of the Existing Premises with “Applicable Laws” (as defined below) that materially and adversely affects Tenant’s use of the Existing Premises for general office purposes.

3.	TERM/OPTIONS

3.1 Term. The Term, Suite 700 Commencement Date, Existing Premises Commencement Date and Expiration Date shall be as specified in Sections 1.3, 1.4, and 1.5. Promptly following Landlord’s or Tenant’s request, Landlord and Tenant shall execute a memorandum in substantially the form of Exhibit C (the “Notice of Lease Term Dates”) attached hereto). In addition, any reference in this Lease to the “Term” or words of similar import shall mean the Term together with any applicable Option Term (as defined below), unless the context clearly indicates otherwise, and any reference in this Lease to the “Expiration Date” or words of similar import shall mean the Expiration Date as may be extended pursuant to any applicable Option Term, unless the context clearly indicates otherwise.

3.2 Options.

3.2.1 Option Rights. Provided that at the time of any exercise of an Option Term an Event of Default has not occurred and is continuing, then Tenant, as a right personal only to SPS Commerce, Inc., a Delaware corporation, the Tenant named in this Lease (the “Named Tenant”) and any Permitted Transferee (as defined below), and not to any other assignee, subtenant or other transferee of or successor to any portion of Tenant’s interest under this Lease or to the Premises, shall have two (2) options (each, an “Option” and, collectively, the “Options”) to extend the Term for all, and not less than all, of the Premises, for an additional period of three (3) years each (each, an “Option Term” and, collectively, the “Option Terms”). If exercised in accordance with the terms herein, the first Option Term (the “First Option Term”) shall commence on May 1, 2020 and shall, unless sooner terminated in accordance with the terms of this Lease, end on the April 30, 2023. If exercised in accordance with the terms herein, the second Option Term (the “Second Option Term”) shall commence on May 1, 2023 and shall, unless sooner terminated in accordance with the terms of this Lease, end on April 30, 2026. Notwithstanding anything to the contrary contained herein, Tenant’s right to exercise the Second Option Term shall terminate and be of no force or effect if Tenant does not exercise the First Option Term.

3.2.2 Exercise of Options. Tenant shall exercise an Option, if at all, by delivering the following to Landlord not later than twelve (12) months and not sooner than eighteen (18) months prior to the Expiration Date of the then-applicable Term (an “Option Notice Period”): written notice to Landlord of Tenant’s desire to exercise the applicable Option (an “Option Notice”). If Tenant fails to deliver an Option Notice to Landlord during any applicable Option Notice Period, this Lease shall automatically terminate at the end of the then-applicable Term, and, unless otherwise agreed by the parties in writing in their sole and absolute discretion, Tenant shall have no further right or option to extend the Term. Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that if Tenant duly delivers an Option Notice in accordance with the terms herein, then such delivery by Tenant shall, subject to the terms herein (including, without limitation, the terms herein regarding the determination of the “Option Fair Market Rental Value” (as defined below) for the applicable Option Term), be binding.

3.2.3 Terms of Options. The Option Terms shall be on all the terms and conditions of this Lease, except that: (a) unless otherwise agreed by the parties in writing in their sole and absolute discretion, during the Second Option Term, Tenant shall have no further right or option to extend the Term as provided by this Section 3.2, (b) the Base Rent for each Option Term shall be the Option Fair Market Rental Value for such Option Term, determined pursuant to Section 3.2.4 below, and (c) subject to Landlord’s maintenance and repair obligations under this Lease, Landlord shall lease to Tenant the Premises in their then-current condition, and, except as may be otherwise provided as part of the determination of the Option Fair Market Rental Value in accordance with the terms below, Landlord shall have no obligation to provide Tenant any allowance (e.g., moving allowance, construction allowance and the like) or any other inducement.

3.2.4 Determination of Option Fair Market Rental Value. For the purposes of this Lease, the “Option Fair Market Rental Value” shall mean the then-prevailing annual market rental value (which may include adjustments for then-prevailing market concessions for similarly situated tenants of similar credit entering into similar lease renewals for a similar term, including, if applicable, tenant improvement allowances and free rent; if any such concessions such as tenant improvement allowances and free rent are applicable, Landlord may require them to be identified and applied separately and apart from Base Rent, just as they are for the initial Term in the form of the “Tenant Improvement Allowance,” as defined below, and the “Initial Premises Base Rent Abatement Right,” as defined below, instead of applied in the form of a lower rate of Base Rent) for office space of comparable size, quality and location to the Premises in Comparable Buildings. Within thirty (30) days after receiving an Option Notice and provided all the terms and conditions required for the exercise of the applicable Option are satisfied, Landlord shall provide Tenant with Landlord’s good faith determination of the Option Fair Market Rental Value for the applicable Option Term (“Landlord’s Determination”). Within fifteen (15) days after Tenant’s receipt of Landlord’s Determination, Tenant shall notify Landlord whether Tenant accepts or rejects such determination. If Tenant fails to notify Landlord within such fifteen (15) day period, Tenant shall be deemed to have rejected such determination, and the parties shall proceed to negotiate in accordance with the terms of the sentence that immediately follows. Thus, if Tenant delivers to Landlord timely notice of its objection to such determination or if Tenant fails to deliver any notice under the immediately preceding sentence, Landlord and Tenant shall use good faith efforts to agree upon the Option

Fair Market Rental Value within thirty (30) days following Landlord’s receipt of Tenant’s notice of objection (an “Outside Agreement Date”). If Landlord and Tenant are unable to so agree by the applicable Outside Agreement Date, then Landlord and Tenant shall have the Option Fair Market Rental Value determined in accordance with the so-called “baseball” method of determination set forth in Section 3.2.5 below.

3.2.5 “Baseball” Method of Determination. Within thirty (30) days after the applicable Outside Agreement Date, Landlord and Tenant shall, at each of their own expense, each determine and report to the other in writing their final determination of the Option Fair Market Rental Value, which determinations shall be their respective “last and best” offers pursuant to the process set forth in Section 3.2.4 above. If such respective determinations are within five percent (5%) of each other, the Option Fair Market Rental Value shall be the average of such amounts. However, if after receiving such determinations, Landlord and Tenant are unable to agree on the Option Fair Market Rental Value (and the respective amounts are not within five percent (5%) of each other), then, within fifteen (15) days after receipt of such determinations, Landlord and Tenant shall jointly appoint an independent arbitrator with experience in real estate activities, including at least ten (10) years experience serving as a broker, appraiser and/or attorney in transactions involving commercial office space of comparable size and Class A quality to the Premises in Comparable Buildings (the “Arbitrator”), which Arbitrator shall, within twenty (20) days following the Arbitrator’s appointment, determine and report in writing to Landlord and Tenant the Option Fair Market Rental Value by selecting either Landlord’s or Tenant’s determination of the Option Fair Market Rental Value, according to whichever of the applicable determinations is closer to the Option Fair Market Rental Value, as determined by the Arbitrator. If Landlord and Tenant cannot agree on the Arbitrator in accordance with the foregoing, Landlord or Tenant may apply to the Presiding Judge (or the regional equivalent) in the Superior Court (or the regional equivalent) of the State in which the Premises is located for the County in which the Premises is located to appoint the Arbitrator in accordance with the aforementioned criteria. The Arbitrator shall have no discretion other than to select Landlord’s or Tenant’s determination of the Option Fair Market Rental Value as aforesaid. The costs of the Arbitrator shall be shared equally by Landlord and Tenant, and each of Landlord and Tenant shall reasonably cooperate with the Arbitrator in providing documentation and any other reasonable evidence regarding how Landlord or Tenant, as applicable, arrived at its determination of the Option Fair Market Rental Value. If the applicable Option Term commences prior to the final determination of the Option Fair Market Rental Value, Tenant shall pay to Landlord the average of the Option Fair Market Rental Value fixed by Tenant and the Option Fair Market Rental Value fixed by Landlord, subject to adjustment upon resolution of such dispute.

4.	LETTER OF CREDIT

4.1 Within thirty (30) days prior to the initial Commencement Date, Tenant shall furnish Landlord a clean, unconditional and irrevocable letter of credit (the “Letter of Credit”) in the Initial Premises LC Amount, issued by a commercial bank (the “Issuing Bank”) for the account of Landlord, as security for the performance of all of Tenant’s obligations under this Lease. The Issuing Bank shall be chartered under the laws of the United States (or any State thereof or the District of Columbia), shall be insured by the Federal Deposit Insurance Corporation, and shall at all times be subject to Landlord’s approval in Landlord’s reasonable and good faith discretion, provided, that so long as J.P. Morgan Chase Bank, N.A. satisfies the requirements of this Section 4 for the Issuing Bank (e.g., the preceding terms of this sentence regarding being chartered and insured, and the terms of Section 4.3 below), J.P. Morgan Chase Bank, N.A. is hereby approved by Landlord as the Issuing Bank. The Letter of Credit shall be substantially in the form attached hereto as Exhibit E. The Letter of Credit shall have a term of not less than one (1) year (except if less than one (1) year remains in the Term, in which event the term of the Letter of Credit shall be for the duration of the Term, plus the additional sixty (60) days required to satisfy the terms of the sentence that immediately follows). Tenant shall keep the Letter of Credit in full force and effect at all times during the Term and for sixty (60) days after the expiration or earlier termination of the Term, and shall deliver a renewal or replacement Letter of Credit to Landlord not less than thirty (30) days prior to the expiration of the then-current Letter of Credit (the term “Letter of Credit” shall refer to the original Letter of Credit or the then-current renewal or replacement Letter of Credit). In the event of an Event of Default, Landlord shall be entitled to (but shall not be required to) draw upon such portion of the LC Amount as is necessary to pay the actual damages resulting from such Event of Default (including, without limitation, the payment of any delinquent Rent).

4.2 Tenant’s obligation to furnish and any use, application or retention by Landlord of all or any part of the proceeds of the Letter of Credit shall not be deemed in any way to constitute liquidated damages for any Event of Default, or to limit the remedies to which Landlord is otherwise entitled under the terms of this Lease. If the Letter of Credit is drawn by Landlord in connection with any Event of Default, then, subject to credit for any application of the proceeds of the Letter of Credit, such Event of Default shall not be deemed to be cured unless and until the Letter of Credit is restored to the applicable LC Amount within thirty (30) days after notice to Tenant of such draw.

4.3 Tenant acknowledges and agrees that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, if Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code. Tenant understands that Landlord is relying upon the financial condition of the Issuing Bank as a primary inducement to Landlord to lease the Premises to Tenant. Accordingly, the Issuing Bank shall at all times satisfy the following requirements (the “Issuing Bank Requirements”) in addition to the requirements provided above: (a) the Issuing Bank’s long-term, unsecured and unsubordinated debt obligations shall at all times be rated investment grade (or a reasonable equivalent if an investment grade rating is no longer provided) or better by at least two (2) of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) or their respective successors (collectively, the “Rating Agencies”), (b) the Issuing Bank’s short-term deposit rating shall be rated investment grade (or a reasonable equivalent if an investment grade rating is no longer provided) from at least two (2) Rating Agencies, (c) the Issuing Bank shall at no time be insolvent or placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, and (d) a trustee, receiver or liquidator shall not be appointed for the Issuing Bank. If at any time the Issuing Bank Requirements are not met, then Tenant shall within ten (10) days of written notice from Landlord deliver to Landlord a replacement Letter of Credit that otherwise meets the requirements of this Lease, including, without limitation, the Issuing Bank Requirements.

4.4 The parties agree that the Letter of Credit shall be transferable by Landlord to any successor to Landlord’s interest under this Lease, but in each instance only in the full amount available to be drawn under the Letter of Credit at the time of each transfer. Any such transfer shall be effected through the bank issuing the Letter of Credit at Landlord’s expense. Tenant agrees to reasonably cooperate with Landlord in connection with any transfer of the Letter of Credit, including, without limitation, by the execution and delivery of any documents or instruments reasonably necessary for Landlord or its transferee to obtain evidence reasonably satisfactory to Landlord or such transferee, as applicable, that the Letter of Credit has been duly transferred.

5.	RENT

5.1 Tenant agrees to pay the Base Rent set forth in Section 1.6 for each month of the Term, payable in advance on the first day of each month commencing with the applicable Commencement Date (but subject to the abatements expressly set forth herein), without any deduction or setoff whatsoever except as otherwise expressly set forth herein. Without limitation of the foregoing, Tenant shall have no obligation to pay any Base Rent or Operating Costs for any period between the Lease Date and the applicable Commencement Date for the applicable portion of the Premises. Payments shall not be deemed received until actual receipt thereof by Landlord. All payments of Rent (as defined in Section 5.3) shall be payable in lawful U.S. money. If the applicable Commencement Date is not the first day of a month, or if the Expiration Date is not the last day of a month, a prorated monthly installment shall be paid at the then current rate for the fractional month during which this Lease commences or terminates. Landlord hereby abates in its entirety the monthly installments of Base Rent due and payable for the first eleven (11) months of the initial Term for Suite 700, and for the first eleven (11) months of the initial Term for the Existing Premises (collectively, the “Initial Premises Base Rent Abatement Right”). Tenant shall pay Tenant’s other obligations accruing during such periods of abatement.

5.2 Intentionally deleted.

5.3 In addition to Base Rent, from and after the applicable Commencement Date, Tenant shall pay to Landlord on the first day of each and every month of this Lease, one twelfth (1/12th) of Landlord’s reasonable estimate of Tenant’s Proportionate Share of Operating Costs for that calendar year. Landlord shall attempt in good faith to, on or before November 30th of each calendar year of the Term, provide Tenant with its reasonable estimate of the amount of Operating Costs for the following calendar year. If Landlord does not timely provide Tenant with an estimate of the amount of Operating Costs for the following calendar year, commencing on January 1 of the following calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate, and upon receipt of such estimate, an adjustment shall be made for any month in which Tenant paid monthly installments based on the previous year’s estimate (with Tenant to, within thirty (30) days thereafter, pay Landlord the amount of any underpayment based on such adjustment or Landlord to credit any excess paid by Tenant based on such adjustment toward Tenant’s next rental payment due or refund the same to Tenant, as Tenant may elect). The Rentable Square Footages of the Initial Premises, the Must-Take Premises, the 5th Floor Expansion Premises, the Second Additional Premises and the Building as stated in this Lease shall be deemed final, conclusive and binding for all purposes of this Lease (and shall control over any conflicting information contained in Exhibit A attached hereto), and, unless otherwise agreed in writing by the parties in their sole and absolute discretion, shall not be subject to change, even if the actual Rentable Square Footages are more or less than any such stated amounts (collectively, the “Rentable Square Footage Agreement”). Base Rent, Tenant’s Proportionate Share of Operating Costs, and all other amounts payable by Tenant in connection with this Lease, whether to Landlord or to others, are collectively defined as the “Rent”.

5.4 “Operating Costs” shall be determined for each calendar year by taking into account on a consistent basis (which shall, in any event, be in accordance with sound property management practices) all costs of management, maintenance and operation of the Project. Operating Costs shall include but not be limited to:

(i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and escalator and elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith;

(ii) the cost of licenses, certificates, permits and inspections required by Applicable Law and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Costs (Landlord shall proceed in accordance with sound property management practices if it elects to contest any increase in Taxes for the Project), and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program if required under Applicable Law;

(iii) the reasonable cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine, including, without limitation, reasonable insurance premiums and reasonable insurance deductibles (except if the damage or repair to which such insurance deductible relates is not includable in Operating Costs under this Lease) paid or incurred by Landlord;

(iv) actual fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Project;

(v) wages, salaries and other compensation and benefits of all persons engaged in the operation, maintenance or security of the Building, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then an equitably prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Costs based on the portion of their working time devoted to the Building;

(vi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building;

(vii) all costs incurred in connection with the operation, repair, maintenance and, subject to Section 5.4(xi) below, replacement of all systems, equipment, components or facilities which serve the Building in the whole or in part;

(viii) amortization (including interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America, a national banking association, as its prime rate) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Project;

(ix) Taxes;

(x) costs incurred in connection with the parking areas and garages servicing the Project (including, without limitation, Taxes and the costs of electricity and lighting for, and, subject to Section 5.4(xi) below, the repair and maintenance costs of, such parking areas and garages), except to the extent (a) any such cost is paid by the third-party manager of such parking areas and garages without cost or expense to Landlord (including, without limitation, any salaries and other compensation of the staff employed by such third-party manager to operate and clean such parking areas and garages), and (b) Landlord is actually reimbursed for any such costs, it being the specific intent of the parties that Landlord not obtain double recovery for the same amount of such costs;

(xi) the amortized cost of capital improvements in connection with the Project (A) that are performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Project, or any portion thereof, but only to the extent of the actual savings therefrom, or (B) that are required under any Applicable Law, but which were not so required and enforced against the Project prior to the Lease Date. The costs of capital improvements made under subparagraph (A) shall be amortized by Landlord over the reasonably estimated period of time that it takes for the cost savings resulting therefrom to equal the total cost of the capital improvements, which shall be reconciled within 90 days after the end of each calendar year to actual cost savings. The costs of capital improvements made under subparagraph (B) shall be amortized by Landlord on a straight line basis at the “prime rate” announced by Wells Fargo Bank, National Association or its successor, from time to time (the “Prime Rate”) over the reasonably estimated useful life of the improvement. Landlord may only include in Operating Costs that portion of the amortized cost of such improvements that are properly allocable to the Term. If the estimated amount of cost savings for improvements made under subparagraph (A) for the prior calendar year is more than the actual amount of cost savings for the prior calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due, provided, that if the Term expires before the determination of the overpayment, Landlord shall refund such amount to Tenant. If the estimated amount of the cost savings of improvements made under subparagraph (A) for the prior calendar year is less than the actual amount of cost savings for such prior year, Tenant shall pay to Landlord, within 30 days after its receipt of a reconciliation, any underpayment for the prior calendar year; and

(xii) a property management fee that is not materially in excess of industry standards applicable to Comparable Buildings; provided, that Tenant shall not in any event be liable for any property management fee to the extent it exceeds three percent (3%) of total gross revenues (including, without limitation, gross rentals) for the Project in any calendar year; and provided, further, that Tenant hereby agrees that Landlord’s property management fee as of the Lease Date, which is one and a half percent (1.5%) of total gross revenues (including, without limitation, gross rentals) for the Project in any calendar year, shall be deemed acceptable for all purposes under this Lease.

Notwithstanding anything to the contrary contained in this Lease, if the Building is less than 95% occupied during all or a portion of any calendar year, the variable components of Operating Costs as reasonably and equitably determined by Landlord in accordance with sound property management practice consistently applied for the Building shall be calculated as if the Building had been 95% occupied for the full calendar year; provided, however, the parties specifically acknowledge and agree that, for purposes of the “gross up” contained in this paragraph, Landlord shall only increase Operating Costs for janitorial and trash removal services and supplies, utilities and property management fees in connection with the Project (collectively, “Landlord’s Gross-Up Right”).

“Operating Costs” shall not include any of the following:

(1) leasing commissions in connection with leases at the Building, and other costs, expenses and disbursements incurred in connection with negotiations or lease disputes with Building occupants, or prospective occupants of the Building;

(2) the cost of construction of tenant improvements for a specific tenant of the Building in connection with such tenant’s occupancy of premises in the Building, or other costs incurred in renovating, improving, decorating or redecorating space in the Building for occupants or vacant space leased or held or designated for lease or costs related thereto, including any alterations to the Building in connection with, or which are required by reason of, any lease or agreement with any Building occupant;

(3) costs of entertaining current or prospective Building occupants (except as otherwise provided in subparagraph (37) below), and costs incurred in advertising in respect of or for the Building or other marketing or promotional activity;

(4) depreciation deductions taken by Landlord for tax purposes;

(5) payment of interest or principal on loans secured by the Project, or any costs incidental thereto;

(6) “Excluded Taxes” as defined in Section 5.8 below;

(7) rent paid by Landlord under a ground lease for the Project, or any costs incidental thereto;

(8) legal fees, costs and disbursements and accountant and auditor’s fees and expenses (other than those necessarily incurred as a result of the management, maintenance and/or operation of the Project in accordance with sound property management practices, including, without limitation, for contesting any Taxes in accordance with Section 5.8 below or for contesting any “Taking,” as defined below);

(9) wages, costs and salaries associated with home office, off-site employees of Landlord other than professional, maintenance and other services provided by such employees which would otherwise be provided by outside professionals and employees, but only to the extent such services are included at reasonable market rates and are reasonably attributable to the Project (or are equitably apportioned if such professionals or employees perform work at other properties and receive their compensation from Landlord with respect to multiple properties);

(10) the cost of correcting defects in, or the inadequacy of, the original design or original construction of the Building or the materials used in the original construction of the Building or in the original Building equipment or appurtenances thereto, except that, for purposes of this paragraph, conditions (not occasioned by or related to design, materials or construction defects or inadequacies) resulting from ordinary wear and tear and use shall not be deemed defects;

(11) insurance premiums to the extent any tenant causes Landlord’s existing insurance premiums to increase or requires Landlord to purchase additional insurance if, in any such case, the cost of such increase or additional insurance, as applicable, is payable by such tenant pursuant to such tenant’s occupancy agreement with Landlord; and insurance deductibles where the damage or repair to which such insurance deductible relates is not includable in Operating Costs under this Lease;

(12) any cost representing an amount paid to Landlord or any entity related to Landlord which is in material excess of the amount which would have been paid on an arm’s length basis to an unrelated third party;

(13) costs incurred due solely to the violation by Landlord or any tenant of the Building of the terms of any lease affecting the Project;

(14) the direct and indirect costs of repairs, replacements or other work (including restoration, security measures, emergency or temporary services, inspection, and, during the period of such repair or restoration, any increase in Operating Costs resulting therefrom) occasioned by, resulting from or relating to (i) the exercise by governmental authorities of the right of eminent domain, regardless of whether paid for by any condemnation proceeds, or (ii) fire, windstorm or other casualty or damage or destruction, whether or not insured or insurable (provided, that the foregoing shall not limit Tenant’s obligation to pay Tenant’s Proportionate Share of Landlord’s insurance premiums and deductibles (except if the damage or repair to which such insurance deductible relates is not includable in Operating Costs under this Lease));

(15) services, costs, items and benefits, including, without limitation, utility costs, for which Tenant or any other tenant or occupant of the Building or third person (including insurers) specifically reimburses Landlord (other than as a proportionate share of Operating Costs) or for which Tenant or any other tenant or occupant of the Building pays third persons to whom such amounts are owed. Further, if Tenant is directly billed for the cost of utilities or other services serving the Premises as a separate charge, the cost of said utilities or other services to other tenants or occupants of the Building shall be deducted from Operating Costs;

(16) contributions to Operating Cost reserves;

(17) contributions to any organizations, whether professional, political, charitable or civic;

(18) costs incurred in removing the property of former tenants or other occupants of the Building;

(19) salaries or other compensation paid to executive employees above the grade of general manager (including, without limitation, profit sharing, bonuses and 401(k) savings plans);

(20) costs of selling, syndicating, financing, refinancing, mortgaging or hypothecating any of Landlord’s interest in the Project, and all costs incidental thereto;

(21) the cost of any disputes including, without limitation, legal fees, between Landlord, any employee of Landlord, or any other occupant of the Building or any mortgagees or ground lessors of Landlord;

(22) any cost of acquiring, installing, moving, insuring, maintaining or restoring new objects of art located at the Project as of the Lease Date, and any capital costs for sculptures, paintings or other art objects;

(23) costs of structural repairs and replacements and any other repairs and replacements of a capital nature to the Building (including contributions to capital reserves), except for capital improvements or replacements described in Section 5.4(xi) above. For the avoidance of doubt, the parties specifically agree that, with respect to any charges that are properly categorized under sound property management practices as capital costs, Landlord shall not instead otherwise identify such charges to make Tenant responsible for paying costs it would not otherwise have to;

(24) costs of capital repairs, replacements, alterations or improvements necessary to make the Building or Project comply with Applicable Law, except, in any such case, to the extent permitted pursuant to Section 5.4(xi)(B) above. For the avoidance of doubt, the parties specifically agree that (a) Operating Costs shall not include, without limitation, any costs incurred as a result of any breach of “Landlord’s Special Representation” (as defined in Section 6 below), and (b) with respect to any charges that are properly categorized under sound property management practices as capital costs not payable by Tenant under Section 5.4(xi)(B) above, Landlord shall not instead otherwise identify such charges to make Tenant responsible for paying costs it would not otherwise have to;

(25) costs caused by the gross negligence or willful misconduct of Landlord, its employees or agents;

(26) attorneys’ fees, costs and disbursements incurred in connection with matters relating to the formation of Landlord as an entity and maintaining its continued existence as an entity;

(27) any bad debt losses or reserves, whether for rent or otherwise, or any fees or penalties charged to Landlord as a result of not paying any amount constituting costs or expenses when due;

(28) costs of any services furnished to other tenants of the Project but which Landlord does not make available to Tenant, which is available to Tenant only for an additional direct charge, or which is provided at higher levels or greater amounts than made available to Tenant;

(29) except to the extent expressly permitted above, costs and expenses incurred in leasing air-conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services, and further excepting from this exclusion such equipment rented or leased to remedy or ameliorate a temporary or emergency condition in the Building (including, without limitation, while repairs or replacements to Building systems are reasonably being pursued by Landlord, or while Landlord is reasonably pursuing any insurance payments; if Landlord shall have leased any such items of capital equipment designed to result in savings or reductions in Operating Costs, then the rental and other costs paid pursuant to such leasing shall be included in Operating Costs for each calendar year in which they shall have been incurred). For the avoidance of doubt, the parties specifically agree that, with respect to any charges that are properly categorized under sound property management practices as capital costs, and if such capital costs would not otherwise be payable by Tenant under the terms of this Lease, Landlord shall not instead otherwise identify such charges to make Tenant responsible for paying costs it would not otherwise have to;

(30) special assessments or special taxes voluntarily initiated by Landlord as a means of financing improvements to the Project and the surrounding areas thereof;

(31) the cost to provide overtime HVAC and other utilities to other tenants or occupants of the Building;

(32) any property management fee that is materially in excess of the amounts permitted to be included as an Operating Cost under Section 5.4(xii) above. For purposes of this subparagraph (32), “property management fee” shall include not only Landlord’s standard property management fee, but also any costs that are ordinarily and customarily charged as part of a property management fee for Comparable Buildings, it being the specific intent of the parties that Landlord not be able to avoid the terms of this subparagraph (32) by re-classifying as something else an item that, in accordance with the foregoing, is properly classified as part of a property management fee;

(33) costs of Landlord’s general corporate overhead and general administrative expenses (including costs and expenses paid to third parties to collect rents, prepare tax returns and accounting reports and to obtain financing);

(34) costs of any repair or damage caused by or resulting from the negligence or wrongful act or omission of Tenant (in such event such cost shall be payable by Tenant pursuant to Tenant’s indemnification obligation under Section 10 below) or any other Building occupant;

(35) costs which are paid or payable by third parties other than Building occupants through their contributions to Operating Costs;

(36) costs in any manner associated with Hazardous Materials, except for (i) the disposal of routine Hazardous Materials that are reasonably necessary to operate and maintain the Project and handled in compliance with Applicable Law in any event, including, without limitation, light bulbs and generator oil (provided, that any such disposal shall be performed in accordance with sound property management practices), and (ii) routine water and other routine tests, including, without limitation, routine mold and other air quality tests (provided, that any such routine tests shall be conducted in accordance with sound property management practices);

(37) costs incurred in connection with any special events held in the Common Areas, regardless of whether such events are held for profit, other than those which are conducted by Landlord for the general benefit of all tenants in the Building (including, without limitation, seasonal special events);

(38) premiums paid to perform work after hours which are materially in excess of those charged by Comparable Buildings; and

(39) travel, entertainment (except as otherwise provided in subparagraph (37) above) and related expenses incurred by Landlord or its personnel.

In the calculation of any Operating Costs hereunder, it is understood that no costs shall be charged to Tenant to the extent it would result in Landlord obtaining a double recovery for such cost. Landlord shall use commercially reasonable efforts to effect an equitable proration and separation of bills for services rendered to the Building and to any other property owned by Landlord. Landlord shall maintain books and records respecting Operating Costs and determine the same in accordance with sound management practices, consistently maintained, on a year-to-year basis in compliance with such provisions of this Lease applicable to such accounts. In determining what is included and excluded as Operating Costs, in calculation of Tenant’s Proportionate Share (estimated or actual) and the determination of time of payments therefor, Landlord shall not discriminate against Tenant. In addition and without limiting the generality of the foregoing, the parties specifically acknowledge and agree that, to the extent the corresponding expense is not already excluded from Operating Costs under paragraphs (1)-(39) above, Operating Costs shall be further reduced by (a) any consideration received by Landlord for the special use by Tenant or any other Building occupant of the Common Areas in excess of Landlord’s actual out-of-pocket expenses incurred in connection with such use, (b) insurance proceeds or other awards and settlements received by Landlord (after deduction of the reasonable costs of securing the same) representing reimbursement of Operating Costs incurred by Landlord, and (c) the amount of any other refund or discount Landlord actually receives in connection with any costs or expenditures otherwise included in Operating Costs, Landlord hereby agreeing, to the extent reasonably practicable, to make payments on account of Operating Costs in such manner as to maximize the amount of such refunds and discounts.

5.5 Within one hundred twenty (120) days after December 31 of each calendar year, the total of Operating Costs for said calendar year just completed shall be determined by Landlord; provided, that nothing contained herein shall be deemed to prevent Landlord from later determining and charging Tenant for (or crediting against Rent or otherwise refunding to Tenant, as applicable) any Operating Costs that are not known to Landlord during such one hundred twenty (120) day period, or which Landlord later discovers are different from the amount originally charged by Landlord during such one hundred twenty (120) day period. In all such cases, Landlord shall give Tenant notice of all such determinations, and Tenant within thirty (30) days thereafter shall pay to Landlord Tenant’s Proportionate Share of Operating Costs for such calendar year, less the payments made by Tenant to Landlord during such calendar year for Tenant’s Proportionate Share of Operating Costs, or, if Tenant has overpaid such amount, Landlord shall credit any excess paid toward Tenant’s next rental payment due or refund the same to Tenant, as Tenant may elect. During the first and last years of the Term, Tenant’s Proportionate Share of Operating Costs shall be adjusted in proportion to the number of days of that calendar year during which this Lease is in effect over the total days in that calendar year.

5.6 Tenant may give written notice to Landlord (the “Audit Request Notice”) of Tenant’s intention to audit (an “Audit”) Landlord’s books and records applicable to Landlord’s determination of Operating Costs (“Records”). Such notice shall be given by Tenant no later than one (1) year after Tenant’s receipt of Landlord’s determination of Operating Costs for any calendar year (Tenant’s failure to deliver such notice within such one (1) year period shall conclusively be deemed Tenant’s election not to Audit or otherwise dispute any such Operating Costs, and Tenant shall conclusively be deemed to have waived any right to Audit or otherwise dispute any such Operating Costs). Within thirty (30) days after receipt of the Audit Request Notice, Landlord shall make the Records available to Tenant or its approved auditors under this Lease for inspection in accordance with the terms of this Lease. Any outside auditor used by Tenant in connection with any such Audit shall be a regionally or nationally-recognized independent accounting firm with reasonable experience in review of leasehold operating expenses acting on a non-contingency basis, and shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. If any Records are maintained at a location other than the Building, Tenant may either Audit such Records at such other location or pay for the reasonable cost of copying and shipping such Records. Any Audit under this Section shall be commenced by Tenant within a reasonable time following delivery of any Audit Request Notice and completed by Tenant within a reasonable time following commencement thereof, and by no later than forty-five (45) days after being commenced in any event. An Operating Cost that is incurred by, billed to, known and paid by Landlord which Landlord is not in the process of disputing or otherwise challenging shall be known herein as a “Landlord-Accepted Operating Cost”. If, within one (1) year after the end of the calendar year in which an Operating Cost becomes a Landlord-Accepted Operating Cost, Landlord fails to bill Tenant for Tenant’s Proportionate Share of such Landlord-Accepted Operating Cost, then, in such event, Landlord shall be deemed to have waived the right to bill Tenant for such Landlord-Accepted Operating Cost.

5.6.1 If, after any such Audit, Tenant disputes any item of Operating Cost or Tenant’s Proportionate Share of Operating Costs, Tenant shall, within sixty (60) days after the end of such review, give written notice to Landlord (the “Dispute Notice”) of the particular matter with respect to Operating Costs that Tenant disputes, and the basis for Tenant’s dispute thereof. If any such Audit shows that actual Operating Costs were either more or less than originally determined by Landlord, and if Landlord in its good faith discretion agrees with the results of such Audit (an “Audit Agreement”), then the parties shall make such appropriate payments or reimbursements, as the case may be, to each other as are determined to be owing; provided, that any reimbursements payable by Landlord to Tenant may, at Tenant’s option, instead be credited against the Base Rent next coming due under this Lease, unless the Term has expired, in which event Landlord shall refund (or, at Landlord’s election, credit against any other amounts then owing by Tenant) the appropriate amount to Tenant. If, however, Landlord in good faith does not agree with any result of such Audit, then Landlord and Tenant shall use good faith efforts to, within thirty (30) days, reach agreement on any such result of such Audit. If Landlord and Tenant are unable to so agree by the end of such thirty (30) day period, then Landlord or Tenant shall have the right to submit all open issues for neutral binding arbitration (and not by court action) to the American Arbitration Association in accordance with the rules of such Association then in effect, and, within thirty (30) days following the final arbitration ruling on the matter, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other as are determined in such ruling to be owing; and provided, that any reimbursements payable by Landlord to Tenant may, at Tenant’s option, instead be credited against the Base Rent next coming due under this Lease, unless the Term has expired, in which event Landlord shall refund (or, at Landlord’s election, credit against any other amounts then owing by Tenant) the appropriate amount to Tenant. Although Tenant shall bear the cost of any Audit, Landlord shall reimburse Tenant for the reasonable cost of the Audit if such Audit establishes that Operating Costs for the applicable Audit year were overstated by five percent (5%) or more.

5.6.2 Tenant agrees that neither Tenant nor any of Tenant’s employees, agents, attorneys, accountants or representatives (including, without limitation, any outside auditor of Tenant) shall use or disclose to any person or entity other than Tenant and, on a confidential, need-to-know basis, such employees, agents, attorneys, accountants or representatives, any information or documents obtained by Tenant or such other persons during any Audit, provided, however, this sentence shall not apply to, or bar or limit (a) any legal action between Tenant and Landlord to enforce this Lease or as otherwise required under Applicable Law, or (b) any disclosure to Tenant’s agents, attorneys, accountants, consultants or representatives in connection with any Audit, so long as the recipient of such disclosure agrees to keep such disclosure confidential. Except as expressly provided in this Section 5.6, Tenant shall have no rights to inspect, copy, review, or audit the records of Landlord relating to Operating Costs, nor to dispute any portion of Operating Costs charged by Landlord to Tenant. Notwithstanding any claim or dispute regarding Operating Costs that may arise, except as expressly provided in this Lease, in no event shall Tenant be entitled to deduct, offset or reduce any Rent otherwise payable by Tenant under this Lease. All reviews of, and reports concerning the Records shall be at Tenant’s sole cost and expense, subject to the provisions of Section 5.6.1.

5.7 In addition to Tenant’s Proportionate Share of Operating Costs and upon receipt by Tenant of reasonable supporting documentation (e.g., an invoice) therefor, Tenant shall reimburse Landlord within thirty (30) days following demand and reasonable proof of said costs for any and all Taxes required to be paid by Landlord when such taxes are measured by or reasonably attributable to (a) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, and (b) to the maximum extent permitted by

Applicable Law, this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, including, without limitation, any sales tax on the Rent paid hereunder and any documentary stamp taxes. Notwithstanding anything to the contrary contained in this Lease, if it becomes unlawful for Tenant to reimburse Landlord for any taxes or other charges as required under this Lease, then, to the maximum extent permitted by Applicable Law, the Base Rent shall be revised to net Landlord the same net Rent after imposition of any tax or other charge upon Landlord as would have been payable to Landlord but for the reimbursement being unlawful.

5.8 For purposes of this Lease, “Taxes” shall mean all federal, state, county, or local governmental or municipal assessments, taxes, fees, levies, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary because of or in connection with the ownership, leasing and operation of the Project, including, without limitation, any assessment, tax, fee, levy, charge or other imposition in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy, charge or other imposition previously included within the definition of real property tax, including any assessments, taxes, fees, levies, charges and other impositions as may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal, transit and for other governmental services, and including the reasonable amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord in seeking or obtaining any refund or reduction of any such assessments, taxes, fees, levies, charges or other impositions (provided, that Landlord shall proceed in accordance with sound property management practices if it elects to contest any such assessments, taxes, fees, levies, charges or other impositions). Notwithstanding anything herein to the contrary, Taxes shall exclude any net income tax, estate tax, gift tax, transfer tax or inheritance tax (collectively, the “Excluded Taxes”). In the case of Taxes, such as special assessments, where Landlord has an election, Landlord shall exercise any election available to it to pay the same over the longest period available, in which event only the installment of such Tax due and payable in any year shall be included in Taxes for such year, with the installments due and payable in the year the Term commences or ends prorated on a daily basis. If Landlord contests any Taxes (Landlord shall proceed in accordance with sound property management practices if it elects to contest any Taxes) and receives a refund of any such Taxes previously paid by Landlord for which Tenant contributed Tenant’s Proportionate Share in accordance with the terms herein, Landlord shall, after deduction for any reasonable costs and expenses incurred by Landlord in connection with obtaining such refund, reimburse Tenant for Tenant’s Proportionate Share of the remaining amount of any such refund received by Landlord.

6.	INITIAL CONSTRUCTION; CONDITION OF PREMISES

Landlord shall not be obligated to construct or install any improvements or facilities of any kind in connection with Tenant’s initial occupancy of the Premises, provided, however, Landlord and Tenant shall comply with the Tenant Work Letter. All improvements shall be the property of Landlord, subject to Section 7.4, and upon the expiration or earlier termination of this Lease, Tenant shall deliver the Premises to Landlord in the condition required by Article 36. Except to the extent expressly provided otherwise in the Tenant Work Letter, and subject to Landlord’s maintenance and repair obligations under this Lease, “Landlord’s Special Representation,” “Landlord’s Notice Obligation,” and “Landlord’s Compliance Obligation” (as

each such term is defined below), Tenant acknowledges that it is familiar with the condition of each portion of the Premises and it accepts each such portion of the Premises in its “As-Is” condition without representation or warranty of any kind, including, without limitation, as to the condition of such portion or its suitability for any intended use, and without any improvements by Landlord of any kind (collectively, the “Delivery Condition”). Notwithstanding anything to the contrary contained in this Lease, (a) as of the date of Landlord’s execution of this Lease, Landlord represents and warrants to Tenant, to Landlord’s actual knowledge without duty of investigation or inquiry, that Landlord has not received any written notice from, and does not know of, any governmental authority stating that the Project, including, without limitation, the Premises or any portion thereof, is in violation of Applicable Law, including, without limitation, any “Environmental Law,” defined as (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601-9657, as amended, or any similar state law or local ordinance, (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., (iii) the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., (iv) the Clean Air Act, 42 U.S.C. § 7401, et seq., (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (vi) the Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq., (vii) any law or regulation governing aboveground or underground storage tanks, (viii) any other federal, state, county, municipal, local or other statute, law, ordinance or regulation, including, without limitation the Minnesota Environmental Response and Liability Act, Minn. Stat. § 115B.01, et seq., and (ix) all rules or regulations promulgated under any of the foregoing, and any amendments of the foregoing (collectively, “Landlord’s Special Representation”); and (b) if, after the initial Commencement Date under this Lease, Landlord receives notice from a governmental entity that a portion of the Building, Premises or the Common Areas that is Landlord’s responsibility to repair or maintain under this Lease is not in compliance with Applicable Law and must be remedied to so comply, then, in such event, if such non-compliance is not attributable to Tenant’s specific use (as opposed to normal and customary office use) or improvement, Landlord shall (subject to Section 17.4 below, “Landlord’s Indemnification Obligation” (as defined below), the terms of Section 5.4(xi)(B) above and any other payment obligation of Tenant under this Lease (including, without limitation, in connection with any indemnification obligation)), cause such specified portion of the Building, Common Areas or Premises to so comply with Applicable Law (collectively, “Landlord’s Notice Obligation”). As used in this Lease, “Landlord’s actual knowledge without duty of investigation or inquiry” shall mean and refer to the actual knowledge without duty of investigation or inquiry of Robert Traeger, the property manager of the Building.

7.	REPAIRS & ALTERATIONS

7.1 Subject to the provisions of Section 7.2 and Articles 8 and 14, Landlord agrees to keep in good order, condition and repair in accordance with industry standards applicable to Comparable Buildings, and in compliance with Applicable Laws to the extent any non-compliance would have (or actually has) a material adverse effect on Tenant’s use or occupancy of the Premises or use of the Common Areas (such obligation of Landlord regarding Applicable Laws shall be known herein as “Landlord’s Compliance Obligation”), all Common Areas and the foundations, exterior walls, structural portions of the Project (including, without limitation, the portions of the Project consisting of the Premises and the Building), the roof, the elevators and the HVAC, mechanical, electrical and plumbing systems serving the Project generally as opposed to any particular tenant space (excluding those items for which Tenant is responsible to repair and maintain under this Lease, and specifically excluding any plumbing exclusively serving the Premises or any above Building-standard heating, air conditioning or lighting equipment in the Premises, which shall be Tenant’s sole responsibility). Landlord shall perform repairs and maintenance required of it under this Lease diligently and using reasonable efforts so as to complete the same as soon as reasonably possible. With the understanding that it is the parties’ intent that the terms of this Lease control Landlord’s obligations regarding any repair to be performed by Landlord, to the maximum extent permitted by Applicable Law, and except as otherwise provided in Section 25.6 below, Tenant hereby waives and releases any right to make repairs at Landlord’s expense which may be provided under Applicable Law.

7.2 Subject to the provisions of Section 7.1 and Articles 8 and 14, Tenant shall keep and maintain its personal property, leasehold improvements (including, without limitation, the Tenant Improvements and any Alterations), the systems exclusively serving the Premises, and the non-structural portions of the Premises in good order, condition and repair, reasonable wear and tear excepted, and shall promptly make all necessary repairs thereto at Tenant’s sole cost and expense. Subject to the terms of this Lease, Tenant is responsible for all redecorating, remodeling, alteration and painting required by Tenant for the Premises during the Term. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises under this Article 7 or otherwise, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be released and removed of record (or properly bonded against) within ten (10) days after Tenant receives notice of any such lien or Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, and Tenant shall, within thirty (30) days following demand by Landlord, reimburse Landlord for all costs and expenses relating thereto incurred by Landlord.

7.3 Other than Permitted Alterations (as defined below), Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, including, without limitation, any improvements, alterations, additions or changes to the Existing Premises made in connection with the Sublease Documentation or the Master Original Lease between the Lease Date and the first Commencement Date under this Lease, the “Alterations”) without first procuring the written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord. Landlord may condition its consent on, among other things, its receipt and reasonable review of complete plans and specifications for such Alterations, and, if required in the reasonable judgment of Landlord, the installation of additional risers, feeders and other appropriate equipment as well as utility meters. The installation, maintenance, repair and replacement, as well as all charges in connection with all such meters and equipment shall be at Tenant’s sole cost and expense. The construction of the Tenant Improvements shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 7, and Landlord hereby acknowledges that, notwithstanding anything contrary contained in this lease, Tenant shall not be required to remove any portion of the Tenant Improvements from the Premises upon the expiration or earlier termination of this Lease (unless any such Tenant Improvement consists of any internal staircase that does not exist as of the Lease Date or any data facility, in which event Tenant shall so remove any such staircase or facility), and the Tenant Improvements shall not be considered

“Alterations” for purpose of this Lease. Notwithstanding the foregoing terms of this Section 7.3, but provided that (a) Tenant delivers to Landlord at least ten (10) days’ prior written notice of the installation of any Permitted Alterations, including copies of all plans and specifications, if any, relating to such Permitted Alterations, and (b) such Permitted Alterations are installed and maintained in accordance with Applicable Law and the insurance and other requirements of this Lease (including, without limitation, the rules and regulations attached hereto as Exhibit D), Landlord’s consent shall not be required for any Alteration that satisfies the following criteria, as applicable (collectively, the “Permitted Alterations”) (i) (A) is of a cosmetic nature (e.g., painting, carpeting, wallpapering); (B) does not require any governmental permit, approval or other form of consent; and (C) will not materially and adversely affect the systems or structure of the Building and does not require work to be performed inside the walls or above the ceiling of the Premises; or (ii) (A) does not require any governmental permit, approval or other form of consent; (B) is not visible from the exterior of the Building; (C) will not materially and adversely affect the systems, structure or, in excess of any de minimus amount, value of the Building; and (D) costs no more than Three Hundred Thousand Dollars ($300,000.00) in any consecutive twelve (12) month period (excluding the cost of any furniture, fixtures or equipment). For Alterations requiring Landlord’s approval under this Section 7.3, Landlord shall respond in approval or disapproval within ten (10) days of receipt of a written request for approval, and at anytime after the giving of such notice, Tenant may provide a second notice to Landlord stating that Landlord’s failure to respond within the later of (1) ten (10) days after Landlord’s receipt of Tenant’s initial request for consent, or (2) five (5) days following Landlord’s receipt of such second notice shall be deemed Landlord’s election to approve Tenant’s installation of such proposed Alterations. If Landlord fails to notify Tenant of Landlord’s election within the applicable time period set forth in the immediately preceding sentence, Landlord shall be deemed to have approved Tenant’s installation of the proposed Alterations in question.

7.4 All or any part of the Alterations (including, without limitation, any Permitted Alterations, but subject to the proviso that immediately follows in this sentence), whether made with or without the consent of Landlord, shall, at the election of Landlord, either be removed by Tenant at Tenant’s sole expense before the expiration or earlier termination of the Term or shall remain upon the Premises and be surrendered therewith at the Expiration Date or earlier termination of this Lease as the property of Landlord without disturbance or injury; provided, that, if Tenant desires Landlord to make such election at the time Landlord approves such Alterations (or at any time thereafter), or, with respect to any Permitted Alterations, is notified of such Permitted Alterations (or at any time thereafter), Tenant shall make such request (a “Removal Election Request”) to Landlord in writing concurrently with Tenant’s request for approval or notification, as applicable (or at any time thereafter), of the same (in which event Landlord shall, concurrently with any approval by Landlord of such Alterations, or within ten (10) days following such notification with respect to any such Permitted Alterations, as applicable, notify Tenant in writing of Landlord’s election; if Tenant instead makes a later Removal Election Request pursuant to the foregoing, then Landlord shall so respond in writing within ten (10) days following Landlord’s receipt of such later Removal Election Request). Tenant may at any time after delivering an initial Removal Election Request provide a second Removal Election Request stating that Landlord’s failure to respond within the later of (a) ten (10) days after Landlord’s receipt of the initial Removal Election Request, or (b) five (5) days following Landlord’s receipt of such second Removal Election Request shall be deemed Landlord’s election to not require Tenant to remove the Alterations or Permitted Alterations in question. If Landlord fails to notify Tenant of Landlord’s election within the applicable time period set forth in the immediately preceding sentence, Landlord shall be deemed to have elected not to require Tenant to remove the Alteration or Permitted Alteration in question. If Landlord requires the removal of all or part of any Alterations in accordance with the foregoing, Tenant, at its expense, shall at the expiration or earlier termination of the Term repair any damage to the Premises or the Building caused by such removal. If Tenant fails to remove the Alterations in accordance with the foregoing, then Landlord may (but shall not be obligated to) remove them and the cost of removal and repair of any damage, together with all other damages Landlord suffers by reason of the failure of Tenant to remove such Alterations, shall be paid by Tenant to Landlord within thirty (30) days following demand. Tenant shall not be entitled to any compensation from Landlord for any Alterations removed by Landlord or at Landlord’s direction.

7.5 Tenant shall construct such Alterations and perform its repairs and maintenance in connection with this Lease with contractors reasonably acceptable to Landlord (without limiting the generality of the foregoing, Tenant specifically acknowledges and agrees that if the use of any particular contractor would, in Landlord’s reasonable judgment, violate the terms of any agreement between Landlord and any union providing work, labor or services at the Project or disturb labor harmony with the workforce or trades engaged in performing other work, labor or services at the Project, Landlord may require any such contractor to be a union member, provided that, if requested by Tenant to Landlord in writing, Landlord shall provide Tenant with reasonable evidence of any agreements between Landlord and any trade union providing work, labor or services to the Project) in conformance with any and all Applicable Laws, including, without limitation, pursuant to a valid building permit issued by the applicable municipality, if so required under the proposed scope of work, and in conformance with Landlord’s reasonable construction rules and regulations provided in advance in writing to Tenant (provided, that any such construction rules and regulations existing as of the Lease Date shall be deemed reasonable for such purposes). Landlord’s consent to such Alterations or Landlord’s approval of the plans, specifications, and working drawings for such Alterations will create no responsibility or liability on the part of Landlord for the completeness, design, sufficiency or compliance with any Applicable Laws (including, without limitation, the Americans With Disabilities Act of 1990, as may have been or may be amended, and the provisions of that Act applicable to the Project or any part of it) with respect to such Alterations. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that, unless the Premises consists of an entire floor of the Building, the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to unreasonably (as reasonably determined by Landlord in its good faith discretion) obstruct access to the Building or the Common Areas for any other tenant of the Building, and as not to unreasonably (as reasonably determined by Landlord in its good faith discretion) obstruct the business of Landlord or other tenants in the Building, or unreasonably (as reasonably determined by Landlord in its sole but good faith discretion) interfere with the labor force working in the Building. Not less than fifteen (15) days prior to commencement of any Alterations, Tenant shall notify Landlord in writing of the anticipated work commencement date so that Landlord may post notices of nonresponsibility about the Premises. Upon completion of any Alterations (excluding Permitted Alterations), Tenant shall deliver to the Building management office a reproducible copy (in paper and/or electronic form, at Landlord’s election) of the “as built” drawings of the Alterations and shall file such drawings and record such notices at such times and in such manner as may be required by Landlord or under Applicable Law. If any violation or disturbance occurs in connection with any labor, materials and equipment used by or on behalf of Tenant, Tenant, upon demand by Landlord, shall immediately cause all such labor, materials and equipment causing such violation or disturbance to be removed from the Project. Without limitation as to Tenant’s right to seek any recourse and remedy against Tenant’s contractors, Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against any and all Claims in any way arising or resulting from or in connection with any breach by Tenant of this Section 7.5 and to the extent in connection with any labor, materials or equipment used by or on behalf of Tenant by any contractor that has not been approved by Landlord in accordance with the foregoing, provided that, if requested by Tenant to Landlord in writing, Landlord shall provide Tenant with reasonable evidence of any agreements between Landlord and any trade union providing work, labor or services to the Project.

7.6 Upon completion of any work by Tenant under this Article 7 (other than Permitted Alterations), Tenant shall deliver to Landlord evidence of payment (any lien waiver containing such evidence of payment shall be deemed acceptable for such purposes), contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Except with respect to any Permitted Alterations, if Landlord is separately charged a construction management, coordination or other supervisory-type or consultant fee in connection with any Alterations, the actual fee charged to Landlord shall be paid by Tenant without additional mark-up by Landlord.

7.7 If Tenant makes any Alterations (other than Permitted Alterations), Tenant agrees to carry, or cause its contractor to carry, “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 9 of this Lease immediately upon completion thereof.

7.8 Tenant and Tenant’s telecommunications companies, including, without limitation, local exchange telecommunications companies and alternative access vendor services companies (collectively, “Telecommunications Companies”), shall have no right of access to or within the Project for the installation and operation of Tenant’s Telecommunications System (as defined below) without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed reasonable for Landlord to require, at Tenant’s sole cost and expense (including, without limitation, with respect to any reasonable attorneys’ fees incurred by Landlord), that any such Telecommunications Company enter into a written agreement with Landlord (on Landlord’s standard form, if required by Landlord) to address such matters related to Tenant’s Telecommunications System; and provided, further, that Landlord hereby approves XO and Comcast, Tenant’s existing telecommunications companies which provide service to the Existing Premises (the “Existing Telecom Companies”) and waives the requirement of such written agreement with respect thereto. All work with respect to Tenant’s Telecommunications System shall be subject to the terms of this Lease governing Alterations. Without in any way limiting Landlord’s right to reasonably withhold its consent to a proposed request for access, except with respect to the provision of services by and occupation of the Building by the Existing Telecom Companies that is consistent with their practices existing as of the Lease Date, Landlord shall specifically have the right to consider whether a Telecommunications Company is willing to pay reasonable monetary compensation consistent with market rates for Comparable Buildings (as determined by Landlord in good faith) for the use and occupation of the Building for any Tenant Telecommunications System. As used in this Lease, “Tenant’s Telecommunications System” shall mean all of Tenant’s telecommunications systems including, without limitation, voice, video, data and any other telecommunications services provided over wire, fiber optic, microwave, wireless, satellite and/or any other transmission systems, for part or all of any telecommunications within the Building or from the Building to any other location.

8.	FIRE OR CASUALTY DAMAGE

8.1 If the Premises or any portion of the Project is damaged by fire or other cause (the “Occurrence”), Landlord shall diligently, and as soon as reasonably practicable after the date upon which Landlord is notified of the Occurrence (the “Casualty Notification Date”), repair the damage; provided, however, that, subject to the sentence that immediately follows, Landlord may elect not to rebuild or restore the Premises or any portion of the Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date on which Landlord has received the Completeness Estimate (defined below), such notice to include a lease termination date and a date for Tenant to vacate the Premises. Following an Occurrence that causes material damage to the Premises or the Project, Landlord shall, within 60 days of the date of the Occurrence, cause an architect or general contractor of reasonable qualification and experience to provide Landlord with a written estimate of the amount of time required to substantially complete the repair and restoration of the Project and make the Project tenantable again (including by describing the percentage of the Rentable Square Footage of the Project affected by the Occurrence), using standard working methods (the “Completeness Estimate”), and shall notify Tenant of the Completeness Estimate. Notwithstanding anything in this Lease to the contrary, Landlord may elect to terminate this Lease only if the Project shall be damaged by fire or other cause, whether or not the Premises are affected, if Landlord terminates all leases of similarly-situated tenants (and not as a subterfuge to void this Lease) within such 60 day period, and one or more of the following conditions is present: (i) the Completeness Estimate states that repairs cannot reasonably be completed within one hundred eighty (180) days after the Casualty Notification Date; (ii) the Occurrence occurs during the last year of the Term (irrespective of any option to renew this Lease, unless Tenant has exercised such option in accordance with the terms of this Lease or Tenant exercises such option in accordance with the terms of this Lease within ten (10) days after receipt of Landlord’s notice); (iii) subject to Section 20 below and Tenant’s termination right as provided later in this Section 8.1, the holder of any mortgage/deed of trust on the Building with respect to the Project shall require that a material portion of the insurance proceeds be applied towards retiring the mortgage/deed of trust debt; (iv) subject to Tenant’s termination right as provided later in this Section 8.1, a material portion of the damage is not insured by Landlord’s insurance policies; (v) pursuant to the Completeness Estimate, thirty-three percent (33%) or more of the Rentable Square Footage of the Project is unusable, unmarketable, damaged or destroyed; or (vi) Landlord is prohibited from restoring the Building for office purposes under Applicable Law. If Landlord terminates this Lease, the Base Rent, Tenant’s Proportionate Share of increases in Operating Costs and Tenant’s recurring charges for use of the Building’s parking facilities (collectively, “Periodic Rent”) shall be apportioned and paid to the date of termination (subject to abatement as provided below). To the extent Landlord undertakes the repair or restoration of the Project, such repair or restoration by Landlord shall be to substantially the same condition of the base, shell, and core of the Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other Applicable Laws or any other modifications to the Common Areas reasonably deemed desirable by Landlord, which are consistent with the character of Comparable Buildings, provided that Landlord shall use reasonable efforts to minimize impairment with any access to the Premises and any Common Areas. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, if any insurance proceeds are payable to Tenant pursuant to Tenant’s insurance required under Section 9.1 of this Lease for items that do not belong to Tenant but instead are part of the Project (any Alterations shall be deemed part of the Project for such purposes) and Landlord has not terminated this Lease in accordance with the terms herein, Tenant shall, so Landlord can perform repairs in accordance with the terms herein, assign to Landlord (or to any party designated by Landlord) all such insurance proceeds payable to Tenant, and Landlord shall use the same to repair any injury or damage to such portions of the Project and shall return such portions of the Project to their condition prior to the Occurrence; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Landlord’s insurance carrier (if any, it being acknowledged that Landlord has no obligation whatsoever to carry any insurance with respect to such items) or Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall, subject to Tenant’s approval of the budget therefor (which approval shall not be unreasonably withheld), be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with any repairs and replacements to the Premises to be made by Tenant, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and reasonable approval, all plans, specifications and working drawings relating thereto, and Landlord shall reasonably select the contractors to perform such improvement work. If the Completeness Estimate states that repairs cannot be completed within one hundred eighty (180) days after the Casualty Notification Date (or within 90 days after the Casualty Notification Date if the Occurrence takes place during the last year of the Term), or if any event addressed in Sections 8.1(iii) or (iv) above occurs and, as a result, Landlord will be unable to complete the applicable repairs within one hundred eighty (180) days after the Casualty Notification Date (or within 90 days after the Casualty Notification Date if the Occurrence takes place during the last year of the Term), Landlord shall notify Tenant of the same. In any such event, Tenant shall have the right, upon written notice delivered to Landlord no later than ten (10) business days after Tenant receives the Completeness Estimate, to terminate this Lease. Tenant’s failure to so terminate this Lease within such ten (10) business day period shall be deemed Tenant’s election not to terminate this Lease with respect to such Occurrence.

8.2 If Landlord does not elect to terminate this Lease under the terms of Section 8.1, but the damage required to be repaired by Landlord is not repaired by the end of the 180 Day Period (as hereinafter defined) so that the Building (including all Common Areas and amenities) is substantially in accordance with industry standards applicable to Comparable Buildings (provided, that the Common Areas and amenities existing for the Building as of the Lease Date are hereby deemed to be in accordance with industry standards applicable to Comparable Buildings for purposes of this Section 8.2), then Tenant (subject to the terms of this Section 8.2), within thirty (30) days after the end of the 180 Day Period (or such right to terminate shall expire), may terminate this Lease by written notice to Landlord, in which event this Lease shall terminate as of the date of receipt of the notice, and the Periodic Rent shall be apportioned and paid to the date of termination (subject to abatement as provided below), except that such termination shall be rescinded if Landlord completes such restoration work before the end of the thirty (30) day notice period. The “180 Day Period” shall mean the period beginning on the Casualty Notification Date and ending one hundred eighty (180) days from the Casualty Notification Date.

8.3 Subject to the last sentence of this Section 8.3, during the period that all or a portion of the Premises is damaged, Periodic Rent shall abate (a) in full from the date of such damage with respect to that portion of the Premises which are thereby rendered “untenantable” (as defined below) and in which Tenant no longer operates Tenant’s business, and (b) to the extent fair and equitable from the date of such damage with respect to that portion of the Premises which are thereby rendered untenantable but in which Tenant continues to conduct Tenant’s business. Tenant shall deliver written notice of either of the immediately preceding conditions (a) or (b) to Landlord as soon as reasonably possible. The foregoing abatement shall continue in either case until the earlier of (i) the date Landlord delivers possession of the Premises (or affected portion thereof) to Tenant with Landlord’s restoration work complete, or (ii) the date Tenant actually re-occupies (or is reasonably capable of re-occupying) and commences business operations (or is reasonably capable of commencing business operations) in such portion of the Premises. Unless prohibited by Applicable Laws and subject to Landlord’s reasonable requirements in connection with performance of Landlord’s repair work, Tenant shall have the right to continue to occupy any damaged portions of the Premises even though the same may be untenantable (but without unreasonably and materially interfering with any repair or restoration work), and Landlord shall be obligated to provide services to such damaged space only to the extent reasonable under the circumstances. As used herein and in Section 14 below, “untenantable” shall include any material adverse effect on the Premises and Tenant’s use thereof or access thereto, including, without limitation, the inability of Tenant to lawfully occupy or use any part of the Premises by reason of any order or direction of any governmental authority.

8.4 The provisions of this Lease, including, without limitation, this Article 8, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building, or any other portion of the Project, and any Applicable Law (including, without limitation, Minnesota Statutes Section 504B.131) with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building, or any other portion of the Project.

9.	INSURANCE

9.1 Tenant shall during the entire Term maintain the following insurance coverage:

9.1.1 Commercial General Liability Insurance for personal injury and property damage claims arising out of Tenant’s occupation or use of the Premises and from its business operations, and including liability arising under any indemnity set forth in this Lease in amounts of not less than $2 million for each occurrence and $3 million for all occurrences each year.

9.1.2 Property damage insurance covering all Tenant’s furniture, trade fixtures, office equipment, merchandise and other personal property in the Premises and all original and later-installed tenant improvements in the Premises. This insurance shall be an “all risk” policy covering the full replacement cost of the items covered and including vandalism, malicious mischief, earthquake and sprinkler leakage coverages.

9.1.3 All required workers’ compensation or other similar insurance pursuant to all Applicable Laws.

9.1.4 Loss-of-income and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, the Building or Project as a result of such perils.

9.2 All insurance provided by Tenant under this Lease shall be coordinated with any preceding, concurrent or subsequent, occurrence or claims made insurance, in such a manner as to avoid any gap in coverage against claims arising out of occurrences, conduct or events which take place during the period beginning on the Lease Date and ending on termination of this Lease.

9.3 Landlord makes no representation that the insurance coverage required of Tenant provides adequate coverage for Tenant’s needs or for its obligations under this Lease. Tenant shall not do or permit to be done anything that shall cause the cancellation of, invalidate, increase the rate of, or otherwise adversely affect, the insurance policies referred to in this Article 9.

9.4 Landlord shall not be deemed to have waived or reduced any of the insurance coverage requirements for Tenant except by an express written agreement to that effect. The receipt by Landlord or its contractors or agents of insurance policies, certificates, letters, or other correspondence, documents or information which do not conform to the insurance requirements of this Lease, or the failure of Landlord to receive policies, certificates, or other documentation required by this Article 9, shall not be deemed to be Landlord’s consent to a waiver or reduction of any such requirements, despite any failure by Landlord to object to same at the time of receipt (or lack of receipt), or thereafter. Any reduction, modification, or waiver of any of Tenant’s insurance requirements under this Lease may be made only by a written document executed by Landlord and Tenant that expressly amends the pertinent described portions of this Lease.

9.5 The minimum insurance requirements set forth in this Lease shall not limit the liability of Tenant under this Lease. Landlord, and any parties reasonably specified by Landlord (provided, that the parties ordinarily specified by Landlord on a Building-standard basis shall be deemed reasonable for such purposes), shall be named as additional insureds under the insurance policy specified in Section 9.1.1. All insurance companies providing insurance pursuant to this Article shall be rated at least A VIII in Best’s Key Rating Guide and shall be otherwise reasonably acceptable to Landlord and licensed and qualified to do business in the state in which the Project is located. Insurance provided by Tenant shall be primary as to all covered claims and any insurance carried by Landlord is excess and is non-contributing. Tenant’s insurance shall contain a severability of interest clause reasonably acceptable to Landlord acting in good faith and without discriminating against Tenant. Copies of policies or original certificates of insurance with respect to each policy shall be delivered to Landlord prior to the applicable Commencement Date for the applicable portion of the Premises, and thereafter, at least thirty (30) days before the expiration of each existing policy. Any insurance required hereunder of Tenant may be provided with blanket insurance policy(ies) insuring Tenant at locations in addition to the Premises, so long as such blanket policy(ies) expressly affords the coverage required of Tenant under this Lease. Tenant shall take all necessary steps so as to prevent the actual effective aggregate coverage of such blanket policy(ies) from ever being eroded at any time by claims, or reserves therefor established by the insurer, so that the minimum coverage afforded to Landlord required by this Lease shall at all times remain in effect. Tenant will deliver to Landlord (which may be in the form of simply delivering to Landlord the applicable new certificate of insurance), within ten (10) business days of Tenant’s receipt thereof, all notices of cancellation, termination, non-renewal or other modification of the insurance policies required hereunder by Tenant’s insurer and Tenant shall also deliver to Landlord, concurrently with any notice to Tenant’s insurer, notice of any cancellation, termination or other modification of its insurance by Tenant (collectively, the “Insurance Delivery Requirement”).

9.6 Landlord has the reasonable right, but not the obligation, on no more than one (1) occasion in any five (5) year period, to reasonably and in good faith change, cancel, decrease or increase any insurance required or specified for Tenant under this Lease, but in any event in a manner consistent with industry standards applicable to Comparable Buildings. Landlord at its option may obtain any of the insurance required of Landlord directly or through umbrella policies covering the Building and other assets owned by Landlord.

9.7 Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive, and shall cause their respective insurance carriers to waive, any and all rights of recovery, claim, action, or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents and employees for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to the Building, the Project, the Premises, any additions or improvements to any of the foregoing, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord (or Landlord Persons) or the negligence of Tenant (or Tenant Persons) which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance under Sections 9.1.2 or 9.9.2 of this Lease, as applicable.

9.8 Tenant shall not conduct or permit to be conducted by its employees, agents, guests or invitees any activity, or place any equipment in or about the Premises or the Project, other than general office activities and equipment associated therewith, that will in any way increase the cost of fire insurance or other Landlord insurance on the Project.

9.9 In addition to any other insurance that may be maintained by Landlord in connection with the Project, Landlord shall maintain the following insurance coverage (which may, in Landlord’s sole and absolute discretion, be in the form of a blanket insurance policy or policies):

9.9.1 Commercial General Liability Insurance for personal injury and property damage claims arising from the Project, including liability arising under any indemnity set forth in this Lease, in amounts and under policies that are commercially reasonable for comparable buildings in the same general geographic area as the Building, with commercially reasonable deductibles. The costs of all such insurance shall be part of Operating Costs;

9.9.2 Property damage insurance covering the Project by means of an “all risk” policy (which may include vandalism, malicious mischief and sprinkler leakage coverage) and such endorsements as Landlord may require in its sole discretion in an amount not less than ninety percent (90%) of the full replacement value thereof (which may be exclusive of foundations), with commercially reasonable deductibles. The costs of all such insurance shall be part of Operating Costs; and

9.9.3 Such other commercially reasonable coverages as are being maintained by prudent landlords of comparable buildings in the same general geographic area as the Building, with commercially reasonable deductibles. The costs of all such insurance shall be part of Operating Costs.

Notwithstanding anything to the contrary contained in this Section 9.9, Landlord’s insurance coverage as it exists on the Lease Date shall be deemed reasonable and to have otherwise satisfied all the requirements of this Section 9.9, it being the specific intent of the parties that Landlord not have to modify such existing insurance coverage to satisfy the terms of this Section 9.9.

10.	WAIVER AND INDEMNIFICATION

To the extent not prohibited by law, and subject to Landlord’s Indemnification Obligation and Section 17.4 below, Landlord, its partners, trustees, ancillary trustees and their respective officers, directors, shareholders, members, beneficiaries, agents, servants, employees, and independent contractors (collectively, “Landlord Persons”) shall not be liable for any damage to Tenant, Tenant’s employees or Tenant’s property (or resulting from the loss of use of any such Tenant’s property), which damage is sustained by Tenant or by other persons claiming through Tenant except for damage to the extent caused by the negligence or intentional misconduct of Landlord Persons. Tenant agrees to protect, defend, indemnify and hold Landlord Persons harmless from and against any and all actions, adjudications, awards, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys’ fees and costs and court costs), fees, fines, forfeitures, injuries, judgments, liabilities, liens, losses, obligations, orders, penalties, proceedings, stop notices and suits (collectively, “Claims”), except to the extent caused by Landlord’s negligence or willful misconduct, in any way arising or resulting from or in connection with (a) any accident, injury, death, loss or damage to any person or to any property in the Premises, including, without limitation, the person and property of Tenant and its employees, agents, officers, guests, and all other persons at any time in the Premises in connection with this Lease, (b) the occupancy or use of the Premises by Tenant, including, without limitation, in connection with any Tenant Improvements, (c) any negligent act or omission of Tenant or any agent, licensee, or invitee of Tenant, or its contractors, employees, or any subtenant or subtenant’s agents, employees, contractors, or invitees, or (d) any breach of any of the terms of this Lease by Tenant. Landlord agrees to protect, defend, indemnify and hold Tenant, its partners, trustees, officers, directors, shareholders, members, beneficiaries, licensees, invitees, subtenants or subtenants’ agents, employees, contractors, or invitees, servants, guests, or independent contractors (collectively, “Tenant Persons”) harmless from and against any and all Claims, except to the extent caused by Tenant’s negligence or willful misconduct, in any way arising or resulting from or in connection with (i) the negligence or willful misconduct of Landlord Persons, (ii) any breach of any of the terms of this Lease by Landlord, or (iii) any accident, injury, death, loss or damage to any person or property in the Common Areas (collectively, “Landlord’s Indemnification Obligation”). The indemnification obligations of Landlord and Tenant under this Lease shall survive the expiration or earlier termination of this Lease.

11.	USE OF PREMISES

11.1 The Premises are leased to Tenant for the sole purpose set forth in Section 1.9 and Tenant shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. No rights to any view or to light or air over any property, whether belonging to Landlord or to any other person or entity, are granted to Tenant by this Lease. Tenant further covenants and agrees that it shall not use, or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations attached hereto and incorporated herein as Exhibit D (but subject to the terms of Section 22 below in any event), or in violation of any applicable laws, ordinances, rules, statutes, constitutions, regulations, court orders, treaties, codes or common law decisions now or hereafter in force and effect (collectively, “Applicable Laws”). Landlord shall not be responsible to Tenant for the nonperformance of any of such rules and regulations by or otherwise with respect to the acts or omissions of any other tenants, guests or occupants of the Building; provided, that, to the extent Landlord enforces such rules and regulations, such enforcement shall be in a non-discriminatory manner. In the event of conflict between such rules and regulations and the provisions of the body of this Lease, the provisions of the body of this Lease shall prevail.

11.2 Tenant shall not violate the CC&R’s or skyway agreements recorded against the real property underlying the Project as of the Lease Date; provided, that, notwithstanding anything to the contrary contained herein, as of the date of Landlord’s execution of this Lease, Landlord represents and warrants to Tenant, to Landlord’s actual knowledge without duty of investigation or inquiry, that the Permitted Use does not violate any such CC&R’s or skyway agreements recorded against the Project. Tenant shall, at its expense (but subject to the other provisions of this Lease), obtain any governmental permits and approvals required for Tenant’s intended use of the Premises. The obtaining of any such permits and approvals is not a condition to any of Tenant’s obligations under this Lease. Tenant acknowledges that except as expressly stated in this Lease, neither Landlord nor Landlord’s agent has made any representation or warranty, whether express or implied, as to the Premises, including, without limitation, the suitability of the Premises for the conduct of Tenant’s business.

Tenant has been advised by Landlord to conduct its own investigation of the suitability of the Premises for Tenant’s intended use, including, without limitation, a careful inspection of the Premises, a review of all Applicable Laws, and inquiries of all applicable government agencies before executing this Lease.

12.	SIGNS

12.1 Landlord agrees to provide Tenant, at Landlord’s sole cost and expense, with one (1) Building-standard identification listing on any Building directories in the main lobby of the Building, or such further listing(s), if any, (a) in the Building directories as are comparable to other occupants of the Project leasing similar size premises, and (b) if any electronic directory or other additional directory signage is ever used, such additional listings as are consistent with similarly-situated tenants of the Building, including, without limitation, if applicable, listings for any subtenants approved or deemed approved by Landlord (collectively, the “Identification Listing Right”). Subject to the terms of this Article 12, Landlord retains absolute control over the exterior appearance of the Building and Project and the exterior appearance of the Premises as viewed from the public halls and public areas and, subject to the terms of this Article 12, Tenant will not install, or permit to be installed, any drapes, furnishings, signs, lettering, designs, advertising or any other items that will in any way alter the exterior appearance of the Building or the exterior appearance of the Premises as viewed from the public halls and public areas; provided, that, notwithstanding anything in this Lease to the contrary, so long as the portion of the Premises affected by any such signage consists of a full floor, Tenant may place, maintain, remove, alter and replace such signage in the elevator lobbies for Premises floors and at entrances to the Premises as Tenant desires from time to time, without the necessity of consent by Landlord, but without limitation as to Tenant’s obligations to remove any such signage and repair any damage in connection therewith in accordance with the terms of this Lease. Subject to the proviso in the immediately preceding sentence, any such drapes, furnishings, signs, lettering, designs, advertising and any other such items contemplated to be installed by Tenant shall be considered an Alteration (as defined in Section 7.3) and shall be subject to the provisions of Article 7; provided, further, that, notwithstanding anything to the contrary contained herein, the preceding terms of this Section 12.1 shall not in any way limit or otherwise modify the “No Lesser Signage Right,” as defined below. Notwithstanding anything to the contrary contained in this Lease, if, following the Lease Date, Landlord grants any “Lesser Square Footage Occupant” (as defined below) any rights for signage located outside of such Lesser Square Footage Occupant’s premises or floor, and such rights are greater than Tenant’s rights under this Lease for signage located outside of the Premises or the applicable floors of the Premises (including, without limitation, by allowing any such Lesser Square Footage Occupant (i) larger graphics or more desirable placement locations, (ii) signage on the exterior of the Building, (iii) placement on existing or future monument or pylon signage for which placement is not provided to Tenant or at more desirable locations than provided to Tenant, (iv) prototype signage on any such monument or pylon signage which is not offered to Tenant or at more desirable locations than provided to Tenant, and/or (v) signage in Common Areas, including the Parking Garage, skyways, or any Building directory, but only if such Common Areas are not specific to a particular multi-tenant floor (e.g., an elevator lobby for a multi-tenant floor)), then Tenant shall be entitled to rights equal to or greater than such rights granted to any such Lesser Square Footage Occupant (collectively, the “No Lesser Signage Right”); provided, that, notwithstanding anything to the contrary contained in this Lease, the No Lesser Signage Right shall not apply in connection with (A) signage rights inside the Building granted to occupants of the first or second floors of the Building, or (B) signage rights for the exterior of the Building granted to occupants of the first floor of the Building (e.g., on awnings or otherwise in proximity to the first floor premises of any such occupants).

12.2 Landlord intends to erect one (1) new monument sign for the Building. If and when Landlord erects such monument sign, then, subject to the terms of this Section, Tenant shall have the right (the “Monument Sign Right”) to have its name included on one (1) signband (“Tenant’s Signband”) of any such monument sign in the first (1st) position among all tenants listed on such monument sign (but subject to any other tenant identified in the name of the Building as permitted pursuant to Section 12.3 below). Any and all costs and expenses of causing Tenant’s Signband to comply with Applicable Law and of creating, adding, replacing, maintaining, repairing, removing and/or otherwise modifying Tenant’s Signband shall be paid by Tenant, and the font type, design, graphics, layout, appearance, shape, construction, materials, colors, exact location, position, quality, style, lighting, size and similar specifications of Tenant’s Signband shall be determined by Landlord on a uniform basis for the Building in any event without discriminating against Tenant. Without limiting the generality of the foregoing, Tenant hereby specifically acknowledges and agrees that any monument sign in the form attached to this Lease as Exhibit F (if Landlord elects in its sole and absolute discretion to use such form of monument sign) shall be deemed acceptable for all purposes under this Lease. Notwithstanding anything to the contrary contained herein, the preceding terms of this Section 12.2 shall not in any way limit or otherwise modify the No Lesser Signage Right.

12.3 Landlord reserves the right to change the street address and/or name of the Building (but subject to the terms of this Article 12) with at least thirty (30) days prior written notice to Tenant without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant’s use or occupancy of the Premises; provided, however, that, unless any change in the street address of the Building is required by Applicable Law, Landlord shall not change the name or street address of the Building without reimbursing Tenant for the reasonable costs of re-printing the same quantity (up to a maximum of three (3) months) and quality of Tenant’s business cards and other stationary then existing and rendered obsolete by such change. Notwithstanding anything to the contrary contained in this Lease, so long as Tenant is under lease or other occupancy agreement (including this Lease) for a minimum of 94,397 Rentable Square Feet in the Building, Landlord shall not, without Tenant’s prior written consent (which may be withheld in Tenant’s sole and absolute discretion), change the name of the Building as it exists on the Lease Date unless such name change (a) is made pursuant to a change in the name of, or entity that, comprises the tenant pursuant to Accenture LLP’s lease with Landlord at the Building as of the Lease Date (but only if any such new Building name is not materially different than “Accenture Tower”), or (b) is made pursuant to the entering into of any occupancy agreement that does not exist as of the Lease Date for space in the Building with an occupant that is not a Lesser Square Footage Occupant (collectively, the “Building Name Right”). Further, the parties specifically acknowledge and agree that the Building Name Right shall not prohibit the Building’s name consisting of the street address of the Building (e.g., “333 South Seventh Street”), or if the Building’s name is “Metropolitan Centre” or “Accenture Tower at Metropolitan Centre”. As used in this Lease, a “Lesser Square Footage Occupant” shall mean any tenant or other occupant leasing or occupying less Rentable Square Footage than Tenant is then leasing in the Building

(including pursuant to this Lease). In addition, and notwithstanding anything to the contrary contained herein, the preceding terms of this Section 12.3 shall not in any way limit or otherwise modify the No Lesser Signage Right.

12.4 Notwithstanding anything to the contrary contained in this Article 12, the Identification Listing Right, the No Lesser Signage Right, the Monument Sign Right and the Building Name Right are personal only to the Named Tenant and any Permitted Transferee, and may not be otherwise assigned, subleased or transferred or succeeded to; provided, that the Identification Listing Right under Section 12.1(b) shall apply for the benefit of any subtenant approved or deemed approved by Landlord.

13.	ASSIGNMENT AND SUBLETTING

13.1 Except in connection with a Permitted Transfer, Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) (collectively, a “Transfer”) the Premises, or any part thereof, without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Except as otherwise expressly provided in this Lease, if Tenant desires to complete a Transfer, Tenant must request such consent at least thirty (30) days prior to the proposed commencement date of the Transfer. Landlord shall respond to a request for consent either granting consent or disapproving such Transfer within fifteen (15) days of receipt of a written request for consent in accordance with the terms of this Lease. If Landlord fails to timely respond in connection with any such consent within such fifteen (15) day period, Tenant may provide a second notice to Landlord identifying such failure and that Landlord’s continued failure to respond within five (5) days following Landlord’s receipt of such second notice shall be deemed Landlord’s election to approve the Transfer in question. If Landlord fails to notify Tenant of Landlord’s election within five (5) days following Landlord’s receipt of such second notice, Landlord shall be deemed to have approved the Transfer in question. If Landlord consents to the proposed Transfer, (a) the Named Tenant and subsequent transferees shall remain liable under this Lease; and (b) each of the transferees shall agree in a writing reasonably acceptable to Landlord to assume and be bound by all of the terms and conditions of this Lease. Any Transfer, other than a Permitted Transfer, without Landlord’s written consent shall be voidable by Landlord and, at Landlord’s election, constitute an Event of Default. In no event may the sale of any stock or securities of Tenant, either in conjunction with a registered securities offering or on any public securities exchanges, constitute a Transfer.

13.2 The parties hereby agree that it shall be deemed to be reasonable under this Lease and under any Applicable Law for Landlord to withhold consent to any proposed Transfer where, without limitation as to other reasonable grounds for withholding consent: (i) the transferee is of a character or reputation or engaged in a business which is not reasonably consistent with industry standards applicable to Comparable Buildings; (ii) the transferee is either a governmental agency or instrumentality thereof; (iii) the transferee, when considered along with (and not in isolation from) Tenant’s financial condition, does not have financial strength that is reasonably sufficient to fulfill the obligations of Tenant under this Lease; (iv) the Transfer may reasonably be expected to result in a material increase in the use of the utilities, services or Common Areas of the Project (unless Tenant agrees to pay the increased charges and such increased use would not unreasonably burden Landlord’s management and operation of the

Project) (examples of potentially problematic uses under this subsection (iv) include, without limitation, any use of the Premises as a call or data center); (v) the transferee is (a) an existing tenant of the Building and comparable space in the Building is available for such existing tenant or is reasonably expected to be available for such existing tenant within one hundred and twenty (120) days after the date of the proposed Transfer, or (b) currently negotiating with Landlord for space in the Building and Landlord has or reasonably expects that it will have sufficient vacant space to meet such transferee’s needs; or (vi) an Event of Default has occurred and is continuing under this Lease.

13.3 Notwithstanding the foregoing, however, if Tenant is an entity, neither an assignment or sublease of the Premises or any portion thereof to a transferee that is the resulting entity of a merger or consolidation of Tenant with another entity, nor the purchase or sale of all or substantially all of the assets or stock or other beneficial interests of Tenant, nor an assignment or subletting of all or a portion of the Premises in connection with a reorganization of Tenant or at any time to an affiliate of Tenant (an entity that is controlled by, controls, or is under common control with, Tenant), shall be deemed a Transfer and no consent of Landlord shall be required therefor, provided that the following conditions are satisfied (any such transfer that satisfies the requirements of this sentence shall be known herein as a “Permitted Transfer” and any transferee pursuant to an assignment of the entirety of Tenant’s interest under this Lease by either (a) a Permitted Transfer, or (b) a Transfer consented to or deemed consented to by Landlord in accordance with the terms herein shall be known herein as a “Permitted Transferee”): (1) Tenant notifies Landlord in writing at least ten (10) days following the Permitted Transfer, and promptly supplies Landlord with any documents or information reasonably requested and necessary to confirm that it is a Permitted Transfer, (2) Tenant, if it continues to exist and is not merged or otherwise absorbed into the transferee entity, shall remain primarily liable for the payment of Rent due and the performance of all other obligations of Tenant under this Lease, and (3) either Tenant or, if separate and apart from Tenant, the resulting entity has a tangible net worth reasonably sufficient to fulfill the obligations of Tenant under this Lease, and engages in substantially the same business as Tenant or, if it engages in a substantially different business, such different business is reasonably consistent with industry standards applicable to Comparable Buildings. In no event shall Tenant be deemed to have been released under this Lease in the event of such an assignment or sublease and Tenant shall remain primarily liable hereunder.

13.4 Neither the consent by Landlord to any Transfer nor the collection or acceptance by Landlord of Rent from any assignee, subtenant or occupant shall be construed as a waiver or release of the Named Tenant from the terms and conditions of this Lease (unless otherwise specifically and expressly agreed to by Landlord in writing in its sole and absolute discretion) or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further Transfer. For the sole purpose of affording Landlord protection in connection with any Applicable Law regarding bankruptcy, Landlord shall have a license to collect the rent and any other sums due in connection with any Transfer upon the occurrence of any Event of Default (and only during the continuation of any such Event of Default).

13.5 Whether or not Landlord consents to a Transfer under this Section 13 (but specifically excluding any Permitted Transfers), Tenant shall promptly pay Landlord’s reasonable attorneys’ fees incurred in connection with any request for such consent. If, for any proposed Transfer (the parties specifically acknowledge that the terms of this sentence shall not apply with respect to any Permitted Transfer, including, without limitation, any assignment of this Lease that is part of an assignment of multiple leases by Tenant in connection with a Permitted Transfer), Tenant contracts to receive total Rent or, to the extent applicable to the Transfer in question (and not part of the consideration for unrelated components of a transaction), other consideration exceeding, in any such case, the total Rent called for hereunder (prorated by the ratio that the assignment or sublease term and square footage bears to the term and square footage of this Lease) after deduction (amortized over the term of the assignment or sublease, as applicable) of Tenant’s actual, customary and reasonable Transfer costs (including, without limitation, brokerage commissions, improvement allowances, free rent, and other tenant concessions), if any, Tenant will pay fifty percent (50%) of the excess to Landlord as additional Rent promptly upon receipt.

13.6 Notwithstanding anything in this Section 13 to the contrary, Tenant shall be permitted from time to time to permit its clients and other entities with which Tenant has an ongoing business relationship (collectively, “Approved Users”) to temporarily occupy space within the Premises, provided that (a) Tenant does not separately demise such space and the Approved Users utilize, in common with Tenant, one common entryway to the Premises as well as certain shared central services, such as reception, photocopying and the like; (b) the Approved Users shall not occupy, in the aggregate, more than 10% of the rentable area in the Premises; (c) the Approved Users occupy space in the Premises for the Permitted Use and for no other purpose; (d) the Approved Users engage in any business or use that is not consistent with industry standards applicable to Comparable Buildings; and (e) all Approved Users shall be clients of Tenant or have an ongoing business relationship with Tenant and shall occupy space in the Premises only so long as such business relationship is ongoing between Tenant and such Approved Users. Any occupancy of space within the Premises by Approved Users shall be deemed permitted by Landlord hereunder, subject to the terms and provisions of this Section 13.6, including, without limitation, the requirement that Tenant remain primarily liable for the payment of Rent due and the performance of all other obligations of Tenant under this Lease. In no event shall the occupancy of any portion of the Premises by Approved Users be deemed to create a landlord/tenant relationship between Landlord and such Approved Users, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by the Approved Users. The right to Approved Users shall be personal only to the Named Tenant and any Permitted Transferee and may not be exercised by any other assignee, subtenant or other transferee of or successor to any portion of the Named Tenant’s interest in this Lease or to the Premises.

14.	EMINENT DOMAIN

If any portion of the Premises is taken from Tenant under eminent domain proceedings, Tenant shall have no right, title or interest in any award made for such taking, except, to the extent Landlord’s recovery would not be diminished thereby, Tenant shall be entitled to any portion of the award for any of the following: (a) fixtures and improvements paid for by Tenant, (b) Tenant’s loss of goodwill, (c) Tenant’s moving or relocation expenses, and (d) other claims of Tenant. If the Premises or 20% or more of the Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation (each, a “Taking”), and such Taking renders the remainder of the Building or Premises unsuitable for use as an office building in a manner reasonably comparable to the Building’s or Premises’ use prior to the Taking, then either Tenant or Landlord shall have the option to terminate this Lease upon ninety (90) days notice, provided such notice is given no later than one hundred eighty (180) days after the date of such Taking, and further provided, in the case of termination by Landlord, Landlord also terminates the leases of all similarly situated tenants (and not as a subterfuge to void its obligations under this Lease). During the period that the Premises is Taken or rendered untenantable by any such Taking, Periodic Rent shall be reduced by the ratio that the Rentable Square Footage of the Premises thereby Taken or rendered untenantable bears to the total Rentable Square Footage of the Premises immediately prior to such Taking, provided that Tenant does not occupy or use such Taken or untenantable portion of the Premises during such rent abatement period. Tenant shall, as soon as reasonably practicable after the Taking, give written notice to Landlord of Tenant’s claim for rent abatement and the basis therefor, including the date when Tenant vacated the Premises or portion thereof as a result of such Taking. In the event the Lease is not so terminated, Landlord shall proceed expeditiously to restore the base, shell and core of the Premises or Building, as the case may be, to as near the condition which existed immediately prior to such Taking as is reasonably possible. To the maximum extent permitted by Applicable Law, Tenant hereby expressly waives any rights that Tenant may have to any greater award under Applicable Law.

15.	WAIVER AND SEVERABILITY

15.1 The consent of either party in any instance to any variation of the terms of this Lease, or the receipt of Rent with knowledge of any breach, shall not be deemed to be a waiver as to any breach of any Lease covenant or condition, nor shall any waiver occur to any provision of this Lease except in writing, executed by the applicable party or the applicable party’s authorized agent. The waiver or relinquishment by Landlord or Tenant of any right or power contained in this Lease at any one time or times shall not be considered a waiver or relinquishment of any right or power at any other time or times. If Tenant tenders payment to Landlord of an amount which is less than the Rent then due to Landlord, at Landlord’s option, Landlord may reject such tender, and such tender shall be void and of no effect, or Landlord may accept such tender, without prejudice to Landlord’s right to demand the balance due. This Lease constitutes the entire agreement of the parties and supersedes any and all prior or contemporaneous written or oral negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. No supplement, modification or amendment to this Lease shall be binding unless executed in writing by both parties.

15.2 If any term or condition of this Lease or any application shall be invalid or unenforceable, then the remaining terms and conditions of this Lease shall not be affected.

16.	USE OF COMMON AREAS

As used in this Lease, “Common Areas” shall mean all areas designated from time-to-time by Landlord within the Project which are available for the common use of tenants of the Project and which are not leased or held for the exclusive use of Tenant or any other tenant. Common Areas include without limitation unrestricted parking areas and garages, driveways, sidewalks, loading areas, lobbies, stairways, elevators, access road, corridors, skyways, and landscaped and planted areas. Subject to the terms of Section 17.4 below, use of the Common Areas may be restricted by Landlord from time to time for purposes of repairs or renovations.

17.	SERVICES

17.1 Landlord shall furnish to the Premises throughout the Term at a level consistent with industry standards applicable to Comparable Buildings, the following services:

(1) electricity in wattage per rentable square foot of the Premises consisting of no less than the wattage being provided per rentable square foot of the Existing Premises as of the Lease Date;

(2) heating, ventilation and air conditioning in form and substance which is no less than what is being provided for the Existing Premises as of the Lease Date pursuant to the specifications attached hereto as Exhibit G, but, subject to Tenant’s right to request after-hours service under Section 17.2 below, only during the hours specified in Section 1.12;

(3) janitorial service in form and substance which is no less than what is being provided for the Existing Premises as of the Lease Date pursuant to the specifications attached hereto as Exhibit H (which, at Landlord’s election, may be during daylight hours (for such purposes, the “Daylight Janitorial Services”), provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations during any such daylight hours, and provided, further, that Tenant may at any time or from time-to-time require all or any portion of the Daylight Janitorial Services to instead be performed during non-daylight hours (the “Non-Daylight Janitorial Services Right”), in which event Tenant shall be solely responsible for all additional costs incurred as a result of providing such janitorial services during non-daylight hours);

(4) maintenance and repair of the Project as described in Section 7.1;

(5) trash removal from the Premises in form and substance which is no less than what is being provided for the Existing Premises as of the Lease Date (which, at Landlord’s election, may be during daylight hours (for such purposes, the “Daylight Trash Removal Services”), provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations during any such daylight hours, and provided, further, that Tenant may at any time or from time-to-time require all or any portion of the Daylight Trash Removal Services to instead be performed during non-daylight hours (the “Non-Daylight Trash Removal Services Right”), in which event Tenant shall be solely responsible for all additional costs incurred as a result of providing such trash removal services during non-daylight hours);

(6) hot and cold water from points of supply;

(7) restrooms as required by applicable code;

(8) elevator service; provided, that Landlord shall have the right to remove such elevators from service as may be reasonably required for moving freight or for servicing or maintaining the elevators or the Building;

(9) with respect to any Building-standard lamps and ballasts that are owned and maintained by Landlord as of the Lease Date, (i) Building-standard lamps and ballasts and all replacements thereto in the Premises, and (ii) Building-standard lamps and ballasts and replacements thereof in all portions of the Common Areas (including all skyways, elevator lobbies, toilet and restroom areas and stairwells); and

(10) subject to Section 50 below, security guards and/or equipment on a twenty-four (24) hour-per-day, seven (7) day-per-week basis to maintain security for the Building (security escort services for tenants to all locations within the Building, including the Parking Garage, shall also be made available in accordance with, and subject to, Building-standard practices).

The cost of all services provided by Landlord shall be included within Operating Costs, unless charged directly (and not as a part of Operating Costs) to Tenant or another tenant of the Building; provided, that nothing contained in this sentence shall be interpreted to allow Landlord to obtain double recovery for the same amount or be interpreted to require Tenant to pay twice for the same amount. Landlord agrees to furnish landscaping and grounds maintenance for the areas used in common by the tenants of the Building. Services shall be furnished by Landlord and reimbursed by Tenant as part of Operating Costs; however, subject to Landlord’s Indemnification Obligation and Section 17.4 below, Landlord shall be under no responsibility or liability for failure or interruption in such services caused by breakage, accident, strikes, repairs or for any other causes beyond the reasonable control of Landlord, nor in any event for any indirect or consequential damages; and failure or omission on the part of Landlord to furnish service shall not be construed as an eviction of Tenant, nor, subject to Landlord’s Indemnification Obligation and Section 17.4 below, work an abatement of Rent, nor render Landlord liable in damages, nor release Tenant from prompt fulfillment of any of the covenants under this Lease.

17.2 If Tenant requires or requests that the services to be furnished by Landlord (except Building standard electricity and elevator service) be provided during periods in addition to the periods set forth in Section 1.12, then Tenant shall obtain Landlord’s consent (not to be unreasonably withheld, conditioned or delayed) and, if consent is granted in accordance with the foregoing, shall pay within thirty (30) days following demand the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply or meter such excess consumption, and the reasonable cost of the increased wear and tear on existing equipment caused by such excess consumption. Landlord may, from time to time during the Term, set a uniform (for the Building) per hour charge for after-hours service, provided, that Landlord shall not discriminate against Tenant with respect to any such charge. The parties acknowledge that the current rate, which rate is subject to change from time to time in accordance with the foregoing, charged by Landlord for after-hours HVAC is approximately $45.00 per hour.

17.3 All telephone, electricity, gas, heat, air conditioning, ventilation and other utilities and services furnished to the Premises shall be paid for directly by Tenant, except to the extent the cost is included within Operating Costs in accordance with, and subject to, the terms of this Lease. Landlord reserves the right to separately meter or monitor the utilities or services provided to the Premises. The cost of any meter shall be borne by Tenant if, in Landlord’s reasonable judgment, Tenant is using a disproportionate share of one or more utilities or services. Notwithstanding anything to the contrary contained in this Lease, as of the Lease Date, Landlord hereby acknowledges and agrees that Tenant’s use of utilities or services for the Existing Premises is not disproportionate so as to require a separate meter under this Section 17.3, nor shall any comparable use of utilities or services in the remainder of the Premises be considered disproportionate for such purposes.

17.4 Notwithstanding anything to the contrary contained in this Lease, if, through no fault of Tenant, Tenant’s use of the Premises for the normal conduct of Tenant’s business is materially and adversely affected as a result of the failure to provide any of the services required under Section 17.1 above (an “Abatement Event”), then Tenant shall deliver to Landlord notice of such Abatement Event (“Tenant’s Abatement Notice”), and if such Abatement Event continues for three (3) consecutive business days after Landlord’s receipt of Tenant’s Abatement Notice (the “Eligibility Period”), then Periodic Rent shall be abated on a fair and equitable basis in the proportion that the Rentable Square Footage of the portion of the Premises affected by the Abatement Event bears to the total Rentable Square Footage of the Premises, after the expiration of the Eligibility Period until such time as the Abatement Event is reasonably remedied or Tenant is no longer prevented from using such portion of the Premises for the normal conduct of Tenant’s business.

18.	ENTRY OF LANDLORD

Landlord reserves the right to enter upon the Premises (in the event of a non-emergency entry by Landlord, upon reasonable prior notice and accompanied by an employee of Tenant if Tenant makes such an employee available without unreasonably delaying Landlord’s entry) at all reasonable times and reserves the right, during the last twelve (12) months of the Term (unless Tenant has exercised any Option in accordance with the terms herein), to, upon reasonable prior notice and accompanied by an employee of Tenant if Tenant makes such an employee available without unreasonably delaying Landlord’s entry, show the Premises at reasonable times to prospective tenants. Landlord may, with reasonable prior notice to Tenant (except in the event of an emergency, in which event no such notice shall be required, and accompanied by an employee of Tenant if Tenant makes such an employee available without unreasonably delaying Landlord’s entry), enter the Premises at any time for purposes of repair or maintenance of the Premises or any portion of the Project, or for the health, safety or protection of any person or property if reasonably determined to be necessary in the good faith business judgment of Landlord using sound property management practices in any event. Landlord shall, in connection with any such entrance into the Premises under this Article 18, exercise commercially reasonable efforts to minimize disruption to Tenant’s use and enjoyment of the Premises, including, without limitation, by using good faith efforts to schedule mutually-acceptable times for entrance with Tenant that are consistent with Building-standard times (including any after-hours times that are consistent with Building-standards), and the parties specifically acknowledge and agree that Landlord’s Indemnification Obligations shall apply with respect to any such entry into the Premises by Landlord. If reasonably deemed appropriate by Landlord for the health, safety or protection of person or property (e.g., as a result of a bomb, terror or other potentially grave and imminent threat), Tenant shall, upon notice from Landlord, reasonably vacate the Premises as Landlord reasonably directs.

19.	LANDLORD’S RIGHT TO RELOCATE TENANT

Intentionally Deleted.

20.	SUBORDINATION AND ATTORNMENT

Subject to the terms of this Section, this Lease is subject and subordinate to all ground or underlying leases and to any mortgage(s)/deed(s) of trust that may now or hereafter affect those leases or the land and to all renewals, modifications, consolidations, replacements and extensions thereof. Subject to the terms of this Section, this subordination shall be self-operative; provided, that Tenant shall execute promptly any commercially reasonable instrument that Landlord or any mortgagee/deed of trust beneficiary may request confirming subordination and including commercially reasonable non-disturbance protections for Tenant. Before any foreclosure sale under a mortgage/deed of trust, the mortgagee/deed of trust beneficiary shall have the right to subordinate the mortgage/deed of trust to this Lease, and, in the event of a foreclosure, this Lease shall continue in full force and effect and Tenant shall attorn to and recognize as its landlord the purchaser of Landlord’s interest under this Lease. Tenant shall, upon the request of a mortgagee/deed of trust beneficiary or purchaser at foreclosure, execute, acknowledge and deliver any commercially reasonable instrument that has for its purpose and effect the subordination of the lien of any mortgage/deed of trust to this Lease or Tenant’s attornment to the purchaser. Landlord represents and warrants to Tenant that, as of the date of execution of this Lease, the Project is not subject to any ground or underlying lease or to the recorded interest of any lender pursuant to any mortgage or deed of trust. If, in the future, the Project becomes subject to any such recorded interest, Landlord agrees to, upon the written request of Tenant, exercise commercially reasonable efforts to attempt to obtain for the benefit of Tenant a commercially reasonable (including, without limitation, with respect to providing that the ground lesser or lender, as applicable, shall not disturb Tenant’s rights under this Lease so long as Tenant is not in default beyond all applicable notice and cure periods under this Lease) subordination, non-disturbance and attornment agreement from the ground lessor or lender, as applicable, holding such interest. Any provision of this Lease to the contrary notwithstanding, any subordination of this Lease to any mortgage or deed of trust, and Tenant’s obligation to attorn to any mortgagee or ground lessor, shall be conditioned upon such mortgagee or ground lessor agreeing in writing in recordable and commercially reasonable form to recognize and not disturb Tenant’s rights under this Lease so long as no Event of Default is then occurring.

21.	ESTOPPEL CERTIFICATES

Either party shall, at any time upon not less than ten (10) days prior written notice from the other party (but subject to the five (5) day notice and cure period provided under Section 24(vi) below), execute, acknowledge and deliver to the other a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent is paid in advance, if any, (ii) acknowledging that there are not, to such party’s actual knowledge, any uncured defaults on the part of the requesting party, or specifying such defaults if any are claimed, and (iii) including any other information, certification or acknowledgement as may be reasonably requested by the requesting party. Any such statement may be conclusively relied upon by a prospective purchaser or encumbrancer of the Premises. If Landlord desires to finance, refinance or sell the Project, or any part thereof, Tenant agrees to promptly deliver to any lender or purchaser designated by Landlord, but on no more than one (1) occasion in any twelve (12) month period, such financial statements or other information concerning Tenant as may be reasonably required by that lender or purchaser, including, without limitation, financial statements for the most recently completed calendar year, provided, that, notwithstanding anything to the contrary contained in this Section 21, Tenant shall not be required to deliver any such financial statement or other information under this Section 21 if Tenant is a publicly traded corporation at the time it would otherwise be required to separately deliver such financial statement or other information under this Section 21 and Tenant’s financial information is publicly available to Landlord (in such event, Landlord shall be responsible for accessing such financial information); and provided, further, that Landlord and any such lender or purchaser agree to execute any commercially reasonable confidentiality agreement requested by Tenant stating that any such financial information shall be used only for the specified purposes.

22.	BUILDING RULES AND REGULATIONS

Tenant agrees to abide by all reasonable rules and regulations of the Building imposed by Landlord to the extent the same are not materially inconsistent with the terms of this Lease (Tenant hereby acknowledges and agrees that the rules and regulations attached hereto as Exhibit D are reasonable and non-discriminatory for such purposes and not so inconsistent). These rules and regulations, presented as Exhibit D attached hereto, are imposed for the cleanliness, good appearance, proper maintenance, good order and reasonable use of the Premises and the Building, and as may be reasonably necessary for the proper enjoyment of the Building by all tenants and their clients, customers and employees. The rules and regulations may be reasonably changed from time to time by Landlord on reasonable notice to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any rules and regulations by or otherwise with respect to the acts or omissions of any other tenant or occupants of the Project, provided, that, to the extent Landlord enforces such rules and regulations, such enforcement shall be in a non-discriminatory manner. In no event shall any future rules and regulations of Landlord, or any modifications or amendments thereto, materially reduce Tenant’s rights under this Lease, materially increase Tenant’s obligations, or otherwise be materially inconsistent with the provisions of the body of this Lease (any such future rule and regulation or modification or amendment thereto that results in Tenant incurring a monetary cost shall be deemed material for such purposes). In the event of conflict between any rules and regulations and the provisions of the body of this Lease, the provisions of the body of this Lease shall prevail.

23.	NOTICES

All notices or other communications between the parties shall be in writing and shall be deemed duly given, if delivered in person, or upon the earlier of (a) receipt, if mailed by certified or registered mail or nationally recognized overnight mail carrier such as FedEx, or (b) (i) three (3) days after certified or registered mailing, return receipt requested, postage prepaid, or (ii) one (1) business day after mailed by nationally recognized overnight mail carrier such as FedEx, in any such case addressed and sent to the parties at their addresses set forth in Sections 1.13 and 1.14. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

24.	EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default”: (i) Tenant fails to pay any Rent when due, and such failure to pay continues for more than ten (10) days after written notice thereof from Landlord, (ii) Tenant fails to observe or perform any other Lease term, condition, obligation or covenant binding upon, or required of Tenant, within thirty (30) days after written notice from Landlord, provided, however, if the default cannot be cured within such thirty (30) day period, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as Tenant commences such cure as soon as reasonably possible within such initial thirty (30) day period and diligently, continuously and reasonably prosecutes such cure to completion, (iii) Tenant makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver of the Premises or all or substantially all of Tenant’s assets is appointed, (iv) Tenant files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant, and is not discharged by Tenant within sixty (60) days, (v) there is a Transfer of the Premises or this Lease by Tenant and requiring Landlord’s consent, and the same is made without the prior written consent of Landlord as required by Article 13, or (vi) Tenant fails to deliver any of the statements or other information required under Section 21 above within the time periods provided therefor, and such failure continues for more than five (5) days after written notice thereof from Landlord.

25.	LANDLORD’S REMEDIES; LANDLORD’S DEFAULT

25.1 Upon the occurrence and during the continuance of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

25.1.1 Landlord may terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination, Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall at once surrender possession of the Premises to Landlord on the date specified in such notice and remove all of Tenant’s effects therefrom. Thereafter, Landlord may, to the maximum extent permitted under Applicable Law, forthwith re-enter the Premises and repossess itself thereof, and remove all persons and effects therefrom using such force as may be lawful and reasonably necessary in accordance with Applicable Law, without being guilty of trespass, forcible entry, detainer or other tort. Landlord may also, at its sole option, recover from Tenant all damages Landlord incurs by reason of Tenant’s Event of Default, including, without limitation, a sum which, at the date of such termination represents the present value, discounted at a rate equal to the discount rate of the Federal Reserve Bank of Minneapolis plus five percent (5%) (the “Discount Factor”), of the excess, if any, of the Rent that would have been payable hereunder by Tenant for the period commencing with the day following the date of termination and ending with the date hereinabove set forth for the expiration of the full Term hereby granted (excluding any unexercised Option Terms), over the aggregate reasonable rental value of the Premises for the same period (the “Reasonable Rental Value”), all of which present value of such excess sum shall be deemed immediately due and payable. In determining the Reasonable Rental Value of the Premises for the remainder of the Term, the parties hereto agree that all relevant factors shall be considered as of the time Landlord seeks to enforce such remedy, which may include, but shall not be limited to: (a) the length of time remaining on the Term; (b) the then-current market conditions in the general area in which the Premises are located; (c) the net effective rental rates (taking into account all reasonable concessions) then being obtained for space of similar type and size in Comparable Buildings; (d) the vacancy levels in Comparable Buildings; (e) the anticipated duration of the period the Premises will remain unoccupied prior to reletting, and the likelihood that the term of a new lease will expire no sooner than the scheduled expiration of the Term; (f) the anticipated cost of reletting; and (g) the current levels of new construction that will be completed during the remainder of the Term and the degree to which such new construction will likely affect vacancy rates and rental rates in Comparable Buildings. Such payment shall be and constitute Landlord’s liquidated damages, Landlord and Tenant acknowledging and agreeing that it is difficult to determine the actual liquidated damages Landlord would suffer from Tenant’s Event of Default and that the agreed upon liquidated damages are not punitive or penalties and are just, fair and reasonable.

25.1.2 To the maximum extent permitted by Applicable Law, if Landlord has terminated this Lease in accordance with Section 25.1.1 or re-entered the Premises in accordance with Section 25.1.3, Landlord may declare all Rent becoming due under this Lease for the entire remaining period of the Term, less the Reasonable Rental Value over such Term, together with all other amounts of Rent previously due, at once and immediately due and payable in full, which total amount shall be discounted to the present value, discounted at the Discount Factor; provided, however, that such payment shall not be deemed a penalty or liquidated damages but shall merely constitute a payment of Rent in advance for the remainder of the Term. Upon making such payment, Tenant shall be entitled to remain in the Premises until the end of the Term.

25.1.3 Landlord may, without terminating this Lease, in Landlord’s own name but as agent for Tenant, enter into and upon and take possession of the Premises or any part thereof, and at Landlord’s option, remove any persons and properties therefrom, and such property, if any, may be removed and stored in a warehouse or elsewhere at the cost of and for the account of Tenant, all without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. Landlord may thereafter rent the Premises or any portion thereof as the agent of Tenant, with or without advertisement, and by private negotiations and for any term and upon any other terms and conditions as Landlord may be deem necessary or desirable, and Landlord shall in no way be responsible or liable to Tenant for any rental concessions or any failure to rent the Premises or any part thereof, or for any failure to collect any rent due upon such reletting, subject to Section 25.1.4 below. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied: first, to the payment of any indebtedness (other than Rent due hereunder) from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including, without limitation, brokerage fees, attorneys’ fees and costs, costs of alterations and repairs and advertising costs; third, to the payment of Rent and other charges then due and unpaid hereunder; and the residue, if any, shall be held by Landlord to the extent of and for application and payment of future Rent as the same may become due and payable under the terms of this Lease. In reletting the Premises as aforesaid, Landlord may grant reasonable rent concessions consistent with then-

existing market conditions. If any such rentals received from such reletting shall at any time or from time to time be less than sufficient to pay Landlord the entire amount of Rent and other sums then due from Tenant hereunder, Tenant shall pay the total amount of any such deficiency to Landlord, which deficiency shall, at Landlord’s option, be calculated and paid monthly. No such reletting shall be construed as an election by Landlord to terminate this Lease unless a written notice of such election has been given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous Event of Default provided the same has not been cured.

25.1.4 In consideration of Landlord’s agreement not to unreasonably withhold consent to Transfers in accordance with, and subject to, the terms of Article 13 above, and in recognition of the fact that Tenant can perform the function of attempting to find potential transferees for the Premises, Tenant specifically acknowledges and agrees that Landlord may, without terminating this Lease or accelerating any payment not yet due by Tenant as a result of Tenant’s default, allow the Premises to remain unoccupied and collect Rent from Tenant as it becomes due and Tenant waives any right or defense Tenant may have under Applicable Law with respect to Landlord’s failure to mitigate its losses by attempting to relet the Premises; provided, that nothing contained in this paragraph shall be deemed to amend or otherwise modify Landlord’s obligation not to unreasonably withhold consent to any Transfer in accordance with, and subject to, the terms of Article 13 above. Subject to the immediately preceding sentence, but notwithstanding anything else to the contrary contained in this Lease, any damages recoverable by Landlord for an Event of Default shall be reduced by the amount, if any, that Tenant, in accordance with, and subject to, Applicable Law, proves (a) that Landlord could have avoided by exercising commercially reasonable efforts to mitigate Landlord’s damages, and/or (b) is the fair rental value of the Premises (taking into account Landlord’s costs and expenses as provided herein and taking into account then-existing market conditions).

25.1.5 Landlord may pursue such other remedies as are available at law or in equity, including, without limitation, an action for specific performance requiring Tenant to perform Tenant’s obligations under this Lease, and may recover from Tenant any other amounts that may be necessary to compensate Landlord for any other actual damages caused by Tenant’s failure to perform its obligations under this Lease or that would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of releasing, including necessary (if any) renovation and alteration of the Premises that is, in any event, consistent with then-existing market conditions, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord, together with any other amounts or awards as may be otherwise permitted from time to time under Applicable Law.

25.2 If Landlord elects to terminate this Lease on account of any Event of Default by Tenant, as set forth in this Article 25, Landlord shall have the right, concurrently therewith, to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

25.3 If Tenant fails to pay any Rent within five (5) days after written notice from Landlord that such Rent is delinquent, Tenant shall pay to Landlord a late charge of three percent (3%) of the amount of overdue Rent; provided, that, if Landlord would be required to deliver any such written notice more than two (2) times in any twelve (12) month period, then, for the remainder of such twelve (12) month period, Landlord shall no longer be required to deliver such a notice and, instead, the late charge shall become payable by Tenant if Tenant fails to pay any Rent within five (5) days after the Rent becomes due and payable. In addition, any late Rent payment shall bear interest from the date that Rent became due and payable to the date of payment by Tenant at the interest rate of ten percent (10%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by Applicable Law. Late charges and interest shall be due and payable within ten (10) days after written demand therefor from Landlord.

25.4 If Landlord exercises any of the remedies set forth in subsection 25.1 above, in addition to all other costs and expenses Landlord shall be entitled to recover under this Lease, Landlord shall also be entitled to recover: (i) the reasonable cost to Landlord of performing any other covenants that would have otherwise been performed by Tenant; (ii) all reasonable costs incurred in reletting the Premises, including, but not limited to, brokerage commissions, expenses (if any) of remodeling or renovating the Premises or any part thereof for a new tenant to the extent consistent with then-existing market conditions, advertising costs and attorneys’ fees; (iii) all sums reasonably expended by Landlord, and not previously reimbursed to Landlord by Tenant, in connection with improving or repairing the Premises to Tenant’s specifications; and (iv) all reasonable costs and expenses incurred by Landlord in connection with the exercise of Landlord’s remedies for an Event of Default, including reasonable attorneys’ fees and costs.

25.5 If Landlord elects to terminate this Lease, or to terminate Tenant’s right of possession of the Premises without terminating this Lease, as provided for hereinabove, or this Lease is terminated by authority of law, Landlord shall be entitled, but not required, to store in a commercially reasonable manner any personal property of Tenant or any transferee(s) that remain(s) in the Premises after the termination of this Lease and the removal of Tenant or such transferee(s) from the Premises. Any interest of Landlord in such property may be discharged by Tenant upon payment of arrearage due under this Lease, plus payment of Landlord’s storage and administrative costs. At the end of the sixty (60) day period following termination of this Lease, or termination of Tenant’s right of possession, such property shall be conclusively deemed to have been abandoned by Tenant and Landlord may dispose of such property in such manner as it deems appropriate in its sole discretion. The foregoing provisions of this Section shall be without prejudice to any election by Landlord that Tenant’s failure to remove its property constitutes a holding over by Tenant. Notwithstanding anything to the contrary contained in this Lease, Landlord does not and shall not have, and hereby expressly waives, any security interest or lien, including, without limitation, any “Landlord’s lien” or any statutory lien in or upon the personal property of Tenant located in the Premises. Landlord shall from time to time, at Tenant’s sole cost and expense (including, without limitation, with respect to any reasonable attorneys’ fees incurred by Landlord), execute such documents (on Landlord’s standard form, if required by Landlord) as Tenant may reasonably request to confirm such lack of interest in Tenant’s personal property located in the Premises.

25.6 Landlord’s Default. Subject to the terms of this Lease, Landlord shall not be in default under this Lease unless and until Landlord fails to perform any covenant, condition or agreement contained in this Lease within thirty (30) days after receipt of written notice (a “Landlord Default Notice”) therefor from Tenant (any such default by Landlord shall be known herein as a “Standard Landlord Default”); provided, that, notwithstanding the foregoing, (a) if any such covenant, condition or agreement cannot be so performed within such thirty (30) day period, then Landlord shall not be in default under this Lease unless and until Landlord fails to commence such performance within such thirty (30) day period and to diligently prosecute the same to completion (any such default by Landlord shall be known herein as a “Landlord Extended Cure Default”), and (b) if the circumstance requiring Landlord’s performance constitutes an emergency or hazardous condition (an “Emergency”) the cure of which should reasonably be commenced earlier than such thirty (30) day period, then Landlord shall not be in default under this Lease unless and until Landlord fails to perform such obligation (including, without limitation, by diligently prosecuting the same to completion) as soon as reasonably possible considering such circumstance and the nature of the Emergency (any such default by Landlord shall be known herein as a “Landlord Emergency Condition Default,” which, together with any Standard Landlord Default and any Landlord Extended Cure Default, shall collectively be known herein as a “Landlord Default”). In the event of a Landlord Default, Tenant shall be entitled to pursue all rights and remedies at law or in equity (but subject to the terms of Sections 32 and 33 below). Further, at any time following the occurrence of a Landlord Default, Tenant may again notify Landlord of such Landlord Default (an “Additional Landlord Default Notice”); provided, that (i) in the case of a Standard Landlord Default or a Landlord Extended Cure Default, the Additional Landlord Default Notice shall be delivered in writing by Tenant to Landlord and shall also state that Landlord’s failure to perform as required by this Lease during the applicable cure period provided for in Sections 25.6(a) or (b) above (or within ten (10) days after Tenant’s delivery to Landlord of the Additional Landlord Default Notice, whichever time period is longer) may entitle Tenant to exercise the “Self-Help Right” or the “Offset Right” under this Section; and (ii) in the case of a Landlord Emergency Condition Default, the Additional Landlord Default Notice shall be in such form as is reasonable under the circumstances and shall also state that Landlord’s failure to commence performance within a reasonable time period or to diligently prosecute such performance to completion may entitle Tenant to exercise the “Self-Help Right” or the “Offset Right” under this Section (provided, that if it is reasonable under such circumstances for Tenant to provide an Additional Landlord Default Notice that is not in writing, then such unwritten notice shall be accompanied by written notice as soon as reasonably possible and within twenty-four (24) hours in any event). If, after receiving a Landlord Default Notice and an Additional Landlord Default Notice, Landlord still fails to prosecute the cure of the applicable Landlord Default in accordance with the terms herein, and such failure materially and adversely affects Tenant’s business operations, Tenant may make such performance to the extent the same would not materially and adversely affect the Building structure or systems and is performed in accordance with the terms of this Lease (the “Self-Help Right”). In such event, Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant in exercising the Self-Help Right (but the same shall not preclude any liability of Tenant as otherwise set forth in this Lease for such costs, including, without limitation, pursuant to Tenant’s obligations regarding Operating Costs or under Article 10 above), together with interest at the interest rate set forth in Section 25.3 (collectively, the “Cure Costs”), including by deducting such Cure Costs from the next successive monthly installment(s)

of Base Rent and/or Operating Costs payable by Tenant hereunder (the “Offset Right”); provided, that it shall also be a condition precedent to any exercise by Tenant of the Offset Right that Landlord fail to pay any Cure Costs actually owed by Landlord within thirty (30) days after Tenant delivers a separate prior written notice to Landlord stating that Tenant will exercise the Offset Right if such Cure Costs are not paid by Landlord. Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that the Offset Right shall apply with respect to all or any portion of the Tenant Improvement Allowance that Landlord fails to pay in accordance with the terms of this Lease. Nothing contained herein shall be deemed to prohibit Tenant from commencing such actions at law or in equity to which Tenant may be entitled (but subject to the terms of Section 32 and 33 below).

26.	RIGHT OF LANDLORD TO CURE TENANT’S DEFAULT

If an Event of Default occurs, then Landlord may (but shall not be obligated to) make such payment or do such act to cure the Event of Default, and charge the reasonable cost of cure, together with interest at the interest rate set forth in Section 25.3, to Tenant. Payment for the cure shall be due and payable by Tenant upon demand; however, if Landlord has exercised its right to terminate this Lease under Article 25 above as a result of an Event of Default, and also cured such Event of Default to avoid a potential material adverse effect (e.g., by making a payment to prevent a lien from being filed against the Project or by performing a repair to guard against any Hazardous Material exposure), then, to the maximum extent permitted by Applicable Law, the making of any payment or the taking of such action by Landlord shall not ipso facto be deemed to cure the Event of Default.

27.	COMPLIANCE WITH APPLICABLE LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any Applicable Law. At its sole cost and expense, Tenant shall promptly comply with all Applicable Law; provided, that Tenant shall not be required to make changes to the Building structure or systems or Common Areas, or, except as permitted pursuant to the terms of Article 5 above regarding Operating Costs, bear the cost of any such work, unless required because of Tenant’s specific use (as opposed to normal and customary office use) or improvement, and subject to Tenant’s right to, in accordance with the terms of this Lease, cease the specific use or remove the improvement in question so Applicable Law is no longer violated. Should any standard or regulation now or hereafter be imposed on Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations to the extent required for the Premises or otherwise in connection with this Lease; provided, that Tenant shall not be required to make changes to the Building structure or systems or Common Areas, or, except as permitted pursuant to the terms of Article 5 above regarding Operating Costs, bear the cost of any such work, unless required because of Tenant’s specific use (as opposed to normal and customary office use) or improvement, and subject to Tenant’s right to, in accordance with the terms of this Lease, cease the specific use or remove the improvement in question so Applicable Law is no longer violated. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Nothing contained in this Article 27 shall be deemed to affect or otherwise modify Landlord’s Notice Obligation or Landlord’s Compliance Obligation, which shall continue in full force and effect in accordance with, and subject to, the terms of this Lease.

28.	BENEFIT

Subject to the provisions of Articles 13 and 30 hereof, the rights, duties and liabilities created hereunder shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns.

29.	PROHIBITION AGAINST RECORDING

Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under, or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

30.	TRANSFER OF LANDLORD’S INTEREST

So long as Landlord’s transferee assumes in writing all obligations of Landlord under this Lease after the effective date of such transfer, Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project and Building and in this Lease (Tenant shall be provided with notice of any such transfer), and Tenant agrees that in the event of any such transfer and a transfer of the Letter of Credit, Landlord shall automatically be released from all liability under this Lease for events occurring from and after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder from and after the date of transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage/deed of trust lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder. Nothing in this Section 30 shall be deemed to limit Tenant’s exercise of any of its abatement, offset, self-help or any other similar rights or remedies to the extent expressly provided in this Lease.

31.	FORCE MAJEURE

Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, “Force Majeure”), except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant or Landlord, as applicable, pursuant to this Lease, notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay, or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

32.	LANDLORD’S LIMITATION OF LIABILITY

It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any Applicable Law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the equity interest of Landlord in and to the Project, and neither Landlord, nor any of its constituent partners, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. With the exception of Landlord’s right to consequential damages as provided in Section 37 of this Lease, under no circumstances shall Landlord or Tenant be liable for consequential damages, including, without limitation, injury to either party’s business or for any loss of income or profit therefrom; provided, that the foregoing shall not be deemed to limit Landlord’s remedies with respect to any Rent payable to Landlord. Any limitation on Landlord’s liability for damages under this Lease shall be deemed to apply to Landlord’s obligation pertaining to monetary damages and shall not be deemed to constitute a waiver by Tenant of any equitable remedy. To the extent that Landlord’s obligation for damages are limited to its interest in the Project, such interest shall be deemed to include the rents, profits and proceeds from the Project.

33.	LANDLORD’S EXCULPATION; CBRE GLOBAL AS SIGNATORY

This Lease is being executed by CBRE Global Investors, LLC, a Delaware limited liability company (“CBRE Global”), as investment manager for California State Teachers’ Retirement System, a public entity created pursuant to the laws of the State of California (“CALSTRS”), the sole member of CSDV-GP, LLC, a Delaware limited liability company (“CSDV-GP”), the general partner of Landlord. No present or future officer, director, employee, trustee, partner, member, manager, retirant, beneficiary, internal investment contractor, investment manager or agent of Landlord, CALSTRS or CSDV-GP shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, partner, member, manager, retirant, beneficiary, internal investment contractor, investment manager or agent under or in connection with this Lease or any other document or instrument heretofore or hereafter executed in connection with this Lease. Tenant hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Article 33 are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by Applicable Law or in any other contract, agreement or instrument. Tenant further acknowledges that CBRE Global has entered into this Lease as investment manager to CALSTRS, the sole member of CSDV-GP, the general partner of Landlord, and Tenant agrees that all persons dealing with CBRE Global must look solely to Landlord for the enforcement of any Claims arising under this Lease (subject to the limitations upon Landlord’s liability set forth above), as neither CBRE Global nor any of its affiliated entities (including, but not limited to, CBRE, Inc. and CBRE Services, Inc.) nor any of their respective officers, directors, agents, managers, trustees, employees, members, investment managers, partners or shareholders assume any personal, corporate, partnership, limited liability company, or other liability for any of the obligations entered into by CBRE Global as investment manager for CALSTRS, the sole member of CSDV-GP, the general partner of Landlord.

34.	BUILDING RENOVATIONS

Tenant hereby acknowledges that Landlord is currently renovating or may during the Term, subject to industry standards applicable to Comparable Buildings, renovate, improve, alter, maintain, repair or modify (collectively, the “Renovations”) the Project and/or the Premises, which Renovations shall, in any event, be consistent with industry standards applicable to Comparable Buildings, and which Renovations may include, without limitation, (i) installing sprinklers in the Common Areas and tenant spaces, (ii) modifying the Common Areas and tenant spaces to comply with Applicable Laws, including, without limitation, regulations relating to the physically disabled, (iii) installing new carpeting, lighting, and wall coverings in the Common Areas, and (iv) performing elevator cab renovations. Subject to Section 17.4 above and Landlord’s Indemnification Obligation, Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Subject to Section 17.4 above and Landlord’s Indemnification Obligation, Landlord shall have no responsibility, or for any reason be liable, to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations; provided, that Landlord shall, in connection with any Renovations, (a) exercise commercially reasonable efforts to minimize interference with Tenant’s use of or access to the Premises, and (b) perform such Renovations in a manner consistent with industry standards applicable to Comparable Buildings.

35.	ATTORNEYS’ FEES

If either party commences litigation against the other for the specific performance of this Lease, for damages for breach hereof or otherwise for enforcement of any remedy or interpretation hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, as well as reasonable attorneys’ fees and costs incurred in enforcing any judgment against the non-prevailing party.

36.	SURRENDER OF THE PREMISES

Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, in broom-clean condition and in substantially as good condition as when Tenant took possession, including, without limitation, the repair of any damage to the Premises caused by the removal of any of Tenant’s personal property or trade fixtures from the Premises, except for reasonable wear and tear, condemnation and loss by fire or other casualty, and subject to Section 7.4. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to (a) remove any tenant improvements or Alterations existing in the Premises as of the Lease Date or, except with respect to any Tenant Improvements consisting of any internal staircase that does not exist as of the Lease Date or any data facility, the Tenant Improvements, (b) remove any electronic, fiber, computer, phone, data or other cabling, (c) patch, repair or cover minor holes in the interior walls, floors or ceiling left by the removal of any tenant improvements or other property of Tenant, provided such removal is accomplished by reasonable means under the circumstances, or (d) remove any item that is expressly exempt from the removal obligation as set forth in Section 7.4 hereof or elsewhere in this Lease. Subject to

Section 7.4, any of Tenant’s personal property left on or in the Premises, the Building or the Common Areas after the Expiration Date or earlier termination of this Lease shall, to the maximum extent permitted by Applicable Law, be deemed to be abandoned without any further notice whatsoever to Tenant by Landlord, and, at Landlord’s option, Landlord may dispose of said property in any manner it deems appropriate, without compensation to Tenant, and title to said property shall pass to Landlord under this Lease. Landlord reserves the right to charge Tenant for the reasonable cost of removal, storage and disposition of any of Tenant’s personal property left within any portion of the Project.

37.	HOLDING OVER

If Tenant shall not immediately surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, Tenant shall be deemed to be a monthly tenant at sufferance upon all of the terms and conditions of this Lease; provided, that the monthly Base Rent shall, for the first (1st) month of any such holdover, be 125% and, thereafter, 150%, in any such case, of the monthly Base Rent in effect during the last month of the Term (or that would be in effect irrespective of any credits, abatements, offsets or other reductions). The provisions of this Article 37 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or under Applicable Law. If Tenant shall hold over after the Expiration Date or earlier termination of this Lease, and Landlord shall desire to regain possession of the Premises, then Landlord may forthwith re-enter and take possession of the Premises by any legal process in force in the state in which the Project is located, and, if Tenant holds over after Landlord delivers at least one hundred fifty (150) days prior written notice to Tenant (even if such notice is delivered prior to the Expiration Date or earlier termination of this Lease) (a) stating that Landlord does not consent to any such holding over, and (b) further stating, in all-capital letters, (i) that Landlord believes it has a replacement tenant for the Premises, (ii) the estimated commencement date for the occupancy of such replacement tenant, and (iii) that, if Tenant holds over at any time after the later of the Expiration Date or the date that is one hundred fifty (150) days after the date of such notice, Landlord will suffer consequential damages (such written notice shall be hereinafter referred to as the “Consequential Damages Notice”), then, in such event, and without limitation as to Landlord’s right to pursue unlawful detainer proceedings against Tenant in connection with any such holding over by Tenant, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against the cost of unlawful detainer proceedings instituted by Landlord against Tenant, increased construction costs to Landlord as a result of Landlord’s inability to timely commence construction of tenant improvements for a replacement tenant for the Premises, lost rents that result from Landlord’s inability to timely deliver the Premises to such new tenant, and any Claim against Landlord made by the replacement tenant. For the avoidance of doubt, the parties agree that Tenant shall not be liable for any other incidental, indirect, special or consequential damages, or for lost profits, under this Lease.

38.	JOINT AND SEVERAL LIABILITY OF TENANT

Intentionally Deleted.

39.	GOVERNING LAW

This Lease shall be construed and enforced in accordance with the laws of the state in which the Project is located.

40.	SUBMISSION OF LEASE

Submission of this instrument for examination or execution by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

41.	BROKERS

Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 1.10 (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all Claims in any way arising or resulting from or in connection with any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Any commission due to the Brokers in connection with this Lease shall be payable by Landlord pursuant to the terms of a separate agreement. The terms of this Article 41 shall survive the expiration or earlier termination of the Term.

42.	HAZARDOUS MATERIALS

42.1 As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including, without limitation, any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes,” “infectious wastes,” “hazardous materials” or “toxic substances” now or subsequently regulated under any Applicable Laws, including, without limitation, petroleum based products, printing inks, acids, pesticides, asbestos, PCBs and similar compounds, and including any different products and materials that are subsequently found to have adverse effects on the environment or the health and safety of persons.

42.2 Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Premises or, to the extent arising out of or related to Tenant’s or any Tenant Person’s use or occupancy of the Premises, the Project, except for customary and ordinary office and cleaning products, such as toner cartridges and cleaning solutions, used by tenants generally in Comparable Buildings (which Tenant shall cause to be used in compliance with Applicable Law in any such event). Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all Claims (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom or in connection therewith, punitive damages, consultants’ and experts’ fees and amounts paid in settlement and civil, administrative and criminal penalties, injunctive or other relief) in any way arising or resulting from or in connection with a breach of the terms of the immediately preceding sentence. Upon expiration or earlier termination of this Lease, Tenant shall cause any Hazardous Materials arising out of or related to Tenant’s or any Tenant Person’s use or occupancy of the Premises and not caused by Landlord, Landlord’s agents, employees or contractors to be removed from the Premises and the Project and properly transported for use, storage or disposal in accordance with all Applicable Laws. The indemnification obligations contained in this Section 42.2 shall survive the expiration or earlier termination of this Lease. For the avoidance of doubt, Landlord acknowledges and agrees that (a) except to the extent caused or knowingly exacerbated by Tenant or any Tenant Person, Tenant shall not be responsible for the remediation of any Hazardous Material contamination of the Premises, and (b) except to the extent provided for in this Article 42, Tenant shall not be responsible for the remediation of any Hazardous Material contamination occurring outside of the Premises.

42.3 Landlord shall not generate, store, dispose or otherwise handle in or about the applicable portions of the Premises any Hazardous Material other than quantities reasonably necessary to operate and maintain the Project, and in all such events in compliance with Applicable Law. Landlord shall protect, defend, indemnify and hold Tenant harmless from and against any and all Claims (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom or in connection therewith, punitive damages, consultants’ and experts’ fees and amounts paid in settlement and civil, administrative and criminal penalties, injunctive or other relief) in any way arising or resulting from or in connection with a breach of the terms of the immediately preceding sentence, or any breach of Landlord’s Special Representation regarding Environmental Laws as provided in Section 6 above, except to the extent any such breach is caused or knowingly exacerbated by Tenant. The indemnification obligations contained in this Section 42.3 shall survive the expiration or earlier termination of this Lease.

43.	LANDLORD’S RESERVATIONS

No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent; nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease, at law or in equity. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

44.	PARKING

Effective as of the applicable Commencement Date for the applicable portion of the Premises, Tenant shall receive the use of the number of Spaces in the Parking Garage pursuant to the Parking Ratio set forth in Section 1.15, for use of Tenant and its employees. Tenant shall pay prevailing parking rates as in effect from time to time for the Spaces. Tenant shall have the right (the “Parking Right”) to lease from Landlord for Tenant’s use, additional Spaces at the prevailing parking rates established from time to time by Landlord, as and when made available to Tenant by Landlord acting in good faith and without discriminating against Tenant. Tenant’s parking rights and privileges may not be assigned, subleased or otherwise transferred except to any Permitted Transferee, Approved User or in connection with any assignment, sublease or other transfer of the Premises pursuant to any Permitted Transfer or any Transfer consented to or deemed consented to by Landlord in accordance with the terms of this Lease, and, in such case, shall only apply for the benefit of the applicable transferee (it being the specific intent of the parties that no person or entity obtain the benefit of any such parking rights and privileges unless such person or entity is an occupant of the Premises). Notwithstanding anything to the contrary contained in this Lease, Landlord’s sole remedy for any failure by Tenant to pay the monthly charge for a Space shall be for Landlord to terminate Tenant’s right to such Space, in which event Tenant’s right to such Space shall be terminated and of no force or effect (but subject to the Parking Right in any event).

45.	GUARANTY

Intentionally Deleted.

46.	CONFIDENTIALITY

Landlord and Tenant acknowledge and agree that, subject to the terms provided in this Section 46, the rental and other financial and material terms of this Lease and any future amendments or other agreements in connection with this Lease are confidential and constitute proprietary information of both Landlord and Tenant; provided, that, notwithstanding anything to the contrary contained in this Section 46, the size of the Premises and the length of the Term shall not be deemed “material” for purposes of this Section 46 and may be disclosed by Landlord or Tenant (the “Materiality Exception”). Subject to the Materiality Exception, the parties specifically acknowledge that disclosure of such rental and other financial and material terms could adversely affect the ability of both parties to negotiate other leases and impair the parties’ relationship with other tenants and each other. Accordingly, each of Tenant and Landlord agrees that it, and its officers, directors and employees, shall not disclose any of the rental and other financial and material terms or conditions of this Lease or any future amendments or other agreements in connection with this Lease (subject in all cases to the Materiality Exception), to any person or entity (including, without limitation, any existing or prospective tenant of Landlord); provided, however, that nothing contained herein shall be deemed to prohibit (a) either party from making any such disclosure (i) to personnel, counsel, brokers or other agents or consultants employed by such party, as reasonably necessary for such party’s performance of its obligations under this Lease, (ii) for tax reporting purposes, or (iii) to the extent required under Applicable Laws (including, without limitation, in connection with any legal action between Landlord and Tenant, or in connection with any status by Tenant as a public company), (b) Tenant from making any such disclosure, if for a legitimate business purpose, (i) to prospective subtenants or assignees under this Lease, (ii) to any government auditors of Tenant’s business operations, (iii) to customers and accountants of Tenant, and (iv) in connection with any other legitimate business purpose of Tenant, or (c) Landlord from making any such disclosure (i) to any of Landlord’s lenders, appraisers, brokers and attorneys, (ii) in connection with any sale, financing or refinancing of the Building, or (iii) in connection with any other legitimate business purpose of Landlord. The preceding provisions of this paragraph shall not apply to, or bar or limit any legal action between Tenant and Landlord to enforce this Lease.

47.	INTERPRETATION OF LEASE

Landlord and Tenant have had the opportunity to review and revise this Lease. As such, this Lease shall be construed and interpreted as the joint work product of Landlord and Tenant and/or their attorneys. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in any interpretation of this Lease. This Lease and all of its terms shall be construed equally as to Landlord and Tenant. The headings to sections of this Lease are for convenient reference only and shall not be used in interpreting this Lease.

48.	ACKNOWLEDGMENT, REPRESENTATION AND WARRANTY REGARDING PROHIBITED TRANSACTIONS

Tenant hereby acknowledges that CALSTRS is a unit of the California State and Consumer Services Agency established pursuant to Title I, Division 1, Part 13 of the California Education Code, Sections 22000 et seq., as amended (the “Ed Code”). As a result, Landlord is prohibited from engaging in certain transactions with a “school district or other employing agency” or a “member, retirant or beneficiary” (as those terms are defined in the Ed Code). In addition, Landlord may be subject to certain restrictions and requirements under the Internal Revenue Code, 26 U.S.C. Section 1 et seq. (the “Code”). Accordingly, Tenant represents and warrants to Landlord that (a) Tenant is neither a school district or other employing agency nor a member, retirant or beneficiary; (b) Tenant has not made any contribution or contributions to CALSTRS, CSDV-GP or Landlord; (c) neither a school district or other employing agency, nor a member, retirant or beneficiary, nor any person who has made any contribution to CALSTRS, CSDV-GP or Landlord, nor any combination thereof, is related to Tenant by any relationship described in Section 267(b) of the Code; (d) subject to any brokerage commissions and Rent payable in connection with this Lease, neither CBRE Global, its affiliates, related entities, agents, officers, directors or employees, nor any CALSTRS, CSDV-GP or Landlord trustee, agent, related entity, affiliate, employee or internal investment contractor (both groups collectively, “Landlord Affiliates”) has received or will receive, directly or indirectly, any payment, consideration or other benefit from, nor does any Landlord Affiliate have any agreement or arrangement with, Tenant or any person or entity affiliated with Tenant relating to the transactions contemplated by this Lease; and (e) except for publicly traded shares of stock or other publicly traded ownership interests, no Landlord Affiliate has any direct or indirect ownership interest in Tenant or any person or entity affiliated with Tenant. Landlord acknowledges that (i) Tenant and/or such entities affiliated with Tenant may be publicly held companies, and one or more Landlord Affiliates may own shares in such companies, and (ii) such publicly held companies and their subsidiaries and affiliates (including, without limitation, Tenant) may employ former teachers who may have made contributions to Landlord.

49.	WAIVER OF REDEMPTION AND JURY TRIAL

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TENANT HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS OF REDEMPTION CONFERRED BY STATUTE OR OTHERWISE, AND, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS LEASE, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT WAIVE THE RIGHT

TO A TRIAL BY JURY AND, IN CONNECTION WITH ANY UNLAWFUL DETAINER, EVICTION OR OTHER PROCEEDING BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FROM TENANT, THE RIGHT TO FILE IN SUCH ACTION ANY COUNTERCLAIMS OR CROSS-CLAIMS AGAINST THE OTHER (OTHER THAN COMPULSORY COUNTERCLAIMS OR CROSS-CLAIMS). The foregoing shall not, however, be construed as a waiver of Tenant’s right to assert any claim in a separate action brought by Tenant against Landlord.

50.	SECURITY

Landlord shall have no responsibility to prevent, and shall not be liable to Tenant, its agents, employees, contractors, visitors or invitees for losses due to theft or burglary, or for damages or injury to Tenant, Tenant’s employees or Tenant’s property done by persons gaining access to the Premises or the Building, and Tenant hereby releases Landlord from all liability for such losses, damages or injury, except to the extent caused by Landlord’s negligence or willful misconduct.

51.	LIMITATION ON WARRANTIES

Landlord’s duties and warranties are limited to those expressly stated in this Lease and shall not include any implied duties or implied warranties, now or in the future. No representations or warranties have been made by Landlord other than those contained in this Lease. To the maximum extent permitted by Applicable Law, and except as otherwise expressly set forth in this Lease, Tenant hereby waives any and all warranties, express or implied, with respect to the Premises that may exist by operation of law or in equity, including, without limitation, any warranty of habitability or fitness for a particular purpose.

52.	REPRESENTATIONS AND WARRANTIES

52.1 By Tenant to Landlord:

Tenant hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all respects as of the date of mutual execution of this Lease, and shall survive the expiration or earlier termination of this Lease:

52.1.1 If Tenant is an entity, Tenant is (and shall continue to be for as long as this Lease is in effect) duly organized, validly existing and in good standing under the laws of the state of its organization, and is (and shall continue to be for as long as this Lease is in effect) qualified to do business in the state in which the Premises is located, and the persons executing this Lease on behalf of Tenant have the full right and authority to execute this Lease on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity. Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Tenant, enforceable in accordance with its terms.

52.1.2 Tenant has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (d) suffered the attachment or other judicial seizure of all or substantially all of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

52.1.3 Tenant hereby represents and warrants to Landlord that, to Tenant’s actual knowledge without duty of investigation or inquiry, Tenant is not: (a) in violation of any Anti-Terrorism Law; (b) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (d) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (e) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including, without limitation, Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein, “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism”. As used herein, “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. As used herein, “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may have been or may hereafter be amended.

52.2 By Landlord to Tenant:

Landlord hereby makes the following representations and warranties, each of which is material and being relied upon by Tenant, is true in all respects as of the date of mutual execution of this Lease, and shall survive the expiration or earlier termination of this Lease:

52.2.1 If Landlord is an entity, Landlord is (and shall continue to be for as long as this Lease is in effect) duly organized, validly existing and in good standing under the laws of the state of its organization, and is (and shall continue to be for as long as this Lease is in effect) qualified to do business in the state in which the Premises is located, and, subject to Section 33 above, the persons executing this Lease on behalf of Landlord have the full right and authority to execute this Lease on behalf of Landlord and to bind Landlord without the consent or approval of any other person or entity that has not already been obtained. Landlord has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Landlord, enforceable in accordance with its terms.

52.2.2 Landlord has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (d) suffered the attachment or other judicial seizure of all or substantially all of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

52.2.3 Landlord hereby represents and warrants to Tenant that, to Landlord’s actual knowledge without duty of investigation or inquiry, Landlord is not: (a) in violation of any Anti-Terrorism Law; (b) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (d) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (e) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person.

53.	TENANT’S MUST-TAKE PREMISES

As used in this Lease, the “Must-Take Premises Commencement Date” or “MTPCD”) shall mean the first to occur of (a) the date that is sixty (60) days after the date (the “Must-Take Premises Delivery Date”) that Landlord delivers the Must-Take Premises to Tenant for construction of the Tenant Improvements for the Must-Take Premises, or (b) the date Tenant commences business operations in a substantial portion of the Must-Take Premises. Landlord shall deliver exclusive, vacant possession of the Must-Take Premises to Tenant on September 1, 2013, subject to any delay caused by Tenant or, for up to a maximum of ninety (90) additional days, Force Majeure, which for purposes of this sentence only, shall not include any holdover or other action or inaction of any occupant or tenant of the Must-Take Premises. Beginning on the Must-Take Premises Commencement Date and continuing for the duration of the Term, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, that certain approximately 23,645 Rentable Square Feet (as outlined on Exhibit A attached hereto) known as Suite 600 on the sixth (6th) floor of the Building (the “Must-Take Premises”) upon all of the terms and conditions of this Lease (including, without limitation, the terms of this Lease regarding the Options, which shall collectively apply to the Initial Premises as expanded by the Must-Take Premises). Accordingly, effective on the Must-Take Premises Commencement Date, unless the context clearly indicates otherwise, (i) all references to the “Premises” contained in this Lease shall mean and refer to the entirety of the space in the Premises as expanded by the Must-Take Premises, (ii) “Tenant’s Proportionate Share” for the Must-Take Premises shall be determined in accordance with the Proportionate Share Formula, (iii) the number of Spaces shall be subject to increase pursuant to the terms of Sections 1.15 and 44 above, (iv) the Must-Take Premises LC Amount shall be added to the Initial Premises LC Amount (and the then-existing Letter of Credit shall, in accordance with the terms of this Lease and by no later than the Must-Take Premises Commencement Date, be amended or re-issued, as applicable, to provide for such increase in the LC Amount), (v) Tenant shall be entitled to such portion of the Tenant Improvement Allowance as set forth in, and subject to the terms of, the Tenant Work Letter, (vi) Tenant’s Early Entry

Right for the Must-Take Premises shall apply in accordance with, and subject to, the terms of Section 4.5 of the Tenant Work Letter, including, without limitation, the terms thereof regarding Tenant’s Early Entry Special Abatement, and (vii) Base Rent for the Must-Take Premises shall be as follows:

Dates	Annual Base Rent Per Square Foot	Monthly Base Rent	Annual Base Rent
MTPCD –10/31/14	$10.25	$20,196.77	$242,361.25
11/1/14 – 10/31/15	$10.75	$21,181.98	$254,183.75
11/1/15 – 10/31/16	$11.25	$22,167.19	$266,006.25
11/1/16 – 10/31/17	$11.75	$23,152.40	$277,828.75
11/1/17 – 10/31/18	$12.25	$24,137.60	$289,651.25
11/1/18 – 10/31/19	$12.75	$25,122.81	$301,473.75
11/1/19 – 4/30/20	$13.25	$26,108.02	$313,296.25

Notwithstanding anything to the contrary contained in this Lease, the Initial Premises Base Rent Abatement Right shall not apply (whether in full or in part) with respect to Tenant’s lease of the Must-Take Premises, and Tenant specifically acknowledges and agrees that the Delivery Condition shall apply with respect to the Must-Take Premises (subject, in any event, to Landlord’s Notice Obligation, Landlord’s Compliance Obligation, Landlord’s maintenance and repair obligations under this Lease, and the terms of the Tenant Work Letter regarding the Must-Take Premises). Promptly following Landlord’s or Tenant’s request, the parties shall document the addition to the Premises of the Must-Take Premises in a memorandum that is in substantially the same form as the Notice of Lease Term Dates.

54.	TENANT’S EXPANSION OPTIONS

54.1 5th Floor. So long as no Event of Default then exists, Tenant may, at any time prior to September 1, 2013, deliver written notice to Landlord (the “5th Floor Expansion Notice”) that Tenant has elected to expand the Premises by adding Suite 500 consisting of approximately 23,653 Rentable Square Feet (the “5th Floor Expansion Premises”), as such 5th Floor Expansion Premises is outlined on Exhibit A attached hereto (collectively, the “5th Floor Expansion Option”). If Tenant fails to deliver the 5th Floor Expansion Notice by such date, or if an Event of Default would exist at the time the 5th Floor Expansion Premises would first be added to the Premises, then, notwithstanding anything to the contrary contained herein, the 5th Floor Expansion Option shall terminate and be of no force or effect. If, however, Tenant duly delivers the 5th Floor Expansion Notice in accordance with the terms herein, then such delivery by Tenant shall, subject to the terms herein, be binding and, in addition to the then-applicable Premises, effective as of the “5th Floor Expansion Premises Commencement Date” (as defined below) and continuing for the duration of the Term, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the 5th Floor Expansion Premises upon all of the terms and conditions of this Lease (including, without limitation, the terms of this Lease regarding the Options, which shall collectively apply to the Premises as expanded by the 5th Floor Expansion Premises). As used in this Lease, the “5th Floor Expansion Premises Commencement Date” or “5FEPCD” shall mean the first to occur of (a) the date that is sixty (60) days after the date (the “5th Floor Expansion Premises Delivery Date”) that Landlord delivers the 5th Floor Expansion Premises to Tenant for construction of the Tenant Improvements for the 5th Floor Expansion Premises, or (b)

the date Tenant commences business operations in a substantial portion of the 5th Floor Expansion Premises. Landlord shall deliver exclusive, vacant possession of the 5th Floor Expansion Premises to Tenant on September 1, 2014, subject to any delay caused by Tenant or, for up to a maximum of ninety (90) additional days, Force Majeure, which for purposes of this sentence only, shall not include any holdover or other action or inaction of any occupant or tenant of the Must-Take Premises. Promptly following Landlord’s or Tenant’s request, the parties shall document the addition to the Premises of the 5th Floor Expansion Premises in a memorandum that is in substantially the same form as the Notice of Lease Term Dates. If the 5th Floor Expansion Option is exercised in accordance with the terms herein, then, effective on the 5th Floor Expansion Premises Commencement Date, unless the context clearly indicates otherwise, (i) all references to the “Premises” contained in this Lease shall mean and refer to the entirety of the space in the Premises as expanded by the 5th Floor Expansion Premises, (ii) “Tenant’s Proportionate Share” for the 5th Floor Expansion Premises shall be determined in accordance with the Proportionate Share Formula, (iii) the number of Spaces shall be subject to increase pursuant to the terms of Sections 1.15 and 44 above, (iv) Tenant shall be entitled to such portion of the Tenant Improvement Allowance as set forth in, and subject to the terms of, the Tenant Work Letter, (v) Tenant’s Early Entry Right for the 5th Floor Expansion Premises shall apply in accordance with, and subject to, the terms of Section 4.5 of the Tenant Work Letter, including, without limitation, the terms thereof regarding Tenant’s Early Entry Special Abatement, and (vi) Base Rent for the 5th Floor Expansion Premises shall be as follows:

Dates	Annual Base Rent Per Square Foot	Monthly Base Rent	Annual Base Rent
5FEPCD –10/31/15	$10.75	$21,189.15	$254,269.75
11/1/15 – 10/31/16	$11.25	$22,174.69	$266,096.25
11/1/16 – 10/31/17	$11.75	$23,160.23	$277,922.75
11/1/17 – 10/31/18	$12.25	$24,145.77	$289,749.25
11/1/18 – 10/31/19	$12.75	$25,131.31	$301,575.75
11/1/19 – 4/30/20	$13.25	$26,116.85	$313,402.25

Notwithstanding anything to the contrary contained in this Lease, the Initial Premises Base Rent Abatement Right shall not apply (whether in full or in part) with respect to any lease by Tenant of the 5th Floor Expansion Premises, and Tenant specifically acknowledges and agrees that the Delivery Condition shall apply with respect to the 5th Floor Expansion Premises (subject, in any event, to Landlord’s Notice Obligation, Landlord’s Compliance Obligation, Landlord’s maintenance and repair obligations under this Lease, the terms of the Tenant Work Letter regarding the 5th Floor Expansion Premises, and the remaining terms of this Section regarding the “Existing Special Staircase”). The parties acknowledge that, as of the Lease Date, a staircase exists within the Must-Take Premises that directly connects it to the 5th Floor Expansion Premises (the “Existing Special Staircase”). Prior to the Must-Take Premises Delivery Date, Landlord shall, without cost or expense to Tenant, cause the Existing Special Staircase to be removed and all affected areas to be restored using Landlord’s Building-standard materials and methods so the fifth and sixth floors are no longer connected by the Existing Special Staircase and are separated again with a Building-standard ceiling on the fifth floor and a Building-standard floor on the sixth floor (collectively, the “Landlord Staircase Removal/Restoration Work”). The 5th Floor Expansion Option shall be personal only to the Named Tenant and any

Permitted Transferee and may not be exercised by any other assignee, subtenant or other transferee of or successor to any portion of the Named Tenant’s interest in this Lease or to the Premises.

54.2 4th Floor.

54.2.1 Generally. So long as no Event of Default then exists, Tenant may, at any time prior to September 1, 2014, deliver written notice to Landlord (the “Second Additional Premises Expansion Notice”) that Tenant has elected to expand the Premises by adding Suite 400 consisting of approximately 24,085 Rentable Square Feet (“Suite 400”), as Suite 400 is outlined on Exhibit A attached hereto (collectively, the “Second Additional Premises Expansion Option” and, together with the 5th Floor Expansion Option, the “Expansion Options”, and any such space under the Second Additional Premises Expansion Option, the “Second Additional Premises”). If Tenant fails to deliver the Second Additional Premises Expansion Notice by such date, or if an Event of Default would exist at the time the Second Additional Premises would first be added to the Premises, then, notwithstanding anything to the contrary contained herein, the Second Additional Premises Expansion Option shall terminate and be of no force or effect. In addition, and notwithstanding anything to the contrary contained herein, if Tenant does not exercise the 5th Floor Expansion Option but elects to exercise the Second Additional Premises Expansion Option, then, in Landlord’s sole and absolute discretion, Landlord may substitute the 5th Floor Expansion Premises for the Second Additional Premises (“Landlord’s Special Substitution Right”), in which event Tenant shall have no Expansion Option for Suite 400. Thus, if Tenant duly delivers the Second Additional Premises Expansion Notice in accordance with the terms herein, then such delivery by Tenant shall, subject to the terms herein, be binding and, in addition to the then-applicable Premises, effective as of the “Second Additional Premises Commencement Date” (as defined below) and continuing for the duration of the Term, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Second Additional Premises upon all of the terms and conditions of this Lease (including, without limitation, the terms of this Lease regarding the Options, which shall collectively apply to the Premises as expanded pursuant to this Section 54.2); provided, that, notwithstanding anything to the contrary contained herein, the material economic terms for such lease (e.g., the Base Rent and abatements, allowances and Landlord construction management fees, if any) shall be determined in accordance with the terms of this Section 54.2 regarding the “Expansion Fair Market Rental Value” (as defined below), and shall not be based on any of the same material economic terms of this Lease (e.g., the Base Rent under this Lease, the Initial Premises Base Rent Abatement Right, the “Tenant Improvement Allowance” or the election of Landlord not to charge a construction management fee for the Tenant Improvements).

As used in this Lease, the “Second Additional Premises Commencement Date”) shall mean the first to occur of (a) the date that is sixty (60) days after the date (the “Second Additional Premises Delivery Date”) that Landlord delivers the Second Additional Premises to Tenant for construction of any improvements for the Second Additional Premises, or (b) the date Tenant commences business operations in a substantial portion of the Second Additional Premises. Landlord shall use commercially reasonable efforts to deliver exclusive, vacant possession of the Second Additional Premises to Tenant as soon as reasonably possible following the vacation, surrender and return of exclusive possession of the Second Additional Premises by the existing occupant of the Second Additional Premises in accordance with the terms of the existing occupancy agreement with such occupant; provided, that, notwithstanding anything to the contrary contained herein, unless otherwise agreed by the parties in writing in their sole and absolute discretion (without any obligation to do so), in no event shall the Second Additional Premises be so delivered to Tenant prior to September 1, 2015; and provided, further, that, notwithstanding anything to the contrary contained herein, (x) if the Second Additional Premises Delivery Date fails to occur by November 1, 2015 (subject to extension to the extent of any delay caused by Tenant or Force Majeure, the “Second Additional Premises Outside Delivery Date”), then Tenant shall receive one (1) day of abatement for Base Rent and Operating Costs for the Second Additional Premises for each day after the Second Additional Premises Outside Delivery Date that the Second Additional Premises Delivery Date does not so occur, and (y) in no event shall the Second Additional Premises be so delivered after February 28, 2016 (subject to any delay caused by Tenant or, for up to a maximum of ninety (90) additional days, Force Majeure, which for purposes of this Section 54.2.1(y) only, shall not include any holdover or other action or inaction of any occupant or tenant of the Second Additional Premises). With respect to Landlord’s efforts to deliver exclusive, vacant possession of the Second Additional Premises in the condition required under this Lease to Tenant as soon as reasonably possible, Landlord agrees that Landlord shall (A) keep Tenant informed of any delay that might reasonably be expected in the return of the Second Additional Premises to Landlord for delivery to Tenant in accordance with the terms hereof, (B) if reasonably necessary, pursue eviction proceedings diligently and with reasonable efforts if any holdover of the Second Additional Premises occurs by any existing occupant thereof, and (C) at Tenant’s request, provide Tenant with alternative temporary space in the Building, if available, during any period that Landlord cannot deliver the Second Additional Premises as a result of any such holdover by the existing occupant thereof. If the Second Additional Premises Expansion Option is exercised in accordance with the terms herein, then, effective on the Second Additional Premises Commencement Date, unless the context clearly indicates otherwise, (i) all references to the “Premises” contained in this Lease shall mean and refer to the entirety of the space in the Premises as expanded under this Section 54.2, (ii) “Tenant’s Proportionate Share” for the Second Additional Premises under this Section 54.2 shall be determined in accordance with the Proportionate Share Formula, (iii) the number of Spaces shall be subject to increase pursuant to the terms of Sections 1.15 and 44 above, and (iv) Base Rent for the Premises as expanded under this Section 54.2 shall be the Expansion Fair Market Rental Value, determined pursuant to the procedure set forth below. Promptly following Landlord’s or Tenant’s request, the parties shall document the addition to the Premises of the Second Additional Premises under this Section 54.2 in a memorandum that is in substantially the same form as the Notice of Lease Term Dates. Notwithstanding anything to the contrary contained in this Lease, the Initial Premises Base Rent Abatement Right shall not transfer over or otherwise apply (whether in full or in part) with respect to any lease by Tenant of the Second Additional Premises (even if Landlord exercises Landlord’s Special Substitution Right in accordance with the terms herein), and Tenant specifically acknowledges and agrees that the Delivery Condition shall apply with respect to the Second Additional Premises (subject, in any event, to Landlord’s Notice Obligation, Landlord’s Compliance Obligation and Landlord’s maintenance and repair obligations under this Lease) even if Landlord exercises Landlord’s Special Substitution Right in accordance with the terms herein. The Second Additional Premises Expansion Option shall be personal only to the Named Tenant and any Permitted Transferee and may not be exercised by any other assignee, subtenant or other transferee of or successor to any portion of the Named Tenant’s interest in this Lease or to the Premises. As used in this Lease, the “Expansion Fair Market Rental Value” shall mean the then-prevailing annual market rental value (which may include adjustments for then-prevailing market concessions for similarly situated tenants of similar credit entering into similar leases for a similar term, including, if applicable, tenant improvement allowances and free rent; if any such concessions such as tenant improvement allowances and free rent are applicable, Landlord may require them to be identified and applied separately and apart from Base Rent, just as they are for the initial Term in the form of the Tenant Improvement Allowance and the Initial Premises Base Rent Abatement Right) for office space of comparable size, quality and location to the Second Additional Premises under this Section 54.2 in Comparable Buildings.

54.2.2 Determination of Expansion Fair Market Rental Value. Within fifteen (15) days following Landlord’s receipt of the Second Additional Premises Expansion Notice, Landlord shall deliver to Tenant in writing (the “Market Rent Notice”) Landlord’s good faith determination of the Expansion Fair Market Rental Value. Within ten (10) days after Landlord delivers to Tenant the Market Rent Notice, Tenant shall notify Landlord in writing (the “Market Rent Notice Response”) whether Tenant accepts such determination by Landlord. Tenant’s acceptance in the Market Rent Notice Response of such determination by Landlord, or Tenant’s failure to deliver the Market Rent Notice Response within such ten (10) day period, shall in either event be deemed Tenant’s election to accept such determination by Landlord, in which event the Base Rent for the Second Additional Premises under this Section 54.2 shall be the Expansion Fair Market Rental Value as so determined by Landlord. If, however, Tenant timely delivers the Market Rent Notice Response and rejects Landlord’s determination of the Expansion Fair Market Rental Value, Tenant shall submit in the Market Rent Notice Response Tenant’s determination of the Expansion Fair Market Rental Value. Landlord and Tenant shall thereafter negotiate in good faith to agree upon the Expansion Fair Market Rental Value within ten (10) days following Landlord’s receipt of the Market Rent Notice Response (the “Expansion Negotiation Period”). If, despite such good faith efforts, Landlord and Tenant are unable to reach such agreement, then, upon the expiration of the Expansion Negotiation Period, Landlord and Tenant shall simultaneously submit to the other, in a sealed envelope, its good faith determination of the Expansion Fair Market Rental Value, which determinations shall be their respective “last and best” offers (the “Expansion Determinations”) pursuant to the process set forth above in this Section. If the Expansion Determinations submitted by Landlord and Tenant are within five percent (5%) of each other, the Expansion Fair Market Rental Value shall be deemed to be the average of the two (2) submitted Expansion Determinations and no appraisal procedure shall be required. If, however, the Expansion Determinations are not within five percent (5%) of each other, then the parties shall have the Expansion Fair Market Rental Value determined in accordance with the so-called “baseball” method of determination set forth below in the remainder of this Section. Accordingly, within seven (7) days after the expiration of the Expansion Negotiation Period, Landlord and Tenant shall jointly appoint an Arbitrator (as defined in Section 3.2.5 above), which Arbitrator shall, within twenty (20) days following the Arbitrator’s appointment, determine and report in writing to Landlord and Tenant the Expansion Fair Market Rental Value by selecting either Landlord’s or Tenant’s determination of the Expansion Fair Market Rental Value, according to whichever of the applicable determinations is closer to the Expansion Fair Market Rental Value, as determined by the Arbitrator. If Landlord and Tenant cannot agree on the Arbitrator in accordance with the foregoing, Landlord or Tenant may apply to the Presiding Judge (or the regional equivalent) in the Superior Court (or the regional equivalent) of the State in which the Premises is located for the County in which the Premises is located to appoint the Arbitrator in accordance with the aforementioned criteria. The Arbitrator shall have no discretion other than to select Landlord’s or Tenant’s determination of the Expansion Fair Market Rental Value as aforesaid. The costs of the Arbitrator shall be shared equally by Landlord and Tenant, and each of Landlord and Tenant shall reasonably cooperate with the Arbitrator in providing documentation and any other reasonable evidence regarding how Landlord or Tenant, as applicable, arrived at its determination of the Expansion Fair Market Rental Value. If the Second Additional Premises under this Section 54.2 is added to the Premises prior to the final determination of the Expansion Fair Market Rental Value, Tenant shall pay to Landlord the average of the Expansion Fair Market Rental Value fixed by Tenant and the Expansion Fair Market Rental Value fixed by Landlord, subject to adjustment upon resolution of such dispute.

55.	TENANT’S RIGHT OF FIRST OFFER

55.1 Offer Space. If Tenant desires to discuss expanding the then-existing Premises by taking additional space on or between the third (3rd) and sixteenth (16th) floors of the Building (for such purposes, an “Offer Space”), then Tenant may notify Landlord in writing of such desire (an “Expansion Notice”), including Tenant’s estimate of how much Rentable Square Footage it desires to potentially lease (the “Offer Space Size Estimate”), and, in such event, Landlord and Tenant shall meet in good faith as soon as reasonably possible to discuss such desire of Tenant (an “Expansion Meeting”); provided, that, notwithstanding anything to the contrary contained herein, no more than one (1) Expansion Notice shall be delivered by Tenant in any calendar year and no more than one (1) Expansion Meeting shall take place in any calendar year. At the Expansion Meeting, Landlord shall notify Tenant of any Offer Space falling in the approximate range of the Offer Space Size Estimate that Landlord in good faith expects to become available to lease during the next twelve (12) months (without limiting the generality of the foregoing, the parties specifically acknowledge and agree that any Offer Space that is then the subject of bona-fide, ongoing negotiations between Landlord and any third party (i.e., as evidenced by an agreed-upon and then-applicable letter of intent or then-applicable lease negotiations) shall not be deemed available for such purposes), and, at any time within ten (10) days following the date of the Expansion Meeting, Tenant may deliver in writing to Landlord a request (a “Delivery Request”) that Landlord deliver to Tenant an Offer Notice (as defined below) with respect to any such Offer Space. The parties specifically acknowledge and agree that only a Delivery Request delivered by Tenant to Landlord in writing in strict accordance with the foregoing shall be deemed valid, and that any other attempt at a Delivery Request shall be deemed void and without force or effect. The parties specifically acknowledge and agree that Tenant’s rights under this Article 55 shall be subject and subordinate to any rights of other tenants and occupants existing as of the Lease Date, and the right of Landlord to extend or renew the lease or other occupancy agreement of any tenant or other occupant of any Offer Space or to enter into a new lease or other occupancy agreement with such tenant or other occupant in lieu of an extension or renewal, regardless of whether or not such tenant or other occupant has any current right to extend or renew. If Tenant makes any Delivery Request within the foregoing ten (10) day period after the date of an Expansion Meeting (the parties specifically acknowledge and agree that Landlord shall have no obligation under this Article 55 with respect to any other request made by Tenant at any other time), Landlord shall, as soon as reasonably possible in accordance with the terms herein, prior to offering the same to any other party (other than the then-current tenant or other occupant therein), first offer (the “Right of First Offer,” which shall be an ongoing right in accordance with, and subject to, the terms of this Article 55) to lease to Tenant all, and not less than all, of any such Offer Space; such offer shall be in writing and shall specify the lease terms for the Offer Space, including, without limitation, Landlord’s good faith determination of the “ROFO Fair Market Rental Value” (as defined below), the date on which the Offer Space shall be included as part of the Premises, and whether Landlord believes a letter of credit or circumstances that could affect Landlord’s expected date of delivery of possession of the Offer Space to Tenant are part of the determination of the ROFO Fair Market Rental Value (the “Offer Notice”). Within ten (10) days after Landlord delivers to Tenant the Offer Notice, Tenant shall notify Landlord in writing (the “Election Notice”) whether Tenant elects to lease the entire Offer Space on the terms set forth in the Offer Notice. Tenant’s failure to deliver any Election Notice within such ten (10) day period shall be deemed Tenant’s election not to exercise the Right of First Offer for the Offer Space at hand, and Tenant’s failure to object in the Election Notice to Landlord’s determination of the ROFO Fair Market Rental Value shall be deemed Tenant’s acceptance of Landlord’s determination of the ROFO Fair Market Rental Value. If, however, Tenant delivers the Election Notice but as part of such Election Notice rejects Landlord’s determination of the ROFO Fair Market Rental Value, Tenant shall submit in the Election Notice Tenant’s determination of the ROFO Fair Market Rental Value. Landlord and Tenant shall thereafter negotiate in good faith to agree upon the ROFO Fair Market Rental Value within ten (10) days following Landlord’s receipt of Tenant’s determination of the ROFO Fair Market Rental Value (the “ROFO Negotiation Period”). If, despite such good faith efforts, Landlord and Tenant are unable to reach such agreement, then, upon the expiration of the ROFO Negotiation Period, Landlord and Tenant shall simultaneously submit to the other, in a sealed envelope, its good faith determination of the ROFO Fair Market Rental Value (the “ROFO Determination”), which determinations shall be their respective “last and best” offers pursuant to the process set forth in Section 55.4.2 below, and the ROFO Fair Market Rental Value shall be determined in accordance with the terms of Section 55.4 below. In any event, if Tenant timely elects to lease the Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Offer Space is to be included as part of the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice, the terms of this Lease (provided, that, to the extent not inconsistent with the terms of the Offer Notice, Tenant’s Proportionate Share and the Spaces to be rented pursuant to the Parking Ratio shall be equitably and proportionately increased in proportion to the increase in the square footage of the Premises); however, Tenant specifically acknowledges and agrees that the Delivery Condition shall apply with respect to any Offer Space (subject, in any event, to Landlord’s Notice Obligation, Landlord’s Compliance Obligation and Landlord’s maintenance and repair obligations under this Lease), and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like, including, without limitation, any Tenant Improvement Allowance) or other tenant inducements (including, without limitation, any waiver of any construction management fee, and/or any rent credits or abatements, including, without limitation, any Initial Premises Base Rent Abatement Right) unless otherwise specifically provided in the Offer Notice. In addition, the parties specifically acknowledge and agree that the Rentable Square Footage of any such Offer Space shall be determined in substantial accordance with the method used to determine the Rentable Square Footage of the Premises. Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that if Tenant duly delivers an Election Notice in accordance with the terms herein electing to lease any Offer Space, then such delivery by Tenant shall, subject to the terms herein, be binding.

55.2 Failure to Exercise. If Tenant declines, fails or is otherwise unable to timely exercise the Right of First Offer, then, subject to the terms herein, the Right of First Offer shall lapse with respect to such Offer Space for such particular occasion only (such Offer Space shall again become the subject of a Right of First Offer if it again becomes available in accordance with, and subject to, the terms of this Article 55 (e.g., after being the subject of any occupancy agreement between Landlord and a third party following any such lapse)), time being of the essence with respect to the exercise thereof, and Landlord may lease all or a portion of such Offer Space to third parties on such terms as Landlord may elect; provided, that if the material economic terms for the Offer Space or such lesser portion equate to less than ninety percent (90%) of those offered to Tenant in the Offer Notice (on a per Rentable Square Foot basis), then the Right of First Offer shall again apply with respect to such Offer Space or any such lesser portion, pursuant to the terms hereof. Tenant may not exercise the Right of First Offer if an Event of Default exists or Tenant is not then occupying at least fifty percent (50%) of the entire Premises. If Tenant declines, fails or is otherwise unable to exercise the Right of First Offer, deliver any Expansion Notice, attend any Expansion Meeting or deliver any Delivery Request, Tenant shall, promptly following Landlord’s request therefor, acknowledge the same in writing for the benefit of Landlord.

55.3 Termination. Notwithstanding anything to the contrary contained in this Article 55, the Right of First Offer shall terminate and be of no further force or effect if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) less than one (1) year remains in the Term as may be renewed for any Option Term pursuant to Section 3.2 above, or (c) at the time of the execution of the amendment adding the Offer Space to this Lease, there exists an Event of Default. The Right of First Offer shall be personal only to the Named Tenant and any Permitted Transferee and may not be exercised by any other assignee, subtenant or other transferee of or successor to any portion of the Named Tenant’s interest in this Lease or to the Premises. Tenant shall have no remedies for Landlord’s failure to deliver possession of any portion of any Offer Space to Tenant due to any holding over by any other tenant or occupant of any portion of such Offer Space in violation of the terms of any lease or other agreement; provided, that Landlord shall use commercially reasonable efforts to cause the timely vacation of such Offer Space by any such tenant or occupant upon the expiration or earlier termination of the occupancy agreement therefor.

55.4 Determination of ROFO Fair Market Rental Value; “Baseball” Method of Determination.

55.4.1 Determination of ROFO Fair Market Rental Value. As used in this Lease, the “ROFO Fair Market Rental Value” shall mean the then-prevailing annual market rental value (which may include adjustments for then-prevailing market concessions for similarly situated tenants of similar credit entering into similar leases for a similar term, including, if applicable, tenant improvement allowances and free rent; if any such concessions such as tenant improvement allowances and free rent are applicable, Landlord may require them to be identified and applied separately and apart from Base Rent, just as they are for the initial Term in the form of the Tenant Improvement Allowance and the Initial Premises Base Rent

Abatement Right) for office space of comparable size, quality and location to the Offer Space in Comparable Buildings. If the ROFO Determinations submitted by Landlord and Tenant are within five percent (5%) of each other, the ROFO Fair Market Rental Value in question shall be deemed to be the average of the two (2) submitted ROFO Determinations and the appraisal procedure set forth in Section 55.4.2 below shall not be required. If, however, the ROFO Determinations are not within five percent (5%) of each other, then the parties shall have the ROFO Fair Market Rental Value determined in accordance with the so-called “baseball” method of determination set forth in Section 55.4.2 below.

55.4.2 “Baseball” Method of Determination. If the ROFO Fair Market Rental Value is not resolved by the exchange of determinations as described above, then the disagreement shall be resolved by arbitration. Within seven (7) days after the expiration of the ROFO Negotiation Period, Landlord and Tenant shall jointly appoint an Arbitrator (as defined in Section 3.2.5 above), which Arbitrator shall, within twenty (20) days following the Arbitrator’s appointment, determine and report in writing to Landlord and Tenant the ROFO Fair Market Rental Value by selecting either Landlord’s or Tenant’s determination of the ROFO Fair Market Rental Value (based on the “last and best” offers submitted by the parties under Section 55.1 above), according to whichever of the applicable determinations is closer to the ROFO Fair Market Rental Value, as determined by the Arbitrator. If Landlord and Tenant cannot agree on the Arbitrator in accordance with the foregoing, Landlord or Tenant may apply to the Presiding Judge (or the regional equivalent) in the Superior Court (or the regional equivalent) of the State in which the Premises is located for the County in which the Premises is located to appoint the Arbitrator in accordance with the aforementioned criteria. The Arbitrator shall have no discretion other than to select Landlord’s or Tenant’s determination of the ROFO Fair Market Rental Value as aforesaid. The costs of the Arbitrator shall be shared equally by Landlord and Tenant, and each of Landlord and Tenant shall reasonably cooperate with the Arbitrator in providing documentation and any other reasonable evidence regarding how Landlord or Tenant, as applicable, arrived at its determination of the ROFO Fair Market Rental Value. If the Offer Space is added to the Premises prior to the final determination of the ROFO Fair Market Rental Value, Tenant shall pay to Landlord the average of the ROFO Fair Market Rental Value fixed by Tenant and the ROFO Fair Market Rental Value fixed by Landlord, subject to adjustment upon resolution of such dispute.

56.	QUIET ENJOYMENT

Tenant, upon paying the Rent and performing all of its other obligations under this Lease, shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease.

57.	COUNTERPARTS

This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Lease to be executed by their authorized agents as of the Lease Date.

“LANDLORD”:

CSDV-MN LIMITED PARTNERSHIP,

a Delaware limited partnership

By:	CSDV-GP, LLC, a Delaware limited liability company, its general partner

By:	California State Teachers’ Retirement System, a public entity created pursuant to the laws of the State of California, its sole member

By:	CBRE Global Investors, LLC, a Delaware limited liability company
Its:	Investment Manager

By:	/s/ illegible
Authorized Signatory

By:	/s/ illegible
Authorized Signatory

“TENANT”:

SPS COMMERCE, INC., a Delaware corporation

By:	/s/ Archie C. Black

Name:	Archie C. Black

Its:	Chief Executive Officer

S-1

EXHIBIT A

OUTLINE OF PREMISES

(See attached)

Exhibit A, Page 1

Existing Premises (10th Floor/Suite 1000)

FAN ROOM
TEL/ELEC
WOMEN
MEN
STOR./JAN
SUITE 1000
ACCENTURE
23,651 R.S.F.

ACCENTURE TOWER

FLOOR 10

CBRE
CB RICHARD ELLIS
612-336-4300

Exhibit A, Page 2

Existing Premises (9th Floor/Suite 900)

SUITE 900
ACCENTURE
23,444 R.S.F.
FAN ROOM
WOMEN
MEN
STOR.

FLOOR 9

ACCENTURE TOWER

CBRE
CB RICHARD ELLIS
612-336-4300

Exhibit A, Page 3

Existing Premises (8th Floor/Suite 800)

Exhibit A, Page 4

Suite 700 (7th Floor)

Exhibit A, Page 5

Must-Take Premises (6th Floor)

Exhibit A, Page 6

5th Floor Expansion Premises/Suite 500*

*Note:	the 5th Floor Expansion Premises shall be part of the Premises only if added in accordance with the terms of Section 54 of the Lease.

FAN ROOM
TEL/ELE.
WOMEN
MEN
STOR.
SUITE 500
ACCENTURE
23,653 R.S.F.

FLOOR 5

ACCENTURE TOWER

CBRE
CB RICHARD ELLIS
612-336-4300

Exhibit A, Page 7

Second Additional Premises/Suite 400*

*Note:	the Second Additional Premises shall be part of the Premises only if added in accordance with the terms of Section 54.2 of the Lease.

Exhibit A, Page 8

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements (as hereinafter defined) for the applicable portions of the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Tenant Improvements, in sequence, as such issues will likely arise during the actual construction of the Tenant Improvements. All references in this Tenant Work Letter to “the Lease” shall mean the relevant portions of the Standard Form Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 4 of this Tenant Work Letter.

SECTION 1

TENANT IMPROVEMENTS

1.1 Tenant Improvement Allowance.

1.1.1. Subject to the terms herein, Tenant shall be entitled to a one-time improvement allowance (the “Tenant Improvement Allowance”) for the costs reasonably relating to the design and construction of Tenant’s initial improvements to the applicable portions of the Premises (the “Tenant Improvements”; the Tenant Improvements applicable to specific portions of the Premises may be generically referred to herein as the “applicable Tenant Improvements” or by using words of similar import) as follows: (a) up to $3,775,880.00 (i.e., $40.00 per Rentable Square Foot of the Initial Premises) for Tenant Improvements for the Initial Premises, (b) up to $819,772.15 (i.e., $34.67 per Rentable Square Foot of the Must-Take Premises) for Tenant Improvements for the Must-Take Premises, and (c) up to $693,742.49 (i.e., $29.33 per Rentable Square Foot of the 5th Floor Expansion Premises) for Tenant Improvements for the 5th Floor Expansion Premises if leased by Tenant under Section 54.1 of the Lease (each individual component of the Tenant Improvement Allowance as provided in the immediately preceding subsections (a), (b) and (c) may be generically referred to herein as the “applicable Tenant Improvement Allowance” or by using words of similar import). Notwithstanding anything to the contrary contained in this Tenant Work Letter, if the 5th Floor Expansion Premises is not added to the Premises pursuant to the 5th Floor Expansion Option under Section 54.1 of the Lease, then the terms of this Tenant Work Letter applicable to the 5th Floor Expansion Premises shall be null, void and of no force or effect, and neither Landlord nor Tenant shall have any obligations or rights under this Tenant Work Letter with respect to the 5th Floor Expansion Premises, including, without limitation, any obligation on the part of Landlord to pay any Tenant Improvement Allowance for the 5th Floor Expansion Premises. Notwithstanding anything to the contrary contained herein, if any portion of an applicable Tenant Improvement Allowance is not used or applied by Tenant by the expiration of the initial Term, such portion shall be deemed waived with no further obligation by Landlord with respect thereto.

Exhibit B, Page 1

1.1.2. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount that exceeds the applicable Tenant Improvement Allowance for the applicable portion of the Premises (but subject to the terms of Section 1.1.7 below regarding the Test-Fit Payment), and, except for the Second Limited Application Right or the Third Limited Application Right, in no event shall Tenant be entitled to any excess, credit, deduction or offset against Rent for any unused portion of any applicable Tenant Improvement Allowance.

1.1.3. Tenant shall, with written notice delivered to Landlord, be entitled to apply from the applicable Tenant Improvement Allowance, up to a maximum amount not to exceed (a) $471,985.00 (i.e., $5.00 per Rentable Square Foot of the Initial Premises) for Tenant Improvements for the Initial Premises, (b) $102,382.85 (i.e., $4.33 per Rentable Square Foot of the Must-Take Premises) for Tenant Improvements for the Must-Take Premises, and (c) $86,806.51 (i.e., $3.67 per Rentable Square Foot of the 5th Floor Expansion Premises if leased by Tenant under Section 54.1 of the Lease) for Tenant Improvements for the 5th Floor Expansion Premises, in any such case, towards, upon delivery to Landlord of reasonable supporting documentation therefor, Tenant’s actual and reasonable costs incurred in connection with (i) any cabling and telecommunications equipment to be installed at the Initial Premises, the Must-Take Premises or the 5th Floor Expansion Premises, as applicable, (ii) Tenant’s move into the Initial Premises, the Must-Take Premises or the 5th Floor Expansion Premises, as applicable, and (iii) Tenant’s architectural, engineering and project management work for the Initial Premises, the Must-Take Premises or the 5th Floor Expansion Premises, as applicable (collectively, the “First Limited Application Right”).

1.1.4. Tenant shall, with written notice delivered to Landlord, be entitled to apply from any portion of the applicable Tenant Improvement Allowance, up to a maximum amount not to exceed (a) $471,985.00 (i.e., $5.00 per Rentable Square Foot of the Initial Premises) for Tenant Improvements for the Initial Premises, (b) $102,382.85 (i.e., $4.33 per Rentable Square Foot of the Must-Take Premises) for Tenant Improvements for the Must-Take Premises, and (c) $86,806.51 (i.e., $3.67 per Rentable Square Foot of the 5th Floor Expansion Premises if leased by Tenant under Section 54.1 of the Lease) for Tenant Improvements for the 5th Floor Expansion Premises, in any such case, towards the next successive payment(s) of Base Rent due and payable under the terms of the Lease as follows: (i) with respect to the Initial Premises, beginning no sooner than the first to occur of November 1, 2014 or the date that Tenant uses at least $35.00 per Rentable Square Foot of the Tenant Improvement Allowance (whether for “Tenant Improvement Allowance Items,” as defined below, or pursuant to the First Limited Application Right) for the Initial Premises, (ii) with respect to the Must-Take Premises, beginning no sooner than the first to occur of November 1, 2015 or the date that Tenant uses at least $30.34 per Rentable Square Foot of the Tenant Improvement Allowance (whether for Tenant Improvement Allowance Items or pursuant to the First Limited Application Right) for the Must-Take Premises, and (iii) with respect to the 5th Floor Expansion Premises (if leased by Tenant under Section 54.1 of the Lease), beginning no sooner than the first to occur of November 1, 2016 or the date that Tenant uses at least $25.66 per Rentable Square Foot of the Tenant Improvement Allowance (whether for Tenant Improvement Allowance Items or pursuant to the First Limited Application Right) for the 5th Floor Expansion Premises (collectively, the “Second Limited Application Right”).

Exhibit B, Page 2

1.1.5. In addition and notwithstanding the foregoing, Tenant shall, with written notice delivered to Landlord, be entitled to apply from any unused portion of the aggregate Tenant Improvement Allowance (i.e., the Tenant Improvement Allowances for the Initial Premises, the Must-Take Premises and the 5th Floor Expansion Premises combined, and not taken separately), up to a maximum amount not to exceed $350,000.00, towards the next successive payment(s) of Base Rent due and payable under the terms of the Lease beginning no sooner than the date that is six (6) months prior to the Expiration Date of the initial Term (collectively, the “Third Limited Application Right”).

1.1.6. If Tenant has the right to exercise any of the First Limited Application Right, the Second Limited Application Right or the Third Limited Application Right in accordance with the foregoing, but fails to notify Landlord in writing of Tenant’s election to do so by the date that is no later than twelve (12) months prior to the Expiration Date of the initial Term, then, in such event, Tenant shall be deemed to have elected to have any such unused portion(s) of the Tenant Improvement Allowance(s) applied against Base Rent pursuant to the Second Limited Application Right and/or the Third Limited Application Right to the extent permitted in accordance with the foregoing (without limiting the generality of the foregoing and for the avoidance of any doubt, the parties specifically acknowledge that the applicable caps under the Second Limited Application Right and the Third Limited Application Right for amounts that can be applied against Base Rent shall be in full force and effect and shall not be exceeded), and such unused portion shall be so applied against Base Rent until depleted. Subject to the terms herein regarding the Test-Fit Payment, Tenant shall be responsible for costs of the applicable Tenant Improvements in excess of any applicable Tenant Improvement Allowance. All Tenant Improvements shall be deemed Landlord’s property under the terms of the Lease.

1.1.7. Notwithstanding anything to the contrary contained in this Tenant Work Letter, in addition to the Tenant Improvement Allowance, Landlord agrees, so long as no Event of Default has occurred and is continuing, to pay or reimburse, as applicable (the “Test-Fit Payment”), within thirty (30) days after delivery to Landlord of reasonable supporting documentation therefor, up to a maximum amount (the “Test-Fit Cap”) of (a) $11,327.64 (i.e., $0.12 per Rentable Square Foot of the Initial Premises), for one (1) “test fit” plan for the Initial Premises, and (b) $2,837.40 (i.e., $0.12 per Rentable Square Foot of the Must-Take Premises), for one (1) “test fit” plan for the Must-Take Premises. Tenant shall be responsible for all costs of the test-fit plan in excess of the applicable Test-Fit Cap for the applicable portion of the Premises (subject to Landlord’s obligations with respect to the Tenant Improvement Allowance), and, subject to Landlord’s obligations with respect to the Tenant Improvement Allowance, in no event shall Landlord be obligated to make any disbursement pursuant to this Section 1.1.7 in a total amount that exceeds the applicable Test-Fit Cap for the applicable Premises, and in no event shall Tenant be entitled to any excess, credit, deduction or offset against Rent for any unused portion of the applicable Test-Fit Payment payable by Landlord pursuant to the terms of this Section 1.1.7. If any portion of the Test-Fit Payment payable by Landlord under this Section 1.1.7 is not used by Tenant by the expiration of the initial Term for the purposes permitted herein, payment/reimbursement with respect to such portion shall be deemed waived with no further obligation by Landlord with respect thereto. Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that no Test-Fit Payment shall apply with respect to the 5th Floor Expansion Premises or any Second Additional Premises, and that the terms of this Tenant Work Letter shall not apply to any lease by Tenant of the Second Additional Premises, it being the specific intent of the parties that any improvement allowance (if applicable) for any Second Additional Premises leased by Tenant be determined in accordance with the terms of Section 54.2 above regarding the Expansion Fair Market Rental Value.

Exhibit B, Page 3

1.2 Disbursement of the Tenant Improvement Allowance.

1.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord for costs reasonably related to the construction of the Tenant Improvements for the applicable portions of the Premises (collectively, the “Tenant Improvement Allowance Items”), including, without limitation, for the following items and costs: (a) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 2.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of any “Construction Drawings,” as that term is defined in Section 2.3 of this Tenant Work Letter; (b) the cost of “Permits,” as that term is defined in Section 2.6 of this Tenant Work Letter; (c) the cost of any changes in the base, shell and core of the Building required by any Construction Drawings or the Approved Working Drawings; (d) the cost of any changes to any Construction Drawings (including the Final Space Plan, the Final Working Drawings and the Approved Working Drawings) or Tenant Improvements required by Landlord, any applicable governmental entity or by applicable building codes (the “Code”); (e) the costs of the Tenant demising walls and public corridor walls and materials, if any; and (f) with respect to the Tenant Improvement Allowance for the portion of the Premises consisting of the Existing Premises only, and upon delivery to Landlord of reasonable supporting documentation therefor, Tenant’s actual and reasonable costs incurred in connection with improvements made by Tenant to the Existing Premises during the period beginning on May 1, 2011 and ending on October 31, 2012.

1.2.2 Disbursements. In order to draw on all or any portion of the Tenant Improvement Allowance, Tenant shall deliver to Landlord: (a) a request for payment; (b) paid receipts evidencing the labor rendered and materials delivered to the applicable portions of the Premises; (c) evidence of payment by Tenant of the amount for which reimbursement is requested; and (d) appropriate executed mechanics’ lien releases from those “Tenant’s Agents,” as that term is hereinafter defined, who have performed the Tenant Improvements for which payment is requested, which releases shall comply with the appropriate provisions of all Applicable Laws (the “Lien Releases”). Within forty-five (45) days following a written request by Tenant (provided, that Landlord shall use reasonable efforts to deliver such check within thirty (30) days, but without any default or liability for Landlord failing to do so), together with the documentation set forth in (a) – (d) above, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (i) the amounts so requested by Tenant, as set forth in this Section 1.2.2, and (ii) the balance of any remaining available portion of the applicable Tenant Improvement Allowance. Tenant’s construction contract(s) for the Tenant Improvements shall include the right to a ten percent (10%) retention on all of Tenant’s payments for the Tenant Improvements, which retention shall not be payable by Tenant until (i) the contractor(s) in question have delivered Lien Releases for the applicable Tenant Improvements, and (ii) substantial completion of the applicable Tenant Improvements has been achieved. Notwithstanding the foregoing, Tenant shall deliver final lien releases in compliance with all Applicable Laws for all Tenant Improvements promptly upon substantial completion of the applicable Tenant Improvements.

Exhibit B, Page 4

1.2.3 Specifications. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements, which Specifications are attached to this Tenant Work Letter and incorporated herein as Schedule 1. The quality of the Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications.

SECTION 2

CONSTRUCTION DRAWINGS

2.1 Selection of Architect/Engineer. Tenant shall retain an architect/space planner subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed (the “Architect”), to prepare the applicable “Construction Drawings,” as that term is defined in this Section 2.1. Tenant shall also retain engineering consultants (the “Engineers”) subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety and sprinkler work of the Tenant Improvements. Landlord hereby approves those Architects listed on Schedule 2 attached hereto and incorporated herein.

2.2 Requests for Approval. In connection with any matters requiring Landlord’s approval pursuant to this Tenant Work Letter, Landlord shall (a) subject to any fixed time periods specifically provided for in this Tenant Work Letter, respond as soon as reasonably possible, and (b) either reasonably approve the matter in question in writing or notify Tenant in writing of the reasons Landlord does not reasonably approve the matter in question. If Landlord provides a disapproval and its reasons therefor in accordance with the foregoing terms, Tenant may revise the matter in question and resubmit it for review and approval by Landlord, in which case the time-periods and procedures set forth above shall again apply. At anytime after Tenant’s initial delivery to Landlord of a request for approval under this Tenant Work Letter, Tenant may provide a second notice to Landlord stating that Landlord’s failure to respond within the later of (i) the time period required to respond under this Tenant Work Letter, or (ii) five (5) days following Landlord’s receipt of such second notice shall be deemed Landlord’s election to approve the matter in question. If Landlord fails to notify Tenant of Landlord’s election within the applicable time period set forth in the immediately preceding sentence, Landlord shall be deemed to have approved the matter in question.

2.3 Construction Drawings. The plans and drawings to be prepared by Architect and the Engineers hereunder for the applicable Tenant Improvements shall be known collectively as “Construction Drawings”. All Construction Drawings shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of any Construction Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance that may be rendered to Tenant by Landlord or

Exhibit B, Page 5

Landlord’s space planner, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in any Construction Drawings.

2.4 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan (a “Final Space Plan”) for the applicable Tenant Improvements before any architectural working drawings have been commenced. Each Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning and their intended use. Landlord may reasonably request clarification for special use items not included in any Final Space Plan. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of any Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any reasonable respect and the reasons therefor pursuant to Section 2.2 above. If Tenant is so advised, Tenant shall promptly cause such Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, subject to Section 2.2 above.

2.5 Final Working Drawings. Promptly following the approval of a Final Space Plan by Landlord, Tenant shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the applicable Tenant Improvements, and the final architectural working drawings in a form that is sufficiently complete to allow subcontractors to bid on the work and to obtain all Permits (collectively, “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of any Final Working Drawings if the same is unsatisfactory or incomplete in any reasonable respect and the reasons therefor pursuant to Section 2.2 above. If Tenant is so advised, Tenant shall immediately revise such Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, subject to Section 2.2 above. Tenant shall make no material changes, modifications or alterations to the Final Working Drawings or the Tenant Improvements without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation as to any other reason for Landlord reasonably withholding consent to any Final Working Drawings or any such proposed changes, modifications or alterations to any Final Working Drawings, it shall be deemed reasonable for Landlord to withhold consent if any Final Working Drawings or any such change, modification or alteration would:

2.5.1 be of a quality lower than the quality of the Specifications,

2.5.2 require modification to any portion of the Project other than the applicable portions of the floors of the Premises under construction,

2.5.3 not be in accordance with industry standards applicable to Comparable Buildings and would materially and detrimentally affect any of the Project utilities, systems or structure, or the value (in excess of any de minimus amount), use or exterior appearance of the Project,

2.5.4 unreasonably interfere with the operations of any other tenant or occupant of the Project (as determined by Landlord in its sole but good faith discretion),

Exhibit B, Page 6

2.5.5 increase the cost of operating the Project (unless Tenant agrees to pay the cost of any such increase and such increased cost would not unreasonably burden Landlord’s management and operation of the Project; an example of such an unreasonable burden includes, without limitation, any requirements for power that exceed then-applicable Building capacities), or

2.5.6 violate the Lease, the CC&R’s or skyway agreements recorded against the Project as of the Lease Date or any Applicable Law that affects the Building.

2.6 Permits. The Final Working Drawings as approved by Landlord shall be referred to herein as the “Approved Working Drawings”. Tenant shall submit such Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 3.1 of this Tenant Work Letter, to commence and fully complete the construction of the applicable Tenant Improvements (including, without limitation, any certificate of occupancy or its jurisdictional equivalent, the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option and as a Tenant Improvement Allowance Item, to take part in all phases of the permitting process and shall supply Landlord, as soon as reasonably possible, with all plan check numbers and dates of submittal and obtain the Permits within a reasonable time. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any Permit and that the obtaining of the same shall be Tenant’s responsibility; provided, however, that Landlord shall, in any event, cooperate with Tenant (as a Tenant Improvement Allowance Item) in executing Permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such Permit. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed (without limitation as to any other reason for Landlord reasonably withholding consent, it shall be deemed reasonable for Landlord to withhold consent to any change, modification or alteration that would cause any of the results described in Sections 2.5.1-2.5.6 above).

2.7 Time Deadlines. In connection with the construction of the Tenant Improvements, Tenant shall meet with Landlord on a scheduled basis to be reasonably determined by the parties, to discuss Tenant’s progress in connection with the same. Subject to any Force Majeure and delays caused by Landlord or Landlord’s contractors, Tenant agrees to comply with any time deadlines mutually agreed upon with Landlord and to diligently prosecute construction of the Tenant Improvements to completion.

SECTION 3

CONSTRUCTION OF THE TENANT IMPROVEMENTS

3.1 Contractor and Subcontractors. A general contractor shall be retained by Tenant to construct the applicable Tenant Improvements. Such general contractor (the “Contractor”) shall be approved in writing in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed (without limiting the generality of the foregoing, Tenant specifically acknowledges and agrees that if the use of any particular contractor would, in Landlord’s reasonable judgment, violate the terms of any agreement between Landlord and any union providing work, labor or services at the Project or disturb labor harmony with the

Exhibit B, Page 7

workforce or trades engaged in performing other work, labor or services at the Project, Landlord may require any such contractor to be a union member, provided that, if requested by Tenant to Landlord in writing, Landlord shall provide Tenant with reasonable evidence of any agreements between Landlord and any trade union providing work, labor or services to the Project). Landlord hereby approves those Contractors listed on Schedule 3 attached hereto and incorporated herein. Any such Contractor shall be required to use the fire and life-safety subcontractor reasonably designated by Landlord, provided that its rates are reasonably equivalent to other similar subcontractors in the Minneapolis area. Promptly after approval by Landlord of the Contractor, Tenant shall cause the Contractor to prepare a construction schedule and Tenant shall submit the same to Landlord for informational purposes.

3.2 Tenant’s Agents. Tenant shall obtain Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed) for all subcontractors, laborers, materialmen and suppliers, if any, proposed to be used by Tenant in connection with the construction of the Tenant Improvements (such subcontractors, laborers, materialmen, suppliers and the Contractor to be known collectively as “Tenant’s Agents”). If Landlord reasonably does not approve any of Tenant’s subcontractors, laborers, materialmen or suppliers, Tenant shall submit other subcontractors, laborers, materialmen or suppliers for Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, Tenant specifically acknowledges and agrees that if the use of any particular subcontractor, laborer, materialman or supplier would, in Landlord’s reasonable judgment, violate the terms of any agreement between Landlord and any union providing work, labor or services at the Project or disturb labor harmony with the workforce or trades engaged in performing other work, labor or services at the Project, Landlord may require any such subcontractor, laborer, materialman or supplier to be a union member, provided that, if requested by Tenant to Landlord in writing, Landlord shall provide Tenant with reasonable evidence of any agreements between Landlord and any trade union providing work, labor or services to the Project. If any violation or disturbance occurs in connection with any labor, materials or equipment in the construction of any Tenant Improvements, Tenant, upon demand by Landlord, shall immediately cause all labor, materials and equipment causing such violation or disturbance to be removed from the Project. Without limitation as to Tenant’s right to seek any recourse and remedy against Contractor, Tenant specifically agrees to protect, defend, indemnify and hold Landlord harmless from and against any and all Claims in any way arising or resulting from or in connection with any breach by Tenant of Section 3.1 above or this Section 3.2 to the extent in connection with any labor, materials or equipment used by or on behalf of Tenant in connection with the Tenant Improvements by any Contractor or Tenant’s Agent that has not been approved by Landlord in accordance with the foregoing, provided that, if requested by Tenant to Landlord in writing, Landlord shall provide Tenant with reasonable evidence of any agreements between Landlord and any trade union providing work, labor or services to the Project.

3.3 Construction of Tenant Improvements.

3.3.1 Tenant’s Agents.

3.3.1.1. Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. The applicable Tenant Improvements shall be constructed substantially in accordance with the applicable Approved Working Drawings.

Exhibit B, Page 8

3.3.1.2. Insurance Requirements.

3.3.1.2.1 General Coverages. Tenant shall cause the Contractor to carry worker’s compensation insurance covering all employees, and shall also cause the Contractor to carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease. The Contractor shall submit to Landlord a Certificate of Insurance naming Landlord, any parties reasonably specified by Landlord (provided, that the parties ordinarily specified by Landlord on a Building-standard basis shall be deemed reasonable for such purposes), and Tenant as additional insureds under such public liability insurance policy.

3.3.1.2.2 Special Coverages. Tenant shall cause its Contractor to carry “Builder’s All Risk” insurance in an amount to be reasonably approved by Landlord covering the construction of the applicable Tenant Improvements, it being understood and agreed that the applicable Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, without limitation, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, in amounts, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

3.3.1.2.3 General Terms. Certificates for all insurance carried pursuant to this Section 3.3.1.2 shall be delivered to Landlord before the commencement of construction of the applicable Tenant Improvements and before the Contractor’s equipment is moved onto the site. The Insurance Delivery Requirement under Section 9.5 of the Lease shall apply with the same force and effect to the insurance required under this Tenant Work Letter as if fully incorporated into and written for this Tenant Work Letter. The Contractor shall maintain all of the foregoing insurance coverage in force until the applicable Tenant Improvements are fully completed. All policies carried under this Section 3.3.1.2 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Worker’s Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by the owner is excess and noncontributing with the insurance required hereunder; however, with respect to Claims caused by the negligence or willful misconduct of Landlord, its employees and agents, Landlord’s insurance shall be primary. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Article 10 of the Lease.

3.3.2 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (a) state, federal, city and quasi-governmental laws, codes, ordinances and regulations, including, without limitation, as may apply according to the rulings of the controlling public official, agent or other person; (b) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (c) Building material manufacturer’s specifications.

Exhibit B, Page 9

3.3.3 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times during construction to confirm their compatibility with the Building’s structure and systems; provided, however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder (except to the extent such failure to inspect on a timely basis after Landlord’s receipt of written notification from Tenant that an inspection is appropriate has rendered Tenant’s cure of Landlord’s disapproval of any work unreasonably more expensive to repair or replace) nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. During any such inspection, Landlord shall exercise commercially reasonable efforts to minimize disruption with Tenant’s business operations and construction of the Tenant Improvements. Should Landlord reasonably disapprove any portion of the Tenant Improvements because of a material adverse affect upon any Building structure or system, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Subject to the parenthetical in the first sentence of this Section 3.3.3, Tenant shall promptly rectify, at no expense to Landlord (except as may be part of any remaining portion of any applicable Tenant Improvement Allowance), any such Tenant Improvements so the same no longer materially adversely affect any Building structure or system.

3.4 Notice of Completion; Copy of Record Set of Plans. Promptly following substantial completion of the applicable Tenant Improvements, (a) Tenant shall cause the Architect and Contractor to (i) update any Approved Working Drawings as necessary to reflect all changes made to such Approved Working Drawings during the course of construction, (ii) certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, and (iii) deliver to Landlord two (2) reproducible sets of copies of such record set of drawings (and/or, at Landlord’s election, a reproducible copy in electronic form), (b) if requested by Landlord, Tenant shall deliver to Landlord a copy of all warranties, guaranties and operating manuals and information relating to the improvements, equipment and systems in the Premises, and (c) if requested by Landlord, Tenant shall deliver to Landlord the original signed permit card, indicating final approval by all applicable departments, if any.

SECTION 4

MISCELLANEOUS

4.1 Tenant’s Representative. Prior to commencement of construction of the Tenant Improvements, Tenant shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further written notice to Landlord, shall have full authority and responsibility to act on behalf of Tenant as required in this Tenant Work Letter.

4.2 Landlord’s Representative. Prior to commencement of construction of the Tenant Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Tenant Work Letter.

4.3 Time of the Essence in this Tenant Work Letter. Time is of the essence in this Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

Exhibit B, Page 10

4.4 Tenant’s Default. Notwithstanding any provision to the contrary contained in this Tenant Work Letter, if a monetary Event of Default has occurred and is continuing at the time Landlord is obligated to disburse any portion of the Tenant Improvement Allowance to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the applicable Tenant Improvement Allowance until such time as such Event of Default is cured pursuant to the terms of the Lease.

4.5 Tenant’s Early Entry. Tenant shall have a right of early entry (“Tenant’s Early Entry Right”) into portions of the Premises as follows: (a) on the Suite 700 Delivery Date, Tenant shall be permitted early entry into Suite 700, (b) on the Must-Take Premises Delivery Date, Tenant shall be permitted early entry into the Must-Take Premises, and (c) on the 5th Floor Expansion Premises Delivery Date (if applicable; there shall be no early entry right for Tenant if the 5th Floor Expansion Premises is not leased by Tenant under Section 54.1 of the Lease), Tenant shall be permitted early entry into the 5th Floor Expansion Premises. Tenant’s Early Entry Right shall be for the sole, limited purpose of Tenant (i) prosecuting construction in accordance with the terms herein of the Tenant Improvements applicable to any such portion of the Premises, and (ii) installing any furniture, fixtures or equipment (including, without limitation, Tenant’s telecommunications equipment) into such applicable portion of the Premises, and for no other use or purpose. Tenant’s Early Entry Right shall be subject to all the terms of the Lease, including, without limitation, the insurance requirements of the Lease and the indemnities set forth in Section 10 thereof (which shall apply upon Tenant’s early entry into the applicable portion of the Premises pursuant to Tenant’s Early Entry Right); provided, that during such period of Tenant’s early entry only (and, unless expressly provided otherwise in the Lease, not during any other time period), Tenant shall not be required to pay Base Rent or Operating Costs for the portion of the Premises that is the subject of Tenant’s early entry pursuant to Tenant’s Early Entry Right (collectively, an “Early Entry Special Abatement”).

Exhibit B, Page 11

SCHEDULE 1 TO EXHIBIT B

SPECIFICATIONS

Building Standards

Doors
Suite Entry Office Interior	3’-0”x 8’-6 1/2- African Mahogany 3’-0”x 8’- 6 1/2 Africa Mahogany

Hallow Metal Frames
Suite Entry	Aluminium 1 1/2” Face/Bronze Finish
Office Interior	Aluminium 1 1/2” Face/Bronze Finish

Hardware
Lockset Passage Set	Schlagel/U.S. 9/Level Type Schlagel/U.S. 9/Level Type

Ceiling Tile Spec.
Size	2’X2’ Amstong Ultima

Light Reflectant
American Society of Testing Materials#	.LR-1 Over 75A%

Noise Criteria Rating #	.60.-70

Tile Thickness
Foil Backed	3/4”/No

Sound Transmission Criteria	30-34

Grid Type/lnstalled/Color	1/8” Fine Line

Light fixture
Manufacturer	Columbia or equal
STE22-224G-MPO-EPU
Size	2x2
Lense Type	Metal diffuser w/ Round Perforations
backed w/Acrylic Overlay
Bulb Type	FT40DL/835/RS/ECO

Length of Electrical Connection Pigtail Provided 15”-0” for a Modular Wiring System

Stocked of Floor	Yes

Exhibit B, Page 12

SCHEDULE 2 TO EXHIBIT B

APPROVED ARCHITECTS

The NELSON Upper Midwest Operating Company, LLC (Nelson Architects).

Exhibit B, Page 13

SCHEDULE 3 TO EXHIBIT B

APPROVED CONTRACTORS

Greiner Construction.

Exhibit B, Page 14

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:

Standard Form Office Lease dated as of February 14, 2012 (the “Lease”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease), by and between CSDV-MN Limited Partnership, a Delaware limited partnership (“Landlord”), and SPS Commerce, Inc., a Delaware corporation (“Tenant”), concerning Suites 700, 800, 900 and 1000 on the seventh (7th), eighth (8th), ninth (9th) and tenth (10th) floors of the office building known as Accenture Tower and located at 333 South Seventh Street, Minneapolis, Minnesota, 55402.

Ladies and Gentlemen:

In accordance with the terms and conditions of the Lease, we wish to advise you and/or confirm as follows:

1. The Tenant Improvements are substantially completed, the Suite 700 Commencement Date is                     , the Existing Premises Commencement Date is                     , and the Expiration Date is                     .

2. Base Rent commenced to accrue on                     , in the amount of                     .

3. Your rent checks should be made payable to                     at                     .

4. The exact number of Rentable Square Feet within the Premises is                     .

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit C, Page 1

5. Tenant’s Proportionate Share as adjusted based upon the exact number of Rentable Square Feet within the Premises is                     %.

“LANDLORD”:

CSDV-MN LIMITED PARTNERSHIP,

a Delaware limited partnership

By:	CSDV-GP, LLC, a Delaware limited liability company, its general partner

By:	California State Teachers’ Retirement System, a public entity created pursuant to the laws of the State of California, its sole member

By:	CBRE Global Investors, LLC, a Delaware limited liability company
Its:	Investment Manager

By:
Authorized Signatory

By:
Authorized Signatory

“TENANT”:

SPS COMMERCE, INC.,

a Delaware corporation

By:

Name:

Its:

Exhibit C, Page 2

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project, provided that, to the extent Landlord enforces said Rules and Regulations, such enforcement shall be in a non-discriminatory manner.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for Comparable Buildings. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment of any kind that reasonably requires the use of Building freight elevator(s) shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. No service deliveries (other than messenger services) will be allowed between hours of 4:00 p.m. to 6:00 p.m., Monday through Friday. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.

5. Tenant shall not place or install in the Premises any file cabinets, equipment or other property which may cause damage to the structure of the Project or any portion thereof. If Tenant wishes to place or install file cabinets, equipment or other property which may cause damage to the structure of the Project or portion thereof, such placement or installation shall be deemed to be “Alterations” as defined in Article 7 of the Lease, and Tenant shall obtain the prior

Exhibit D, Page 1

written consent of Landlord as may be required by Article 7 of the Lease, and Tenant shall be responsible for, and shall pay all associated costs and expenses with respect to all structural engineering and modifications required to prevent any potential damage to the structure of the Project.

6. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such specific elevator as shall be designated by Landlord.

7. At no time shall Tenant bring onto, or permit to exist within, any portion of the Premises or the Project, any firearm, explosive device, bomb, or other weapon or dangerous object or device.

8. The requirements of Tenant will be attended to only upon application at the management office for the Project, at such office location designated by Landlord or per the notice requirements of the Lease. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

9. Tenant shall not disturb, solicit, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent the same.

10. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.

11. Intentionally Deleted.

12. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

13. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid or material.

14. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

15. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, nuisance, odors, or vibrations, or interfere in any way with other tenants or those having business therein. Neither shall Tenant commit waste to the Premises or the Project, or impair or interfere with the proper and economic maintenance, operation and repair of the Project or any portion thereof.

16. Unless otherwise agreed in writing by Landlord, Tenant shall not use or allow any part of the Premises to be used for the storage, manufacturing or sale of food or beverages or for the manufacture, retail sale or auction of merchandise, goods or property of any kind, or as a school or classroom, or for any unlawful or objectionable purpose.

Exhibit D, Page 2

17. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (including, without limitation, birds), bicycles or other vehicles.

18. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Landlord-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all Applicable Laws.

19. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

20. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

21. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, halls, stairways, elevators, or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

22. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

23. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Building without violation of any Applicable Law governing such disposal. All trash, garbage and refuse disposal shall be made only through entry ways and elevators provided for such purposes at such times as Landlord shall designate.

24. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

25. Except for Landlord’s obligations regarding Building security to the extent expressly set forth in the Lease, Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

26. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens

Exhibit D, Page 3

shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Common Areas.

27. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

28. Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to Landlord.

29. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant to be loaded, unloaded or parked in areas other than those, if any, designated for such activities. Parking is prohibited in all areas not designated therefor. Tenant shall comply with all directional signs and arrows in the parking facility, and with all parking regulations and rules of the parking service operator for the Project. Tenant acknowledges and agrees that the parking service operator is a contractor and not an agent of Landlord. No vehicle may be washed, serviced or repaired within the parking facility except in an area (if any) specifically designated for such use. No inoperable vehicles shall be kept in the parking facility.

30. The Building is a non-smoking building and smoking in the Premises or the lobby or common areas of the Building is strictly prohibited.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project provided the same is done in a non-discriminatory manner. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

Exhibit D, Page 4

EXHIBIT E

IRREVOCABLE LETTER OF CREDIT

Beneficiary: [Landlord]

Letter of Credit No.: [                    ]

Date: [            ] [    ], 20[    ]

Ladies and Gentlemen:

At the request and for the account of [Tenant], we hereby establish our Irrevocable Letter of Credit in your favor in the sum of [                    ] and [    ]/100 United States Dollars (US $[        .    ]) available with us at our above office by payment of your draft(s) drawn on us at sight accompanied by your signed and dated statement worded as follows:

“The undersigned, an authorized representative of [insert Beneficiary name] (“Landlord”), hereby certifies that one or more of the following has occurred: (1) [                    ], a [                    ] [                    ] (“Tenant”), is in an Event of Default under that certain Standard Form Office Lease dated as of [            ] [    ], 20[    ] (as amended and otherwise modified, the “Lease”) entered or succeeded into by and between Landlord and Tenant, and Landlord is entitled to draw under the Letter of Credit; and/or (2) Tenant failed to deliver a replacement Letter of Credit at least thirty (30) days prior to the then current expiration date of the existing Letter of Credit.”

Partial drawings are permitted. (More than one draft may be drawn and presented under this Letter of Credit).

Each draft must be marked “Drawn under [Name of Bank] Letter of Credit No. [                    ].”

Each draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft.

This Letter of Credit expires at our above office on [            ] [    ], 20[    ], but shall be automatically extended, without written amendment, to [                    ] [    ], 20[    ] in each succeeding calendar year unless we have sent written notice to you at your address above by registered mail or express courier that we elect not to renew this Letter of Credit beyond the date specified in such notice, which shall be at least forty-five (45) calendar days after the date we send you such notice (the “Expiration Date”). Upon our sending you such notice of the non renewal of this Letter of Credit, you may also draw under this Letter of Credit by presentation to us at our above address, on or before the expiration date specified in such notice, of your draft drawn on us at sight accompanied by your signed and dated statement worded as follows:

Exhibit E, Page 1

“The undersigned, an authorized representative of [Landlord], hereby certifies that we have received notice from [Name of Bank] that Letter of Credit No. [                    ] will not be renewed beyond the current expiration date and that we have not received a replacement Letter of Credit as provided in that certain Standard Form Office Lease dated as of [            ] [    ], 20[    ] (as amended and otherwise modified, the “Lease”) entered or succeeded into by and between Landlord and [                    ], a [                    ] [                    ] (“Tenant”).”

This Letter of Credit is transferable one or more times, but in each instance only in the full amount available to be drawn under this Letter of Credit at the time of each transfer. Any such transfer may be effected only through ourselves and only upon presentation to us at our above-specified office of a duly executed instrument of transfer in substantially the format attached hereto as Exhibit A together with the original of this Letter of Credit. Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee. Each such transfer will be effected at your sole cost, which shall not exceed customary industry standards. Transfer is prohibited to any restricted party on the U.S. Treasury Department Office of Foreign Assets Control list of specially designated national and blocked entities and any other parties whom U.S. companies are prohibited from doing business with according to U.S. law.

If any instructions accompanying a drawing under this Letter of Credit request that payment be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the account number identifies a person or entity different from the intended payee.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 revision), International Chamber of Commerce Publication No. 600, and engages us in accordance therewith.

We hereby engage with you that each draft drawn and presented to us in material compliance with the terms of this Letter of Credit will be duly honored by payment to you of the amount requested.

Very truly yours,

[NAME OF BANK]

By:
(Authorized Signature)

Exhibit E, Page 2

EXHIBIT A TO [NAME OF BANK]

LETTER OF CREDIT NO. [                    ]

TO: [fill in name and address of Bank]

Date: [            ] [    ], 20[    ]

LETTER OF CREDIT INFORMATION	Bank Letter of Credit No.: [ ]

For value received, the undersigned beneficiary of the above-described Letter of Credit (the “Transferor”) hereby irrevocably assigns and transfers all its rights under the Letter of Credit as heretofore and hereafter amended, extended or increased (the “Credit”) to the following transferee (the “Transferee”):

Name of Transferee

Address

By this transfer all of our rights in the Credit are transferred to the Transferee, and the Transferee shall have sole rights as beneficiary under the Credit, including, but not limited to, sole rights relating to any amendments, whether increases or extensions or other amendments, and whether such amendments are now existing or hereafter made.

ADVICE OF FUTURE AMENDMENTS: You are hereby irrevocably instructed to advise future amendment(s) of the Credit to the Transferee without Transferor’s consent or notice to the Transferor.

Enclosed are the original of the Credit and the original of all amendments to this date. Please notify the Transferee of this transfer and of the terms and conditions of the Credit as transferred. This transfer will not become effective until the Transferee is so notified.

TRANSFEROR’S SIGNATURE GUARANTEED BY:

[Bank’s Name]		[Transferor’s Name]

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Exhibit E, Page 3

FORMAT AGREED TO AND ACCEPTED BY:

APPLICANT

By:
(Authorized Signature)

Exhibit E, Page 4

EXHIBIT F

MONUMENT SIGN

Exhibit F, Page 1

EXHIBIT G

HVAC SPECIFICATIONS

HVAC SYSTEM(S):

TYPE:

Constant volume and pinch down variable air boxes. Typically eighteen (18) zones per floor (average) with primary duct work installed. All controls are pneumatic type, manufactured by MCC/Powers. Air Handling units are located on every floor throughout the Building. Chilled water and steam are purchased off site. Energy management is executed by a fully automated system located in the Building.

HVAC SYSTEM DESIGN PARAMETERS:

Winter Design/Indoor	72 Degrees Fahrenheit
Winter Design/Outdoor	Minus -19 Degrees Fahrenheit
Winter Design Relative Humidity	20%
Summer Design/Outdoor	92 Degrees Fahrenheit
Summer Design/Indoor	75 Degrees Fahrenheit
Summer Design Relative Humidity	50%
After Hours Cooling Available	Yes
Number of Air Changes per Hour	Five (5)
Is Ceiling a Return Air Plenum	Yes

Exhibit G, Page 1

EXHIBIT H

JANITORIAL SPECIFICATIONS

(See attached)

Exhibit H, Page 1

Accenture Tower Cleaning Specs

Copy Room / Service Ctr	Hard Floor
Remove any trash or recycle. Spot wipe and replace liners as needed.	5x/Wk
Sanitize wipe vertical touchpoints including door handles, push plates, etc.	5x/Wk
Spot wipe any glass in need removing prints and smudges.	5x/Wk
Dust and spot wipe any counters, ledges or other furniture in need.	5x/Wk
Dust mop or vacuum hard surface floors.	5x/Wk
Damp mop floor removing visible residue.	5x/Wk
Dust high and low horizontal surfaces within reach.	Weekly
Spot wipe vertical surfaces removing spills, smudges, etc.	Weekly

Corridor	Carpet
Sanitize wipe vertical touchpoints including door handles, push plates, etc.	5x/Wk
Spot wipe vertical surfaces removing spills, smudges, etc.	5x/Wk
Clean drinking fountains and polish as needed.	5x/Wk
Vacuum carpet removing visible debris.	5x/Wk
Spray and blot carpet spots less than 2” in diameter.	5x/Wk
Brush or vacuum carpet edges in need.	Weekly
Dust high and low horizontal surfaces within reach.	Weekly

Elevators - Hd Floor Cabs	Hard Floor
Sanitize wipe vertical touchpoints including grab bars, panel buttons, etc.	5x/Wk
Spot wipe vertical surfaces removing spills, smudges, etc.	5x/Wk
Polish stainless steel surfaces in need.	5x/Wk
Spot wipe elevator tracks on main level.	5x/Wk
Sweep or vacuum hard surface floor.	5x/Wk
Damp mop floor removing visible residue.	5x/Wk

Elevator Lobbies	Hard Floor
Sanitize wipe vertical touchpoints including door handles, push plates, etc.	5x/Wk
Spot wipe vertical surfaces removing spills, smudges, etc.	5x/Wk
Dust mop or vacuum hard surface floors.	5x/Wk
Damp mop or autoscrub floor removing visible residue.	5x/Wk
Dust high and low horizontal surfaces within reach.	Weekly

Kitchen/Serv/Dish-trash & firs	Hard Floor
Remove any trash or recycle. Spot wipe and replace liners as needed.	5x/Wk
Sweep floors including under equipment where accessible.	5x/Wk
Full wet mop or auto-scrub floor using degreaser.	5x/Wk

Kitchenette w/sink no tables	Hard Floor
Remove any trash or recycle. Spot wipe and replace liners as needed.	5x/Wk
Sanitize wipe vertical touchpoints including door handles, push plates, etc.	5x/Wk
Spot wipe vertical surfaces removing spills, smudges, etc.	5x/Wk

Exhibit H, Page 2

Accenture Tower Cleaning Specs

Spray and wipe sink and counter.	5x/Wk
Dust mop or vacuum hard surface floors.	5x/Wk
Damp mop floor removing visible residue.	5x/Wk
Dust high and low horizontal surfaces within reach.	Weekly

Office Area - Central Recycle	Carpet
Remove trash from workstations. Replace liners if soiled or torn.	5x/Wk
Remove recycle from centralized locations.	5x/Wk
Spot wipe any glass in need removing prints and smudges.	5x/Wk
Dust and spot wipe open areas of desks and other furniture in need.	5x/Wk
Dust and spot wipe any counters or ledges.	5x/Wk
Vacuum carpet removing visible debris.	5x/Wk
Spray and blot carpet spots less than 2” in diameter.	Weekly
Brush or vacuum carpet edges in need.	Weekly
Dust high and low horizontal surfaces within reach.	Weekly
Spot wipe vertical surfaces removing spills, smudges, etc.	Weekly
Brush or vacuum chairs in need using a weekly rotation schedule.	Monthly

Office Area - Central Recycle	Hard Floor
Remove trash from workstations. Replace liners if soiled or torn.	5x/Wk
Remove recycle from centralized locations.	5x/Wk
Spot wipe any glass in need removing prints and smudges.	5x/Wk
Dust and spot wipe open areas of desks and other furniture in need.	5x/Wk
Dust and spot wipe any counters or ledges.	5x/Wk
Dust mop or vacuum hard surface floors.	5x/Wk
Damp mop door removing visible residue.	5x/Wk
Dust high and low horizontal surfaces within reach.	Weekly
Spot wipe vertical surfaces removing spills, smudges, etc.	Weekly
Brush or vacuum chairs in need using a weekly rotation schedule.	Monthly

Office Area - Desk Recycle	Carpet
Remove trash from workstations. Replace liners if soiled or torn.	5x/Wk
Remove recycle from workstations, (desk to desk)	5x/Wk
Spot wipe any glass in need removing prints and smudges.	5x/Wk
Dust and spot wipe open areas of desks and other furniture in need.	5x/Wk
Dust and spot wipe any counters or ledges.	5x/Wk
Vacuum carpet removing visible debris.	Weekly
Spray and blot carpet spots less than 2” in diameter.	Weekly
Brush or vacuum carpet edges in need.	Weekly
Dust high and low horizontal surfaces within reach.	Weekly
Spot wipe vertical surfaces removing spills, smudges, etc.	Weekly
Brush or vacuum chairs in need using a weekly rotation schedule.	Monthly

Exhibit H, Page 3

Accenture Tower Cleaning Specs

Office Area - Desk Recycle	Hard Floor
Remove trash from workstations. Replace liners if soiled or torn.	5x/Wk
Remove recycle from workstations. (desk to desk)	5x/Wk
Spot wipe any glass in need removing prints and smudges.	5x/Wk
Dust and spot wipe open areas of desks and other furniture in need.	5x/Wk
Dust and spot wipe any counters or ledges.	5x/Wk
Dust mop or vacuum hard surface floors.	Weekly
Damp mop floor removing visible residue.	Weekly
Dust high and low horizontal surfaces within reach.	Weekly
Spot wipe vertical surfaces removing spills, smudges, etc.	Weekly
Brush or vacuum chairs in need using a weekly rotation schedule.	Monthly

Private Office	Carpet
Remove trash and recycle. Replace liners if soiled or torn.	5x/Wk
Spot wipe vertical surfaces removing spills, smudges, etc.	5x/Wk
Spot wipe any glass in need removing prints and smudges.	5x/Wk
Dust and spot wipe open areas of desks and other furniture in need.	5x/Wk
Dust and spot wipe open areas of ledges and sills.	5x/Wk
Vacuum carpet removing visible debris.	Weekly
Spray and blot carpet spots less than 2” in diameter.	5x/Wk
Brush or vacuum carpet edges in need.	Weekly
Dust high and low horizontal surfaces within reach.	Weekly
Brush or vacuum chairs in need.	Weekly

Private Office	Hard Floor
Remove trash and recycle. Replace liners if soiled or torn.	5x/Wk
Spot wipe vertical surfaces removing spills, smudges, etc.	5x/Wk
Spot wipe any glass in need removing prints and smudges.	5x/Wk
Dust and spot wipe open areas of desks and other furniture in need.	5x/Wk
Dust and spot wipe open areas of ledges and sills.	5x/Wk
Dust mop or vacuum hard surface floors.	Weekly
Damp mop floor removing visible residue.	Weekly
Dust high and low horizontal surfaces within reach.	Weekly
Brush or vacuum chairs in need.	Weekly

Restrooms - Heavy	Hard Floor
Prepare to safely clean while wearing protective gloves & eye wear.	2x/day
Sanitize wipe vertical touchpoints including door handles, push plates, etc.	5x/Wk
Carefully apply bowl cleaner to toilets and urinals. Allow to dwell.	2x/day
Dust partitions tops and vents in need.	5x/Wk
Fill all dispensers, Clean and polish as needed.	2x/day
Spray and wipe sinks, vanity and mirror. Spot wipe surrounding walls.	2x/day
Carefully swab the inside of toilet bowls and urinals.	5x/Wk

Exhibit H, Page 4

Accenture Tower Cleaning Specs

Spray and sanitize wipe toilets and urinals. Spot wipe walls and partitions.	5x/Wk
Empty any sanitary disposal boxes and replace liner. Clean and polish.	2x/day
Carefully remove trash and replace liner. Clean and polish.	2x/day
Sweep and wet mop the floor.	2x/day

Exhibit H, Page 5

Accenture Tower Cleaning Specs

Periodic Tasks		# of Times per Year
Marble Floor	Polish daily	260
Horizontal Blinds	Dust	4
Ceiling Diffusers	Dust	4
Entry Mats	Prespray/Extract	12
Elevator Carpet	Prespray/Extract	12
Finished Floors - Common	Hi-Speed Buff	12
Finished Floors - Common	Strip + 4 Coat	4
Finished Floors - Tenant	Hi-Speed Buff	12
Finished Floors - Tenant	Scrub + 2 Coat	4
Restroom Floors	Machine Scrub	12
Restroom Walls & Partitions	Hand Wash	12
Sanitize Surfaces Office Area	Disinfect Wipe	52
Exterior Glass (per side)	Squeegee	1
Interior Glass/Mirror (per side)	Squeegee	1

Exhibit H, Page 6